UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant	☐

Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

GENTEX CORPORATION
__________________________________________________________________________________________________________________________________
(Name of Registrant as Specified In Its Charter)

__________________________________________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

600 North Centennial Street
Zeeland, Michigan 49464

NOTICE OF 2026 ANNUAL MEETING OF SHAREHOLDERS

Date: May 21, 2026
Time: 4:30 PM E.T.
Place: Pinnacle Center
3330 Highland Drive
Hudsonville, Michigan

Dear Shareholder:
The Annual Meeting of the Shareholders ("Annual Meeting") of Gentex Corporation ("Company"), a Michigan corporation, will be held at The Pinnacle Center, 3330 Highland Drive, Hudsonville, Michigan, on Thursday, May 21, 2026, at 4:30 p.m. EDT, for the following purposes:

1.    To elect nine directors as set forth in the Proxy Statement.
2.    To ratify the appointment of Ernst & Young LLP as the Company’s auditors for the fiscal year ending
December 31, 2026.
3.    To approve, on an advisory basis, the compensation of the Company's named executive officers.
4.    To approve the Gentex Corporation 2026 Omnibus Incentive Plan.
5.    To transact any other business that may properly come before the meeting, or any adjournment thereof.

Shareholders of record as of the close of business on March 23, 2026, are entitled to notice of, to attend, and to vote at the meeting and are being sent this Proxy Statement on or about April 9, 2026. We are pleased to offer multiple options for voting your shares. As detailed in the "Solicitation of Proxies" section of the Proxy Statement, you can vote your shares via the Internet, by telephone (1-800-690-6903), by mail, or by written ballot at the Annual Meeting. We encourage you to use the Internet to vote your shares as it is the most efficient method. If your shares are held in "street name," (that is held for your account by a broker or other nominee), you will receive instructions from the holder of record that you must follow for your shares to be voted.

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Shareholders to be held on May 21, 2026

You are receiving this notice that the proxy materials for our 2026 Annual Meeting of Shareholders are available on the Internet. The following proxy materials can be found https://www.proxyvote.com:

Company's 2026 Proxy Statement;
Company's Annual Report to Shareholders for the year ended December 31, 2025; and
Proxy Card or Voting Instruction Form.

Whether or not you expect to be present at the meeting, you are urged to promptly vote your shares using one of the methods discussed above. If you do attend the meeting and wish to vote in person, you must withdraw your earlier-dated proxy as set forth in the Proxy Statement, and provide proof of ownership of Company shares as of the record date of March 23, 2026.
As always, we encourage you to vote your shares online (https://www.proxyvote.com) or over the phone (1-800-690-6903) prior to the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS
    Scott Ryan
    Vice President, General Counsel
and Corporate Secretary

April 9, 2026

GENTEX CORPORATION

600 North Centennial Street
Zeeland, Michigan 49464

PROXY STATEMENT FOR ANNUAL MEETING
OF SHAREHOLDERS TO BE HELD MAY 21, 2026
QUESTIONS & ANSWERS
PROXY STATEMENT

What is a Proxy and a Proxy Statement?
The Company’s Board of Directors (the "Board") is soliciting proxies for the 2026 Annual Meeting. A proxy is your authorization for someone else to vote on your behalf in the way you want to vote and allows you to be represented at the Annual Meeting even if you are unable to attend. A Proxy Statement is the document the United States Securities and Exchange Commission ("SEC") requires and the Company provides to explain the matters you are being asked to vote on by proxy and to disclose certain relevant information.
On or about April 9, 2026, the Company mailed to shareholders of record as of March 23, 2026 (other than those who previously requested electronic delivery), a Notice of Internet Availability of Proxy Materials ("Notice") containing instructions on how to access the Proxy Statement and Annual Report for the year ended December 31, 2025. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. The Notice instructs you on how to electronically access and review all the proxy materials, and these materials are available at https://www.proxyvote.com. The Notice also includes instructions about how you may request to receive proxy materials in printed form on a one-time or on-going basis.
What will I be voting on?
•Election of nine directors (see pages 8-11).
•Ratification of the appointment of Ernst & Young LLP as the Company’s auditors for the fiscal year ending December 31, 2026 (see page 50).
•Approval, on an advisory basis, of the compensation of the Company's named executive officers (see page 51).
•Approval of the Gentex Corporation 2026 Omnibus Incentive Plan (see pages 52-60).
The Board recommends a vote: FOR each of the nominees to the Board; FOR ratification of the appointment of Ernst & Young LLP as the Company’s auditors for the fiscal year ending December 31, 2026; FOR approval, on an advisory basis, of the compensation of the Company's named executive officers; and FOR approval of the Gentex Corporation 2026 Omnibus Incentive Plan.
How do I vote?
You can vote either in person at the Annual Meeting or by proxy without attending the Annual Meeting. We urge you to vote by proxy even if you plan to attend the Annual Meeting so that we will know as soon as possible that enough votes will be present for us to hold and conduct business at the meeting. If you attend the meeting and wish to vote in person, you must withdraw your earlier-dated proxy as set forth in this Proxy Statement and provide proof of ownership of Company shares as of the record date of March 23, 2026.
Please note that there are separate telephone and Internet arrangements, depending upon whether you are a holder of record (that is, if your shares are registered in your own name with the Company's transfer agent and you have possession of your stock certificate(s), or are in a direct registration system) or whether you hold your shares in "street name" (that is, if your shares are held for you by a broker or other nominee, in which case you are considered the beneficial owner).
Shareholders of record voting by proxy may use one of the following three options:
•Vote by Internet (log on to https://www.proxyvote.com and follow the directions there);

•Vote by toll-free telephone (1-800-690-6903 - instructions are on the Proxy Card or Voting Instruction Form); or
•Fill out the enclosed Proxy Card or Voting Instruction Form, sign it, and mail it.
If you hold your shares in "street name," please refer to the information forwarded by your broker or other nominee to see which options are available to you. Your broker or other nominee has enclosed or otherwise provided a Voting Instruction Form.
A beneficial owner who wants to cast a vote directly, rather than have a broker or other nominee do so, can either: become a registered owner; or ask the broker or nominee to execute a proxy on your behalf. You can become a registered owner by having your broker or other nominee "certificate" your position, in which case you will receive an actual certificate for your stock, or your share ownership can be moved into a direct registration system. Alternatively, you can check a box on the Voting Instruction Form indicating your plan to attend the meeting and to vote your shares directly, in which case your broker or other nominee should then send you a proxy. Please contact your broker or other nominee for more details.
The telephone and Internet voting facilities for shareholders of record will close at 11:59 p.m. EDT on May 20, 2026. The telephone and Internet voting procedures are designed to authenticate shareholders by the use of control numbers and to allow you to confirm that instructions have been properly recorded.
Can I change my vote?
Yes. At any time before your proxy is voted at the meeting, you may change your vote by:
•Revoking it by written notice to the Corporate Secretary at the address on the cover of the Proxy Statement;
•Delivering a later-dated proxy (including a telephone or Internet vote);
•Voting in person at the meeting.
If you hold your shares in "street name," please refer to the information forwarded by your broker or other nominee for procedures on revoking or changing your Proxy.
How many votes do I have?
You will have one vote for every share of common stock that you owned on March 23, 2026.
How many shares are entitled to vote?
There were 213,647,349 shares of the Company common stock outstanding as of March 23, 2026, and, accordingly, entitled to vote at the meeting. Each share is entitled to one vote.
How many votes must be present to hold the meeting?
The record date is March 23, 2026, and was established by the Board as required. Under the Company’s Bylaws, a majority of all of the voting shares of the capital stock issued and outstanding as of March 23, 2026, must be present in person or by proxy to hold the Annual Meeting.
What if I do not vote for some or all the matters listed on my Proxy Card or Voting Instruction Form?
If you return a Proxy Card or Voting Instruction Form without indicating your vote for some or all of the matters, if permissible, your shares will be voted as follows for any matter you did not vote on:
•For the approval of the director nominees to the Board listed on the card;
•For ratification of Ernst & Young LLP as the Company’s auditors for the fiscal year ending December 31, 2026;
•For the approval, on an advisory basis, of the compensation of the Company's named executive officers; and
•For the approval of the Gentex Corporation 2026 Omnibus Incentive Plan.

How many votes are needed for the approval of items upon which the shareholders are being asked to vote?
•Under Michigan law, the nine nominees for director will be elected by a plurality of the votes cast. Notwithstanding the foregoing, the Company's Bylaws provide that if a director is elected by less than a majority of the votes cast, then such director shall promptly tender his or her resignation by written notice to the Board.
•Ratification of Ernst & Young LLP as the Company's auditors for the fiscal year ending December 31, 2026, is by a majority of votes cast.
•The proposal to approve the compensation of the Company's named executive officers is advisory and the Board will take such votes into account when considering future actions.
•The proposal to approve the 2026 Omnibus Incentive Plan is approved by a majority of votes cast.
What if I vote to "abstain?"
A vote to "abstain" on the election of the directors, the ratification of Ernst & Young LLP as the Company's auditors, or the Gentex Corporation 2026 Omnibus Incentive plan will have no effect on the outcome. A vote to abstain with respect to approval, on an advisory basis, of named executive officer compensation will be taken into account by the Board in determining future action.
What if I do not return my Proxy Card or Voting Instruction Form and do not attend the Annual Meeting?
If you are a holder of record and you do not vote your shares, your shares will not be voted. If you hold your shares in "street name," and you do not give your broker or other nominee specific voting instructions for your shares, your broker or other nominee may not be permitted to exercise voting discretion with respect to certain matters to be acted upon.
If you do not give your record holder specific voting instructions and your record holder does not vote on the matters to be voted upon, the votes will be "broker non-votes." "Broker non-votes" will have no effect on the vote for the election of directors or the other matters to be voted upon as set forth in this Proxy Statement as they are treated as present for purposes of determining the existence of a quorum, but not as shares present and voting on any specific proposal.
Is my vote confidential?
Proxy instructions, ballots, and voting tabulations that identify individual shareholders are handled in a manner that protects your individual voting privacy. Your individual vote will not be disclosed either within the Company or to third parties, except:
•as necessary to meet applicable legal requirements;
•to allow for the tabulation of votes and certification of the vote; or
•to facilitate successful proxy solicitation by our Board.
Occasionally, shareholders provide written comments on their Proxy Cards or Voting Instruction Forms which are then forwarded to the Company’s management.
How can I receive a copy of the Company’s Form 10-K?
You can obtain, free of charge, a copy of our Form 10-K for the year ended December 31, 2025, which we recently filed with the SEC, by writing to:
Corporate Secretary
Gentex Corporation
600 North Centennial Street
Zeeland, Michigan 49464
You can also obtain a copy of the Company’s Form 10-K and other periodic filings with the SEC on the Company’s web site under the heading "SEC Filings" at: http://ir.gentex.com.
The Company’s Form 10-K, Annual Report, and other SEC filings mentioned above are also available from the SEC’s EDGAR database at http://www.sec.gov.

Can I otherwise access the Company’s proxy materials and Annual Report?
The proxy materials are also available on the Company’s website at: http://ir.gentex.com
What is "householding of proxy materials?"
Only one Notice will be sent to multiple shareholders sharing a single address unless the Company has received instructions to the contrary from one or more shareholders. If a single copy of the Notice was delivered to an address that you share with another shareholder, and you prefer to receive additional copies, send your request to the Corporate Secretary (at 600 North Centennial Street, Zeeland, Michigan 49464, 616-772-1800), and we will promptly deliver a separate copy.

BUSINESS HIGHLIGHTS
In 2025, net sales for the Company increased by 10% compared to net sales in 2024. Highlights below include (in thousands, except per share data):

	2025	2024	2023
Net Sales	$2,534,269	$2,313,314	$2,299,215
Operating Income	$473,936	$459,727	$495,731
Net Income Attributable to Gentex Corporation	$384,841	$404,488	$428,403
Earnings Per Share (Fully Diluted)	$1.74	$1.76	$1.84
Cash Dividends Declared Per Common Share	$0.48	$0.48	$0.48
Total Assets	$2,928,593	$2,760,821	$2,611,438

SOLICITATION OF PROXIES
This Proxy Statement is being furnished on or about April 9, 2026 to the shareholders of Gentex Corporation as of the record date, March 23, 2026, in connection with the solicitation by the Board of proxies to be used at the Annual Meeting to be held on Thursday, May 21, 2026, at 4:30 p.m. EDT, at The Pinnacle Center, 3330 Highland Drive, Hudsonville, Michigan 49426.
Each shareholder as of the record date, as an owner of the Company, is entitled to vote on matters to come before the Annual Meeting. The use of a proxy allows a shareholder of the Company to be represented at the Annual Meeting even if the shareholder is unable to attend in person.
There are four ways to vote your shares:
1)By Internet at https://www.proxyvote.com. We encourage you to vote this way.
2)By toll-free telephone (1-800-690-6903)
3)By completing and mailing your Proxy Card or Voting Instruction Form
4)By written ballot at the Annual Meeting
If the form of proxy accompanying this Proxy Statement is properly executed using any of the methods described above, the shares represented by the proxy will be voted at the Annual Meeting and at any adjournment of the meeting. Where shareholders specify a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by proxy will be voted: FOR the election of all nominees named in the Proxy Statement; FOR ratification of Ernst & Young LLP as the Company’s auditors for the fiscal year ending December 31, 2026; FOR approval, on an advisory basis, of the compensation of the Company's named executive officers; and FOR the approval of the Gentex Corporation 2026 Omnibus Incentive Plan. These proposals are described in this Proxy Statement. A proxy may be revoked prior to its exercise by (1) delivering a written notice of revocation to the Corporate Secretary, (2) delivery of a later-dated proxy, including a telephone or Internet vote, or (3) attending the meeting and voting in person, as discussed above.
VOTING SECURITIES AND RECORD DATE
March 23, 2026, has been fixed by the Board as the record date for determining shareholders entitled to vote at the Annual Meeting. On that date, 213,647,349 shares of the Company’s common stock, par value $.06 per share, were issued and outstanding. Shareholders are entitled to one vote for each share of the Company’s common stock registered in their names at the close of business on the record date. Abstentions and broker non-votes are counted for the purpose of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes are not, however, counted in tabulations of votes cast on matters presented to shareholders, though the Board will consider abstentions in determining future actions.

PROPOSAL 1
ELECTION OF DIRECTORS
The Company’s Restated Articles of Incorporation specify that the Board shall consist of at least six, but not more than nine members, with the exact number to be determined by the Board. The Board has currently set the number of directors at nine. The Restated Articles of Incorporation state that directors shall be elected annually for terms expiring at the next annual meeting of shareholders.
Of the nine current members on the Company's Board, eight of them qualify as "independent directors" as determined in accordance with the current listing standards of The NASDAQ Global Select Market ("NASDAQ"). Based on these current NASDAQ listing standards, the Board (upon recommendation of the Nominating and Corporate Governance Committee) has affirmatively determined the following directors have no material relationships with the Company other than as a director and are independent: Joseph Anderson, Leslie Brown, Garth Deur, Billy Pink, Richard Schaum, Kathleen Starkoff, Brian Walker, and Ling Zang. In making its independence determinations, the Board considered: the former consulting arrangement between Vaporsens and Dr. Zang, which ended prior to the Company's acquisition of Vaporsens in April, 2020, and the former employment of Mr. Deur. The Board determined that these circumstances do not interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Steve Downing, President and CEO of the Company, does not qualify as independent under the applicable standards. Mr. Anderson is not standing for re-election.
Each of the current Board members have been determined to meet enough of the required experience and qualifications set forth in the Company's Position Profile: Member of the Board of Directors, including, among them, high levels of personal and professional integrity, distinguished careers, and the demonstrated ability to work effectively as Board members. Combined with the other desirable characteristics and experience of such individuals, these individuals have the experience, qualifications, attributes, and/or skills (which are described in the table below), which have made them valued directors. Mr. Anderson is not standing for re-election. The Nominating and Corporate Governance Committee has recommended the other incumbent directors, along with Mr. John C. Kennedy, to the Board for nomination for election to the Board. The Nominating and Corporate Governance Committee became aware of Mr. Kennedy as a candidate through pre-existing relationships. The Nominating and Corporate Governance Committee has concluded such individuals should be nominated for election to the Board, based on qualifications and contributions of such incumbent directors, and based on Mr. Kennedy's: background; professional and personal integrity; distinguished career, including experience in the manufacture and supply of medical devices; and perceived ability to work effectively with the Board. If elected, the Board has affirmatively determined Mr. Kennedy will qualify as an independent director as determined in accordance with the current listing standards of NASDAQ, since Mr. Kennedy has no material relationships with the Company other than as a director nominee.
The terms of all current Board members will expire upon the election of the directors to be elected at the 2026 Annual Meeting. Based on the foregoing, the Board has (upon the recommendation of the Nominating and Corporate Governance Committee) nominated Leslie Brown, Garth Deur, Steve Downing, John C. Kennedy, Billy Pink, Richard Schaum, Kathleen Starkoff, Brian Walker, and Ling Zang for election as directors at the Annual Meeting, each to serve a one-year term expiring in 2027. The Nominating and Corporate Governance Committee continues to avail itself of a variety of resources in its efforts to identify qualified and inclusive candidates. Candidates are sought not only in traditional corporate environments, but also other environments such as government, academia, private enterprise, nonprofit organizations, and a variety of professions. In order to promote a well-rounded and representative Board, the Nominating and Corporate Governance Committee is: willing to consider exceptions to the Board Attendance and Overboarding Policy; considering search firms with a track record of identifying qualified, inclusive director candidates; as appropriate, seeking to engage with organizations representing the interests of women and minorities; and periodically reviewing its processes and procedures to ensure there are no structural impediments to increasing Board inclusivity. The Board continues to build a pool of well-rounded and representative candidates and the Board's inclusivity has increased because of these actions. In fact, the Company now has two female directors and three other diverse directors (including two African Americans and one Chinese American). The Nominating and Corporate Governance Committee seeks to ensure inclusive candidates are considered and interviewed for any open Board seat(s). The Board believes it will continue to be inclusive as a result of the foregoing approach taken by the Nominating and Corporate Governance Committee.
Unless otherwise specifically directed by a shareholder’s marking on the Proxy Card or Voting Instruction Form, or in directions given either via the Internet or telephone, the persons named as proxy voters in the accompanying proxy will vote for the nominees described above and below. If any of these nominees become unavailable, which is not now anticipated, the Board may designate a substitute nominee, under the recommendation of the Nominating and Corporate Governance Committee, in which case the accompanying proxy will be voted for the substituted nominee. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Under the Michigan Business Corporation Act, a plurality of votes cast by shareholders at the meeting is required to elect directors of the Company. Accordingly, the nominees who receive the largest number of affirmative votes will be elected, regardless of the number of votes received. Notwithstanding the foregoing, the Company amended its Bylaws to provide that if a director is elected by less than a majority of the votes cast, then such director shall promptly tender his or her resignation by written notice to the Board. Each of the nominees has agreed to tender his or her resignation from the Board in writing to the Board if he or she is not elected by a majority of votes cast. Broker non-votes and votes withheld will not have a bearing on the outcome of the election (though the Nominating and Corporate Governance Committee and Board will consider abstentions in making future nominations). Votes will be counted by Inspectors of Election appointed by the presiding officer at the Annual Meeting.
The Board recommends a vote FOR the election of all persons nominated by the Board.
The content of the following table relating to age and business experience is based upon information furnished to the Company by the nominees, as of February 18, 2026 (or in Mr. Kennedy's case, as of March 6, 2026).

New Director Nominee
Name (Age) and Position	Business Experience
Nominees for Terms to Expire in 2027
Mr. John C. Kennedy (67) New Director Nominee	Mr. Kennedy is a seasoned entrepreneur, global manufacturing executive, and board chair with 40+ years of executive experience across automotive, industrial, and medical device sectors. He has founded, grown, and sold numerous enterprises across such industries. In 1988, Mr. Kennedy started Autocam Corporation by a management led buyout from Autodie Corporation. With Mr. Kennedy's leadership, Autocam grew from $8 million in revenue the first year of purchase to $400 million in revenue and 13 facilities in the US, EU, Brazil and China. After Autocam was sold successfully in 2014, Mr. Kennedy incubated the medical device business, Autocam Medical, and spun it out at the sale of Autocam’s automotive business. He has served as the President and CEO of Autocam Medical since 2005. In addition to Autocam Medical, Mr. Kennedy served as interim CEO and Board Chair of Horizon Global, helping lead its investor rescue financing and provided strategic and operational leadership until it was sold to First Brands in February 2023. Prior to Autocam Corporation, Mr. Kennedy served as a Senior Auditor at Deloitte, and then as CFO for Autodie Corporation, helping take the company public and grow its revenues from $18M to $120M. Mr. Kennedy has extensive board experience, serving on boards for a number of technology, automotive, material science, and educational organizations and foundations. He also has extensive expertise in capital markets, IPOs, private equity transactions, M&A integration, and operational turnarounds. Mr. Kennedy obtained his MBA from the University of Michigan Ross School of Business, and holds a Bachelor’s of Science degree in Accounting from the University of Detroit. Mr. Kennedy has been affirmatively identified as an independent director by the Board, if elected to the Board.

Incumbent Director Nominees
Name (Age) and Position	Business Experience
Nominees for Terms to Expire in 2027
Ms. Leslie Brown (72) Director since 2016
Ms. Brown, since 2003, is the owner and chairperson of Metal Flow Corporation, a Holland, Michigan, based high volume producer of technically sophisticated custom metal (of various varieties) components through deep draw processes. Including operations in China, Metal Flow Corporation globally ships over one million parts daily for a variety of automotive applications, including airbags, decorative trim, emissions, fuel handling, sensors, and solenoids. As such, Ms. Brown has a significant understanding of, and experience with, challenges faced by manufacturing companies that supply the global automotive industry. In addition to her years of experience as an entrepreneurial automotive supplier, as a prominent local businesswoman serving on a variety of community organization boards of directors (including as chairperson of the Holland Hospital Board), Ms. Brown has demonstrated a high degree of professionalism and personal integrity. Ms. Brown offers insight and perspective especially in terms of developing and maintaining an entrepreneurial team. Ms. Brown has been affirmatively identified as an independent director by the Board. Ms. Brown is Chair of the Nominating and Corporate Governance Committee.

Mr. Garth Deur (69) Director since 2023	Mr. Deur currently serves as managing director of Iroquois Ventures LLC, a firm providing capital formation and advisory services to private and startup companies. He has served in this role since 2016. Previously, Mr. Deur worked at Lake Michigan Financial Corporation (LMFC) from 2007 to 2016 in various roles including Chief Operating Officer, President and Chief Executive Officer. He served as Senior Vice President - Business Development for Chemical Financial Corporation after its acquisition of LMFC in 2015. Prior to joining LMFC, Mr. Deur served in significant financial and business development roles with the Company and Johnson Controls when it acquired the former Prince Corporation. Mr. Deur spent six years as Executive Vice President of the Company and 10 years in various executive roles at Prince Corporation / Johnson Controls. He began his career in 1982 as a CPA with Arthur Andersen LLP, specializing in the automotive industry. As such, Mr. Deur has significant experience in the Company's primary industry. He also has prior experience serving on numerous boards of directors. Mr. Deur has been affirmatively identified as an independent director by the Board. Mr. Deur serves on the Audit, Compensation, and Executive Committees.

Mr. Steve Downing (48) Director since 2020
Mr. Downing was elected Chief Executive Officer of the Company effective as of January 1, 2018. He has been employed by the Company since 2002. Prior to being elected Chief Executive Officer, he served as President and Chief Operating Officer from August 2017 to December 2017, as Senior Vice President and Chief Financial Officer from June 2015 to August 2017, and as Vice President of Finance and Chief Financial Officer from May 2013 to June 2015. He served in a variety of roles before that time. During his tenure with the Company, Mr. Downing has collected a vast wealth of knowledge and experience with respect to the Company and the industries in which it operates. Mr. Downing's thorough understanding of the Company's industries, familiarity with the Company's entrepreneurial culture, ability to build and lead a cohesive management team, and demonstrated work with the Board make him an appropriate Board member. Mr. Downing serves on the Executive Committee.

Dr. Billy Pink (59) Director since 2024	Dr. Pink currently serves as Ferris State University’s 19th president and is the first African American person to lead the university since it was founded in 1884. Prior to leading Ferris State University, Dr. Pink served as president of Grand Rapids Community College in Grand Rapids, MI, and before that served as vice president for academic affairs at Oklahoma State University-Oklahoma City Campus in Oklahoma. He is involved in governance and policy development at regional and national levels, including his appointment by Michigan’s Governor to be a leader on the Growing Michigan Together Council and serving on the Michigan Economic Development Corporation executive committee. He is a member of the Higher Learning Commission board of trustees and serves on the American Council on Education board of directors, working to shape public policy so that more students gain a quality education. In West Michigan, he serves on the boards of Corewell Health West Michigan, is board chair for the Heart of West Michigan United Way and board vice-chair for The Right Place. Dr. Pink earned a Doctor of Philosophy from the University of Oklahoma in Instructional Leadership and Academic Curriculum, a Master of Education in Physical Education and Secondary Education from the University of Central Oklahoma, and a Bachelor of Science in Physical Education and Professional Education from Oklahoma Christian University. Dr. Pink has been affirmatively identified as an independent director by the Board. The Board benefits from Dr. Pink's experience in the areas of leadership, policy making, understanding of the post-graduate expectations of students, and governance.
Mr. Richard Schaum (79) Director since 2011	Mr. Schaum has been General Manager of 3rd Horizon Associates LLC, a technology assessment and development company, since May 2003. From October 2003 until June 2005, he was Vice President and General Manager of Vehicle Systems for WaveCrest Laboratories, Inc., a startup company involved in the commercialization of proprietary electric propulsion systems. Prior to that, for more than thirty years, he was with DaimlerChrysler Corporation, and its predecessor, Chrysler Corporation, serving in various positions including Executive Vice President, Product Development, and General Manager of Powertrain Operations, at that time a $7 billion business with 11 plants and 23,000 employees. Mr. Schaum is a fellow of the Society of Automotive Engineers and served as its Chairman and President from 2007 to 2008. He has also previously served on the Board of Directors of BorgWarner, Inc. and Sterling Construction Co. Mr. Schaum has been affirmatively identified as an independent director by the Board. He is Chair of the Board, Chair of the Compensation Committee and serves on the Executive Committee.
Ms. Kathleen Starkoff (68) Director since 2018
Ms. Starkoff is the President and CEO of Orange Star Consulting, a Columbus, Ohio based information technology consulting firm.  She has served in that role since 2013. Prior to that, Ms. Starkoff was Chief Information Officer at the Ohio State University from 2008-2013. Before that, she served as Chief Technology Officer and Group Vice President of Limited Brands (renamed Bath & Body Works in 2021). She also served as Chief Technology Officer and Senior Vice President of BankOne Corporation (now JPMorgan Chase). As such, Ms. Starkoff provides the Board with significant information technology and enterprise risk management expertise, including in the public company context. In addition, she has significant private and nonprofit board experience and has been recognized by the National Association of Corporate Directors (“NACD”) as both a “Leadership Fellow,” and a featured cyber-security expert.  Ms. Starkoff has been affirmatively identified as an independent director by the Board. Ms. Starkoff serves on the Company's Audit Committee.

Mr. Brian Walker (64) Director since 2018
Mr. Walker is currently an Operating Partner - Strategic Operations with Huron Capital, a mid-market Private Equity Firm. Prior to joining Huron Capital, Mr. Walker served as President and CEO of Herman Miller, Inc., a company involved in the research, design, manufacture, sale, and distribution of office furniture systems, seating products, and other free-standing furniture elements. Mr. Walker worked at Herman Miller, Inc. for 29 years in a variety of capacities, including Chief Operating Officer, Chief Financial Officer, and Executive Vice President. Mr. Walker serves as a member of the Board of Directors of Universal Forest Products, where he is Chair of the Audit Committee. Mr. Walker has served as a board member for a number of public and private companies. The Company is pleased to have access to Mr. Walker's executive experience and financial expertise in public company settings, along with his international business experience, his experience on corporate boards, and his keen understanding of challenges public companies face in West Michigan. Mr. Walker is a Certified Public Accountant. He has been affirmatively identified as an independent director by the Board. Mr. Walker serves on the Audit, Compensation, and Executive Committees.

Dr. Ling Zang (57) Director since 2021	Dr. Zang is a Distinguished Professor in the Department of Materials Science and Engineering at the University of Utah. He is a Fellow of the National Academy of Inventors, the American Association for the Advancement of Science, and the Royal Society of Chemistry. He is also a former Alexander von Humboldt Fellow and recipient of the NSF CAREER Award. His research spans several disciplines, including nanoscale imaging and molecular probing, organic semiconductors and nanomaterials, metal-organic frameworks, porous graphitic carbons, and their applications in chemical sensing and nanodevices. Through these efforts, his work seeks to address critical challenges in health, environmental sustainability, and public safety. Dr. Zang has published more than 180 scientific papers and one book in the broad fields of nanoscience and nanotechnology. He is also committed to advancing technology transfer and commercialization. His laboratory has generated more than 40 patents and has founded or co-founded three University of Utah startup companies based on sensor technologies developed in his lab. Dr. Zang’s background, education, and research complement the Company’s vision and focus on continuing to be a technology company. Dr. Zang’s experience in academia, as well as his vast understanding of how to bring technology from a laboratory environment into commercialization, are serving the Board well. Dr. Zang has been affirmatively identified as an independent director by the Board. Dr. Zang serves on the Nominating and Corporate Governance Committee.

COMMON STOCK OWNERSHIP OF MANAGEMENT
The following table contains information with respect to ownership of the Company’s common stock by all directors, nominees for election as directors, executive officers named in the tables under the caption "EXECUTIVE COMPENSATION," current named executive officers, and all directors and such executive officers as a group. The content of this table is based upon information supplied by the Company’s named executive officers, directors and nominees for election as directors, and represents the Company’s understanding of circumstances in existence as of March 6, 2026.

Name of Beneficial Owner	Amount and Nature of Ownership		Percent of Class
	Shares Beneficially Owned (1)	Exercisable Options (2)
Joseph Anderson	5,939	0	*
Neil Boehm	88,904	15,000	*
Leslie Brown	54,144	21,000	*
Matthew Chiodo	77,148	30,000	*
Garth Deur	14,419	0	*
Steve Downing	356,162	101,000	*
Kevin Nash	86,810	13,500	*
Dr. Billy Pink	9,703	0	*
Scott Ryan	67,779	12,500	*
Richard Schaum	100,258	21,000	*
Kathleen Starkoff	31,144	0	*
Brian Walker	33,654	3,510	*
Dr. Ling Zang	29,973	0	*
All directors and executive officers as a group (13 Persons)	956,037	217,510	*
* Less than one percent.
(1)Except as otherwise indicated by footnote, each named person claims sole voting and investment power with respect to the shares indicated.
(2)This column reflects shares subject to options exercisable within 60 days, and these shares are also included in the column captioned "Shares Beneficially Owned."

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table contains information with respect to ownership of the Company’s common stock by persons or entities that are beneficial owners of more than five percent of the Company’s voting securities as of December 31, 2025.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	21,492,765	9.9%
Black Rock Inc. 50 Hudson Yards, New York, NY 10001	17,945,593	8.3%

CORPORATE GOVERNANCE
The Company operates within a comprehensive plan of corporate governance set forth in the Gentex Corporation Corporate Governance Guidelines (*) as adopted for the purpose of defining responsibilities, setting high standards of professionalism and personal conduct, and assuring compliance with such responsibilities and standards. The Company regularly monitors developments in the area of corporate governance.
The Board has an Audit Committee, a Compensation Committee, an Executive Committee, and a Nominating and Corporate Governance Committee, and, in accordance with the Company's Bylaws, may appoint other committees from time to time. Each standing committee has a written charter. All such charters, as well as any documents marked with an asterisk (*) in this Proxy Statement, are available under the headings, "Corporate Governance", then "Documents & Charters" on the Company’s web site at http://ir.gentex.com. A hard copy of any of these documents will be provided to any shareholder who submits a request in writing to the Corporate Secretary, Gentex Corporation, 600 North Centennial Street, Zeeland, MI 49464.
Each member of the Board is expected to abide by the Gentex Corporation Board Attendance and Overboarding Policy (*), unless an exception thereto has been approved by the Board. That includes the expectation to attend all meetings of the Board, all applicable committee meetings, and each annual meeting of shareholders. All the members of the Board attended the 2025 Annual Meeting. Each of the current members of the Board is expected to attend the 2026 Annual Meeting. During 2025, the Board held six Board meetings. All directors then serving attended at least 75 percent of the aggregate number of meetings of the Board and Board committees on which they served.
Responsiveness to Shareholders
•The fact that the Company has declassified its Board and implemented majority voting for directors (in the form of a director resignation Bylaw) in response to shareholder proposals, as well as allowing its shareholder rights plan (poison pill) to expire, demonstrates responsiveness to expressed shareholder concerns. In fact, implementation of majority voting for directors (in the form of a director resignation Bylaw) was done with the input and concurrence of the shareholder proponent as to form of adoption of the same.
•The Company also implemented a Lead Independent Director Policy (*) to address concerns raised by shareholders when the Company had a non-independent Chair of the Board, again demonstrating its commitment to good corporate governance and ongoing engagement with shareholders.
•The Company has added a Sustainability section to its website (which is updated periodically) and publishes a Sustainability Report annually that provides short and long term sustainability goals, key information regarding progress that the Company is making for sustainability initiatives, and key information about the Company's inclusion efforts and human capital management.
•The Company has added additional diversity considerations to its director nominating policies in response to suggestions from shareholders. Such considerations, along with the actual practices of the Nominating and Corporate Governance Committee, have led to a broader and more inclusive director candidate pool and a more inclusive Board.

Board of Directors Leadership Structure
•Mr. Schaum serves as an independent Chair of the Board.
•The Company acknowledges that independent board leadership is important, and the independent directors will continue to meet outside of the presence of management.
•Even with an independent Chair of the Board, the Company remains of the belief that it is important that the Board have flexibility to determine the most qualified person to serve as Board Chair, rather than unduly impairing such flexibility with any policy requiring an independent Chair of the Board.
•While the Board has an independent Chair, and the next Chair may be independent as well, alleviating the need for a Lead Director, the Lead Independent Director Policy nevertheless remains in place to continue to provide the Board appropriate flexibility.
•The Board, and each standing committee of the Board, undertake, regularly, self-evaluations which include: written evaluations; collection of relevant information; summary and review of the same by the Board and each committee; and the opportunity for peer review and for each director to comment thereupon. This process has helped inform the Board in regard to existing director qualifications, skills, attributes, and experience and those needed for the future.

Audit Committee
•The Company’s Audit Committee currently includes Mr. Deur (Chair), Ms. Starkoff, and Mr. Walker.
•The Audit Committee met five times during the fiscal year ended December 31, 2025. Additional information regarding the functions performed by the Audit Committee is set forth in the following "Report of the Audit Committee."
•The Board has affirmatively determined that all members of the Audit Committee meet the appropriate tests for independence, including those set forth in the NASDAQ Stock Market Rules.
•All Audit Committee members possess the required level of financial literacy, and the Board has determined that at least two members of the Audit Committee, Mr. Deur and Mr. Walker, meet the current standard of audit committee financial expert as required by the Sarbanes-Oxley Act.
•The Audit Committee operates pursuant to the Gentex Corporation Audit Committee Charter (*), which includes oversight of the Company's financial statements, financial reporting processes, certain compliance, and risk management, including cybersecurity.
•The Company’s independent auditors are engaged by and report directly to the Audit Committee and the Audit Committee is actively engaged in selecting the audit engagement partner.
•The Audit Committee, consistent with the Sarbanes-Oxley Act and the rules adopted thereunder, meets with management and the auditors prior to the filing of officer certifications with the SEC to receive information concerning, among other things, any significant deficiencies or material weaknesses in the design or operation of internal controls.
•The Audit Committee’s policy regarding the pre-approval of audit and non-audit services provided by the Company’s independent auditors is outlined in a document called "Revised Audit Committee Procedures for Approval of Audit and Non-Audit Services by Independent Auditors" (*), which is attached as Appendix A to this Proxy Statement.
•The Audit Committee reviews and discusses with the Company's independent auditors all relationships the independent auditor has with the Company so as to be able to determine the auditor's objectivity and independence.
•The Audit Committee has adopted a policy titled "Complaint Submission and Handling Policy" (*), to enable confidential and anonymous reporting to the Audit Committee and to the Company as appropriate.
•The Audit Committee reviews and approves all related-party transactions in accordance with the Audit Committee Charter. This review and approval covers all manners of related-party transactions, which are viewed in light of applicable disclosure requirements, independence standards for directors, and applicable Company codes and policies.

Compensation Committee
•The Company’s Compensation Committee currently includes Mr. Schaum (Chair), Mr. Deur, and Mr. Walker.
•The Compensation Committee met five times during the fiscal year ended December 31, 2025 (and met informally and held other discussions at regularly scheduled Board meetings, and otherwise). The Compensation Committee also met formally in February 2026 in accordance with its responsibilities for executive officer and director compensation. The Compensation Committee is responsible for administering all of the Company’s incentive plans and other compensation arrangements for executive officers of the Company. Additional information regarding functions performed by the Committee is set forth in the following "Compensation Committee Report."
•The Board has affirmatively determined that all members of the Compensation Committee meet the appropriate tests for independence, including those set forth in the NASDAQ Listing Rules.
•The Compensation Committee operates pursuant to the Gentex Corporation Compensation Committee Charter (*), which includes oversight of risks arising from the Company's compensation practices and policies.
•More information regarding the scope of authority of the Compensation Committee, any delegation of its authority, and the role of executive officers is set forth in the "Compensation Discussion and Analysis" below.

•The Compensation Committee has authority under the Compensation Committee Charter to obtain the advice of compensation consultants. In the last year, consistent with the Compensation Committee Charter, the Compensation Committee retained an independent compensation consultant, Mercer (US) Inc. ("Mercer") to advise on certain compensation related matters. Mercer's engagement has from time to time included: an ongoing assessment of the Company's existing compensation program; a competitive analysis of a peer-group of publicly-traded organizations, including base salaries, annual incentives, and long-term incentives; plan design alternatives; pay trends; performance metrics; stock ownership guidelines; employment agreements; and reporting on, and disclosures with respect to, the same, including certain recommendations for potential changes to officer and director compensation. The Compensation Committee did consider the independence of Mercer in assessing the information and recommendations provided by Mercer as set forth herein. Mercer has provided peer group and industry compensation data to both management and the Compensation Committee for executive officers and directors. Such data has been used by the Compensation Committee as a frame of reference for adjusting compensation as more fully described herein, including establishing base pay, annual cash bonuses, and long-term equity incentives of officers and compensation of directors.
•The Board, based on the recommendation of the Compensation Committee, has also adopted "Stock Ownership Guidelines" (*), an "Anti-Hedging and Anti-Pledging Policy" (*) and an Incentive-Based Compensation Recoupment Policy (*), adopted to comply with the SEC approved NASDAQ listing standards requiring adoption of a so-called clawback policy.
•The Compensation Committee does not believe that the Company's compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

Executive Committee
•The Company’s Executive Committee currently includes Mr. Schaum (Chair), Mr. Deur, Mr. Downing, and Mr. Walker.
•The Executive Committee met informally and held other discussions at regularly scheduled Board and Committee meetings, and otherwise, during the fiscal year ended December 31, 2025.
•The Executive Committee has power to act on behalf of the Board, as appropriate, during the time between regular meetings of the Board, but is primarily intended to help the Board ensure it is acting on an informed basis.
•The Executive Committee operates pursuant to the Gentex Corporation Executive Committee Charter (*), which contains limitations on the authority of the Executive Committee to act on behalf of the Board.
•In addition to other limitations on the authority of the Executive Committee to act on behalf of the Board, the Executive Committee similarly does not have power to take any action delegated to the Audit, Compensation, and Nominating and Corporate Governance Committees or any action required to be taken by the independent directors.
•In 2025, the Executive Committee met primarily to serve as a source and conduit of information for the entire Board and to facilitate discussions and considerations at Board meetings.

Nominating and Corporate Governance Committee
•The Company’s Nominating and Corporate Governance Committee currently includes Ms. Brown (Chair), Mr. Anderson, and Dr. Zang, although such committee regularly receives input from other directors.
•The Nominating and Corporate Governance Committee met formally one time during the fiscal year ended December 31, 2025 (and met informally and held other discussions at regularly scheduled Board meetings, and otherwise, including consideration of, and discussions/interviews with, potential candidates for nomination to the Board). The Nominating and Corporate Governance Committee is responsible for identifying and recommending qualified and inclusive individuals to serve as members of the Company’s Board and met formally in February 2026 in accordance with such responsibilities (while also providing the opportunity for other Board members to meet with/interview potential candidates).
•The Board has affirmatively determined that all members of the Nominating and Corporate Governance Committee meet the appropriate tests for independence, including those set forth in the NASDAQ Listing Rules.

•The Nominating and Corporate Governance Committee operates pursuant to the Gentex Corporation Nominating and Corporate Governance Committee Charter (*), which includes oversight of the Company's environmental, social and corporate governance (ESG) and sustainability efforts. The Board maintains oversight of, and remains engaged with respect to, the Company's ESG and sustainability efforts, but now receives additional support from the Nominating and Corporate Governance Committee in ESG and sustainability.
•The Nominating and Corporate Governance Committee has adopted certain procedures contained in a document called "Selection Process for Board Candidates" (*) to consider candidates for director nominations. Generally, the Nominating and Corporate Governance Committee identifies candidates from a variety of resources to ensure an inclusive pool of candidates, with support of the other Board members and management, as needed. Candidates that meet the established criteria are identified and presented to the entire Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, with other Board members involved as well, will then conduct interviews and reviews, as appropriate and necessary. The Nominating and Corporate Governance Committee considers and approves of the most qualified candidates so it can make its recommendations to the full Board.
•The Nominating and Corporate Governance Committee has established certain qualifications for candidates, which are contained in a document called "Position Profile of a Member of the Board of Directors" (*). Those required qualifications include: working and/or experience with an entrepreneurial company; high level of personal and professional integrity; successful and distinguished business management career (using the Company's core principles); understanding of the Company's markets; and ability to work effectively with current Board members, with appropriate flexibility to ensure the best candidates are identified. The Position Profile also sets forth other desirable experience and qualifications, including inclusivity considerations.
•The Nominating and Corporate Governance Committee continually refines its on-boarding process for new directors, including new Board members being invited to attend committee meetings so as to allow such new Board members the opportunity to better understand the Company and Board operations.
•The Nominating and Corporate Governance Committee has not, to date, paid any third party a fee to assist in identifying and evaluating nominees, but has the authority to do so.
•The Nominating and Corporate Governance Committee has not received any potential director candidates for nomination from any shareholder that beneficially owns more than five percent (5%) of the Company's common stock.
•The Nominating and Corporate Governance Committee (and the entire Board) is committed to maintaining inclusivity on the Board. As such, the Nominating and Corporate Governance Committee will continue to avail itself of a variety of resources in its efforts to identify qualified and inclusive director candidates. Candidates are sought not only in traditional corporate environments, but also other environments such as government, academia, private enterprise, nonprofit organizations, and a variety of professions. In order to promote inclusivity, the Nominating and Corporate Governance Committee is: willing to consider exceptions to the Board Attendance and Overboarding Policy for appropriate candidates; considering search firms with a track record of identifying qualified, inclusive director candidates; as appropriate, seeking to engage with organizations representing the interests of women and minorities; and periodically reviewing its processes and procedures to ensure there are no structural impediments to maintaining Board inclusivity. As a result of such processes and procedures, the Company not only has a highly qualified and capable Board, but also an inclusive Board with two female directors and three other diverse directors (including two African Americans and one Chinese American). The Nominating and Corporate Governance Committee believes the processes and procedures established have created an effective and inclusive Board.
•The Nominating and Corporate Governance Committee will consider nominees for the Board from a variety of sources, including current directors, management, retained third-party search firms, and shareholders. The Nominating and Corporate Governance Committee avails itself of a variety of available resources for candidates (and from non-executive positions and/or non-traditional environments). If you want to recommend a director candidate, you may do so in accordance with the Company’s procedures or the Company’s Restated Articles of Incorporation. If a shareholder desires to recommend a candidate for consideration by the Nominating and Corporate Governance Committee for inclusion in the Company’s 2027 Proxy Statement as a Board nominee, that recommendation should be submitted in writing, together with appropriate biographical information, to the Chair of the Nominating and Corporate Governance Committee, c/o Corporate Secretary’s Office, Gentex Corporation, 600 North Centennial Street, Zeeland, Michigan 49464. Any such nominations should be received by the Chair of the Nominating and Corporate Governance Committee by no later than December 31, 2026, to allow adequate time for consideration of the nominee. To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company's nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 by no later than March 22, 2027. Other nominations by shareholders for any directorship may be submitted to the Board by written notice as set forth in the Company’s Restated Articles of Incorporation and Bylaws, or pursuant to the rules and regulations promulgated under the Securities Exchange Act of 1934.
•The Nominating and Corporate Governance Committee has corporate governance responsibilities as delegated by the Board, including oversight of ESG matters and sustainability issues.

Codes
•The Board has adopted a "Code of Ethics for Certain Senior Officers" (*) that applies to certain of the Company’s officers, including the chief executive officer, principal financial officer and principal accounting officer. Information concerning any alleged violations is to be reported to the Audit Committee.
•The Company has also adopted a "Code of Business Conduct and Ethics" (*). This Code applies to all directors, officers and employees of the Company.
•No waivers of either of the foregoing codes have occurred to date.
Shareholder Communication with Members of the Board
•You may contact any of our directors by writing them: Board, c/o Corporate Secretary’s Office, Gentex Corporation, 600 North Centennial, Zeeland, Michigan 49464.
Personal Loans to Executive Officers and Directors
•The Company complies with and will operate in a manner consistent with an act of legislation outlawing extensions of credit in the form of personal loans to or for its directors and executive officers.
Director and Executive Officer Stock Transactions
•Under the regulations of the SEC, directors and executive officers are required to file notice with the SEC of any purchase or sale of the Company’s stock. Information on filings made by any of our directors or executive officers can be found on the Company’s web site under "SEC Filings" at http://ir.gentex.com. The Company has in place an Anti-Hedging and Anti-Pledging Policy(*) which prohibits directors and officers from engaging in certain transactions such as puts, calls, options, other derivative securities, collars, forward sales contracts, and short selling with respect to the Company's stock. See "Compensation Discussion and Analysis" below.
Insider Trading Policies
•The Board has adopted the Gentex Corporation Policy on Insider Trading addressing the trading, or causing the trading, of the Company’s securities. The Policy on Insider Trading applies to all directors, officers and certain other employees of the Company. This Policy on Insider Trading has been reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as NASDAQ listing standards. This Policy on Insider Trading is attached as Exhibit 19 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 24, 2026.
Sustainability
•The Company has a Sustainability section of its website (https://www.gentex.com/about/sustainability) to provide insight into how the Company is committed to protecting the environment by complying with all environmental laws and related requirements, while at the same time striving for continual improvement in sustainability and environmental performance. The Company's Sustainability Report, published each year and available on the Company's website, provides significant details regarding the Company's approach to sustainability.
•The Company makes intentional decisions that reflect the desire to be responsible with all resources and achieve the Company's goal of meaningful improvement.
•The Company meets or exceeds all relevant legal and customer requirements, which are significant in the Company's primary industries. Doing so necessitates continual improvement in minimizing waste and preventing pollution. In fact, the Company periodically establishes objectives and targets to minimize pollution and adverse impacts on the environment associated with its business activities, which are available on the Company's website, as noted.

•The Gentex Environmental Management System (GEMS), the Company's environmental management system, is based on ISO 14001 (international environmental standard). This system governs environmental performance by addressing the impact of the Company's activities, products, and services on the environment. At each Company facility, environmental impact is measured and improved upon annually by eliminating waste and emissions, maximizing efficiency of processes and resources, and increased recycling and reuse. The foregoing has allowed the Company to establish long-term measures for minimizing the negative effects on the environment, while maximizing positive outputs for the communities in which the Company operates. Various metrics are tracked to gauge the environmental performance of the Company’s facilities, including: electricity use; process water use; natural gas use; VOC air emissions; and greenhouse gas emissions (both those directly controlled and those from electricity usage). Each year GEMS annual goals are disclosed and then reported in the Company’s Sustainability Report.
•The Company's Michigan facilities, the Company's Shanghai facility, and the VOXX International Corporation ("VOXX") Orlando, Florida facility are all ISO 14001 certified.
•The Company understands that energy use and manufacturing are large contributors of the Company's overall greenhouse gas emissions. As such, the Company remains committed to improving energy-efficiency. To that end, the Company has announced the following carbon reduction and neutrality goals:
– By 2026, 15% below 2021 levels
– By 2031, 40% below 2021 levels
– By 2041, 70% below 2021 levels
– By 2049, carbon neutrality
•The Company implements efficient alternatives for capital equipment, uses automated building management systems to use less energy, and has put in place extremely efficient lights and HVAC equipment. The Company also participates in the local Energy Smart Program, which promotes the implementation of progressive energy efficiency projects, including achieving the maximum goal possible for lighting and HVAC improvements, compressed air leak audits, and building control systems. The Company also converted one of its manufacturing facilities to be powered entirely by renewable energy in 2022. The Company has two facilities with onsite solar power and is in the process of adding solar power to a third facility.
•At its primary facilities, the Company purchases specified levels of renewable energy (including wind and landfill gas).
•Electricity and natural gas usage, greenhouse gas and VOC emissions, and process water use are all tracked and disclosed in the Company’s Sustainability Report.
•The Company also has robust waste and recycling strategies, tracking solid waste to landfill, solid waste recycled, and regulated waste. As a part of its strategies, the Company has committed to the following landfill avoidance goals:
– By 2026, 20% below 2021 levels
– By 2031, 60% below 2021 levels
– By 2041, 90% below 2021 levels
– By 2045, zero landfill waste
•The Company has already achieved its 2026 landfill avoidance goal ahead of schedule.
•Solid waste to landfill, solid waste recycled, and regulated waste are also tracked and disclosed in the Company’s Sustainability Report.
•Each year the Company also undertakes other sustainability initiatives which are also disclosed in the Company’s Sustainability Report, including actions related to energy, waste stewardship, water management, and environmental protection. Regarding energy, the Company: utilizes software-managed and occupancy-sensor controlled lighting in all facilities; has air economizers and energy recovery units in HVAC systems; utilizes energy efficient fluorescent lighting; has certain white material roofs to reflect sunlight; has insulated metal panel systems for exterior walls (for energy efficiency); captures excess heat from compressed air systems and uses it to preheat/temper water used in production; takes excess water from production processes to use in boiler/snow melt water; and installed a centralized water chiller plant to lower energy use. Regarding waste stewardship, the Company improved its cleaning method for certain products to reduce material usage, preventing thousands of pounds of additional waste material and uses recycled materials in facility carpets. In terms of waste management, the Company: put in place a water recovery system that significantly reduced overall water usage; collects storm water to reduce discharge into municipal drain systems; implemented irrigation software to monitor weather conditions thereby reducing water consumption; and diligently works to monitor and reduce potential pollutants in its facilities. In terms of environmental protection, the Company has: integrated “green roofs”; adopted a highway to clean waste from public lands; constructed wetland and wildlife habitat areas; and acquired property which includes natural wetlands. As regards transportation, the Company maintains: 30 electric vehicle charging stations; a bicycle fleet for travel between facilities; a bus shelter to encourage bus ridership; and Sweed banding choppers at certain facilities to reduce the frequency of trips for recycling.
•The Company has engaged a leading platform partner for surveying and tracking sustainability initiatives in the Company's supply base.
Human Capital Management/Social Concerns
•The Company fosters a collaborative culture founded on devotion to quality and innovation. An inclusive environment is nurtured so that team members can perform, support each other, and continue to grow and learn, including on-the-job training.
•The Company fosters an inclusive environment where employees can perform at their best, support each other professionally, and continue to learn and grow, so as to achieve personal and Company goals. The Company has also introduced new Core Values and Personal Behaviors to communicate shared common values and ways of working together to achieve personal and business goals.
•This culture is supported by a competitive compensation system that goes beyond base salary and includes for virtually all employees: quarterly profit-sharing bonuses; an extensive equity compensation program that extends to all eligible employees; an employee stock purchase plan; and 401(k) plan (or other retirement plan for non-US employees) with Company matching. On-the-job training, tuition reimbursement, and a partnership with two colleges to offer free or reduced-cost classes are available to employees who want to advance their education.
•The Company also provides a healthy and safe climate-controlled work environment that includes an on-site wellness center and on-site health clinic at its headquarters. A number of health-related programs are available to employees, including: asthma/COPD management services; diabetes management; "Smart Health," which gives employees and spouses a way to earn wellness credits; the Gentex Cares+ Employee Assistance Program; and a Community Supported Agriculture program, where employees can sign up to receive shares of seasonal produce from a local farm delivered to them at work. The Company also opened the Gentex Discovery Preschool in 2025, an on-site childcare and preschool center designed to provide employees with convenient, cost-effective access to quality childcare during first and second shift hours.
•Evidence of the Company's commitment to inclusion is its cultivation of an ethos that allows team members to make a lasting impact in the communities in which the Company operates, all while attracting and retaining talent from all walks of life that can help propel the business forward. While the Company has an environment of equal employment opportunity related to recruitment, hiring, promotion, discipline, and other terms of employment, the commitment to have a skilled and representative world class workforce goes beyond.
•The Company's inclusivity initiatives are supported by its officer in charge of the same, which helps implement specific inclusivity programs, supports internal training, and creates opportunities to spread awareness throughout the organization. The Company's council is led by Mr. Joe Matthews and includes employees from a variety of departments. The Company's inclusivity initiatives are further supported by an Advisory Board, which is also led by Mr. Matthews, and includes various executives, including the CEO, and two external members who are experts in the field of inclusion.
•As a part of its ethos, the Company maintains a growing list of business resource groups ("BRGs") comprised of individuals with similar interests or backgrounds that work internally to support one another, develop leadership skills, and enhance cultural awareness. Among current BRGs are Women@Gentex, Gentex V.E.T.S., and Emerging Professionals. The Women@Gentex business resource group has received two awards recognizing its mission to support women in the workplace. In 2023, the group received a Pillar Award from the Women's

Resource Center in Grand Rapids, Michigan for advancing women in the workplace. In 2025, the Automotive Women’s Alliance Foundation presented a Group Achievement Award for inspiring and advancing women in the automotive industry. In 2023, the Michigan Veterans Affairs agency awarded the Company silver-level veteran friendly employer status for the resources the Company provides to military veterans. In 2025, the Gentex V.E.T.S. celebrated 10 years of holding an on-site Veterans Day Ceremony to honor and recognize its employees who served in the military.
•Efforts in this regard at the Company extend to the supply base as well, where the Company been recognized for ongoing efforts to increase supplier relationships with certified minority, woman, veteran, and LGBTQ+-owned enterprises. In fact, the Company mentors certain such suppliers to help them develop the business systems and technology improvements necessary to support future growth. The Company is a member of, or otherwise involved in: the Michigan Minority Supplier Development Council; Original Equipment Supplier's Association - Diversity & Inclusion; Board of Governors, Consumer Technology Association - D&I Group; Michigan Diversity Connection; West Michigan Hispanic Chamber of Commerce; and the Great Lakes Women's Business Council.
•Hiring rates, voluntary and involuntary turnover rates, internal rates of hiring and promotion, and safety records are measures of the Company's success in human capital management. While hiring and inclusivity policies are in place to remain on track in terms of appropriate human resources management, the inclusivity efforts have furthered the process of creating a welcoming environment so the Company can hire and retain the best people. The Company produces a Sustainability Report, referenced herein, providing more information regarding corporate responsibility. To ensure an excellent and increasing employment base, the Company has added Spanish speaking manufacturing lines, which involve translating materials for recruiting, orientation, on-boarding, training, benefits and work instructions in the Spanish language. In 2024, the Company’s Vice President of Accounting and Corporate Controller was honored as one of the 25 Most Influential Latinos in West Michigan for her work to establish the Company’s Limited English Proficiency Program. The Company was also presented with a DE&I Champion Award from the MEMA Original Equipment Suppliers Association for championing the spirit of inclusivity within the organization and in the communities where employees live.
•The Company's inclusivity efforts in terms of actively developing and using minority, women, and veteran-owned suppliers have been acknowledged and recognized by multiple OEM customers. In fact, Toyota Motor Engineering & Manufacturing North America, Inc. has specifically recognized the Company's efforts over the last 10 years to increase supplier relationships with minority business enterprises. The Company has also won supplier diversity awards from Honda, Nissan, and Toyota.
•In 2022, the Company established the Gentex Foundation, which provides financial grants to organizations across the country in support of economic development, children's services, public health, housing assistance and inclusivity initiatives, among other causes. The Gentex Foundation is managed by a board of directors that reviews grant applications with a particular focus on communities where Company employees live and work, consistent with the organization's values of integrity, compassion, innovation, and inclusivity. Employees are encouraged to organize on-site fundraisers and to spend time volunteering at worthy charitable organizations, in addition to giving financially. Support is also provided to a number of minority organizations in keeping with the Company's efforts, and to continue to build an even more inclusive and skilled workforce. The Gentex Foundation created the Amanda Clark Scholarship, which awards a $20,000 scholarship to a female high school senior who is planning to earn a science, technology, engineering, or math (STEM) degree at a four-year college/university. The Foundation has awarded five students with the scholarship since 2023. The Company also created a Material Science Scholarship in partnership with the University of Utah to support college students. Scholarship recipients receive $2,000/year for two years from the Company and a matching $1,000/year from the John and Marcia Price College of Engineering at the University of Utah. The Company's German subsidiary (Gentex GmbH) also created technical scholarships with Hochschule Esslingen and the Hochschule Heilbronn that involve 3,600 Euro/year of scholarship awards.
•The Company also has an Employee Hardship Fund that is designed to provide financial aid to employees when they experience a disaster or other personal hardship. Any employee can apply for assistance based on several eligibility requirements and receive a grant of up to $5,000. Examples of qualifying events are: natural disasters; house fire; flood damage; vehicle accidents; military deployments; serious illnesses; violent crime victim; domestic abuse; and death of an employee or their spouse or dependent child. The Employee Hardship Fund is supported by the Company, however, it is managed by a third party.
•The Company's Board and its committees have regular touchpoints with management regarding: employee engagement; workforce planning (including capabilities and skills development); safety; understanding workforce demographics and strategies with respect thereto; and corporate culture. The Board and management know the right talent is required to implement the Company's strategies. As such, the Board and its committees work with management regarding the approach to, and investment in, human capital that includes recruitment, talent development, retention, and inclusion. The Board and the Nominating and Corporate Governance Committee have access to all levels of employees in the Company in their efforts to properly oversee human resource issues.
•The Nominating and Corporate Governance Committee has taken, and continues to take, concrete steps to ensure Board inclusivity, including use of various resources and environments to identify qualified director candidates from all walks of life. Such candidates are contacted and interviewed in order to continue to build an even more inclusive, qualified, and capable Board. The Nominating and Corporate Governance Committee's actions have shown tangible results.
•The Company values its people as demonstrated by empowering employees at all levels and making a significant investment in them each day by providing high quality health care (including onsite health care), wellness programs, and state of the art fitness facilities.
•The Company not only values employee wellness, but as importantly, employee safety with the Board receiving a report at each Board meeting of total recordable cases, which remain well below industry averages. Prioritizing safety not only improves morale and efficiency, but lowers costs overall as well.
•The Board has implemented a Complaint Submission and Handling Policy to allow employees to raise concerns as needed.

Risk Oversight
•While the Board actively oversees risk management generally, management of the Company is charged with managing risk through appropriate internal processes and internal controls.
•On behalf of the Board, the Audit Committee oversees Company risk policies and procedures relating to financial statements and financial reporting processes, certain compliance, cyber-security risks, credit risks, liquidity risks, and certain other business risks.
•The Audit Committee engages in typical oversight of internal control over financial reporting.
•The Audit Committee, as well as the Board, also require as a periodic agenda item a business risk update covering facilities, IT infrastructure, manufacturing, materials/supply chain, and human resources.
•In addition, the Audit Committee further requires as a periodic agenda item an IT security update covering cyber-security, the IT security framework, and IT security initiatives, using benchmarking as appropriate.
•The foregoing allows the Audit Committee and the Board to engage management and the independent auditors with respect to related risk assessments, risk management, risk mitigation, and appropriate action plans with respect thereto, if and when appropriate.
•The Compensation Committee designs the officer compensation system so as to minimize risks arising therefrom, including avoidance of excessive risk taking as further discussed in "Compensation Discussion and Analysis."
•The Nominating and Corporate Governance Committee has oversight of ESG and sustainability risks so as to promote identification and monitoring of such risks as ESG and sustainability became increasingly important. The foregoing allows the Nominating and Corporate Governance Committee to engage management with respect to related risk assessments, risk management, risk mitigation, and appropriate action plans with respect thereto, if and when appropriate.
•The Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee each report to the Board periodically and, as appropriate, with regard to their respective risk oversight functions.
•The foregoing risk oversight does not necessarily have a material effect on the Company's leadership structure.
•The Board also annually reviews the Company's various insurance coverages.

Report of the Audit Committee

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities for management’s conduct of the Company’s accounting and financial reporting processes and the Company’s system of internal controls regarding finance, accounting, legal compliance and ethics. The Audit Committee’s function is more fully described in its Audit Committee Charter, which the Board of Directors has adopted and is available on the Company's website. The Audit Committee reviews this Audit Committee Charter on an annual basis. The Board of Directors annually reviews the Nasdaq Global Select Market definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard.

Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company’s independent auditors, Ernst & Young LLP, are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

Pursuant to action of the Audit Committee on February 18, 2026, the Audit Committee reports that it has: (i) reviewed and discussed the Company's audited financial statements with management; (ii) discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission; and (iii) received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant's independence. Based on the review and discussions referred to in Items (i)-(iii) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's annual report on Form 10-K for the year ended December 31, 2025, for filing with the Securities and Exchange Commission.

The Audit Committee has selected Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2026, and has submitted the same to the shareholders for ratification at the Annual Meeting.

This report of the Audit Committee does not constitute "soliciting material" and should not be deemed "filed" or incorporated by reference into any of the other Company filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates this report by reference therein.

Audit Committee:     Garth Deur, Chair
Kathleen Starkoff
Brian Walker

February 18, 2026

Report of the Compensation Committee

The primary purpose of the Compensation Committee of the Board of Directors of the Company is to assist the Board of Directors in discharging its responsibilities related to compensation of the Company's officers. The Compensation Committee's function is more fully described in its Compensation Committee Charter, which the Board of Directors has adopted and is available on the Company's website. The Compensation Committee reviews its Compensation Committee Charter on an annual basis, recommending changes to the Board of Directors when and as appropriate. The Compensation Committee is comprised of three members, each of whom the Board of Directors has determined meets the appropriate independence tests for compensation committee members under the NASDAQ listing standards.

Pursuant to action of the Compensation Committee, the Compensation Committee reports that it has reviewed and discussed the Company's Compensation Discussion and Analysis with management. Based on the above-referenced review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's annual report on Form 10-K for the year ended December 31, 2025, and this Proxy Statement, for filing with the Securities and Exchange Commission.

This report of the Compensation Committee does not constitute "soliciting material" and should not be deemed "filed" or incorporated by reference into any of the other Company filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates this report by reference therein.

Compensation Committee:    Richard Schaum, Chair
Garth Deur
Brian Walker

February 18, 2026

COMPENSATION DISCUSSION AND ANALYSIS
INTRODUCTION
Our Compensation Discussion and Analysis describes the key principles and approaches used to determine the elements of compensation awarded to, earned by, and paid to each of our named executive officers ("NEOs") during 2025. The discussion provides information and context to the compensation disclosures included in the accompanying compensation tables and footnotes therein. It should be read in conjunction with such disclosures. It also addresses any changes to the same for 2025.
The following Company executives are our NEOs for 2025:

Name	Title
Steve Downing	President and CEO
Neil Boehm	COO and CTO
Kevin Nash	Vice President, Finance, CFO, and Treasurer
Matt Chiodo	Chief Sales Officer and Senior Vice President, Sales
Scott Ryan	Vice President, General Counsel and Corporate Secretary

We first provide a brief overview of our officer compensation program and then discuss and analyze topics including:
Relationship Between Pay & Performance             How Compensation Decisions are Made
Elements of the Executive Compensation Program        Compensation Policies & Practices

OVERVIEW
Our Performance
Company sales increased 10% on a year-over-year basis, including sales from VOXX, which was acquired on April 1, 2025. The Company also continued to make improvements in its gross margin profile in 2025. We continue to believe we remain well positioned for long term success. For example, in 2025, Core Gentex sales without VOXX declined 2%, primarily driven by tariff and counter-tariff actions, which negatively impacted sales in the China market. Nevertheless, revenues increased approximately 1% year-over-year within the Company's primary regions of North America, Europe, and Japan/Korea, despite a 1% decline in light‑vehicle production in those same markets. Continued execution of our product development and growth strategy, as well as the alignment of product strategies with VOXX, should provide the opportunity for us to outperform our underlying markets in the future.
Compensation Philosophy
Our compensation program is designed to balance short-term performance with long-term growth and value creation. Our compensation and benefits must be competitive with compensation arrangements provided to officers at comparably sized companies with whom we compete for talent. Our officer compensation philosophy is reviewed annually by the Compensation Committee, and has the following key objectives:
•Reward performance - An increasing percentage of officer pay is performance-based, and therefore, at risk. Our pay programs reflect our “pay-for-performance” culture that aligns officer incentives with the interests of our shareholders. This philosophy permeates our organization as even below the officer level, other employees receive profit sharing bonuses and are eligible to purchase stock under the Employee Stock Purchase Plan at a 15% discount, in addition to many full-time employees receiving stock options and/or restricted stock.
•Emphasize long-term incentive compensation - We share a portion of the value created for shareholders with those responsible for the results through our use of equity incentives. In order to promote this, the Company rewards officers for delivering long-term earnings before interest, taxes, depreciation, and amortization ("EBITDA") and return on invested capital ("ROIC") with performance shares that have cliff-vesting over a three-year performance period and restricted stock that also has three year cliff-vesting to minimize management turnover and further align officer incentives with those of our shareholders. EBITDA is calculated from the financial statements by adding interest, taxes, depreciation, and amortization expenses to net income. ROIC is calculated from the financial statements with this formula: net income divided by invested capital, expressed as a percentage. Invested capital is calculated based on the average amount of shareholders' equity and long term debt from the Company's balance sheet.
•Drive ownership mentality - We expect officers and directors to personally invest in our success and have adopted Stock Ownership Guidelines that set forth expectations that our executive officers and non-employee directors own or acquire a significant amount of our stock.
•Attract, retain and reward the best talent to achieve superior results - To be consistently better than our competitors, we need to recruit and retain superior talent that is able to drive superior results. We have structured our compensation program to motivate and reward such results.
Compensation Alignment with Business Strategy
Our long-term strategy builds on our strong technology foundation and leverages our operating model and technologies to drive performance in our primary industries, while at the same time actively seeking opportunities in other industries.
Our officer compensation program reflects our short-term and long-term strategy by design and uses certain key, objective performance metrics to evaluate performance. These key objective performance metrics are important financial measures that help provide sharp focus on critical results in running our business efficiently and effectively. While not always immediately reflected in current share price, we believe that such performance metrics are key to driving value creation in the long run.

Achieve Top Line Growth		Alignment with Incentive Plan Metrics
- Strengthen customer centricity to deliver growth		Annual Incentive Plan
–Revenue 33.33%
Drive Profitability		–Operating Income - 33.33%
- Achieve both short-term and long-term profitability goals	ó	–Earnings per Diluted Share - 33.33%

Maximize performance returns and maintain a strong balance sheet		Long-Term Incentive Plan
- Generate cash flow to support future growth through capital and technology investments and to provide returns to shareholders		–3 year cumulative EBITDA - 50%
- Deliver appropriate ROIC		–3 year cumulative ROIC - 50%

Our Officer Compensation Practices
Our officer compensation program features many best practices that serve shareholder interests.

What We Do…		What We Don't Do...
✓	Base a significant portion of compensation on the achievement of objective, pre-established goals tied to financial, operational, and strategic measures.	✗	No excise tax gross ups
✓	Award incentive compensation based primarily on objective measures, both short-term and long-term.	✗	No excessive perquisites
✓	Provide compensation in equity to help meet Stock Ownership Guidelines.	✗	No hedging or pledging of stock
✓	Maintain a compliant clawback policy to recapture unearned incentive payments.	✗	No excessive change-in-control severance provisions
✓	Retain an independent compensation consultant when appropriate.	✗	No dividends paid if performance shares are not earned
✓	Include double trigger of vesting of equity awards upon an appropriately defined change in control.

Say on Pay
Last year’s advisory vote on executive compensation was supported by 96% of our shareholders who voted on the same at the Company's 2025 Annual Meeting of Shareholders. The Board remains committed to understanding the views of our shareholders by taking into account the results of advisory votes on NEO compensation. Given the 2025 say-on-pay results, the Compensation Committee continues to focus on having a performance-based compensation system that aligns overall executive compensation with our business goals and objectives in accordance with shareholder expectations. The Board and the Compensation Committee will again consider the results of the 2026 advisory vote on NEO compensation.
2026 Compensation Structure
For 2026 NEO compensation, the Compensation Committee kept in place its Amended and Restated Annual Incentive Performance Based Bonus Plan ("Annual Incentive Plan") and Long-Term Incentive Plan ("Long-Term Incentive Plan"), pursuant to the Gentex Corporation 2019 Omnibus Incentive Plan, as amended ("2019 Omnibus Plan"), which has been approved by the shareholders. As set forth in Proposal 4 below, the 2019 Omnibus Plan will be replaced by the Gentex Corporation 2026 Omnibus Incentive Plan ("2026 Omnibus Plan"), if approved by the shareholders at the Annual Meeting. If the 2026 Omnibus Plan is not approved by the shareholders, the existing Gentex Corporation 2019 Omnibus Incentive Plan, which was already approved by shareholders, will remain in place. Below is a summary of the Annual Incentive Plan and Long-Term Incentive Plan along with rationale for each:

Incentive Plans

Annual Incentive Plan

2025 Metrics		2026 Metrics	Reasons
Revenue		Revenue	Aligns short-term officer incentive pay with appropriate objective performance targets.
Operating Income	ð	Operating Income
Earnings per Diluted Share		Earnings per Diluted Share

Long-Term Incentive Plan

2025-2027 Metrics		2026-2028 Metrics	Reasons
3-year cumulative EBITDA		3-year cumulative EBITDA
EBITDA and ROIC have been identified by the Compensation Committee as key measures for management to drive growth and create shareholder value. These metrics provide clear measures of our long-term performance.

3-year cumulative ROIC	ð	3 year cumulative ROIC
(using performance shares and restricted stock)		(using performance shares and restricted stock)
Base Salaries
The Compensation Committee continues to consider market median of an appropriately selected peer group ("Peer Group") in determining base salaries of our officers, but also considers other factors such as economic, market, and industry conditions.
See below for additional information on 2025 NEO compensation.
RELATIONSHIP BETWEEN PAY & PERFORMANCE
Comparator Compensation Data
One of the factors our Compensation Committee uses in setting officer compensation is an evaluation of how our target compensation and benefit levels compare to those of similarly situated executives at companies that comprise our officer compensation Peer Group. Our philosophy for officer pay, including NEO pay, is to target the 50th percentile of our Peer Group and to use general industry market data as provided by the Compensation Committee’s independent compensation consultant as appropriate. In addition to market data, other factors such as an individual’s experience, responsibilities, and long-term strategic value are also considered when making recommendations and decisions on compensation.
The Peer Group used for benchmarking officer pay, including for NEO's, is made up of companies that are:
•in similar industries where we compete for talent, customers and capital;
•of similar size (as measured by annual revenue, profitability and market capitalization); and
•of similar complexity.
The Peer Group is reviewed by the Compensation Committee every year and modifications are made to ensure each company in the group meets the above comparison criteria. The companies shown in the table below comprise our Peer Group:

Allison Transmission Holdings, Inc.	ITT Incorporated
Barnes Group Inc.	LCI Industries
Cooper-Standard Holdings	Littelfuse, Inc.
Donaldson Company, Inc.	Methode Electronics, Inc.
Dorman Products, Inc.	Modine Manufacturing Company
Federal Signal Corporation	Nordson Corporation
Franklin Electric Company, Inc.	SPX Technologies, Inc.
Gentherm Incorporated	Standard Motor Products, Inc.
Graco Inc.	Visteon Corporation
IDEX Corporation

Pay for Performance
As part of adopting the Long-Term Incentive Plan, the Compensation Committee considered the correlation between NEO realizable compensation and Company performance. The Compensation Committee will continue to review the alignment between pay of our NEO's and our performance on a short and long-term basis.
NEO Pay Mix
To align pay levels for our NEOs with the Company's performance, the compensation program places the greatest emphasis on performance-based incentives. A significant majority (in 2025, 83% of our CEO’s target compensation awarded and 71% of the average target compensation awarded of our other NEOs) is performance-based.

CEO Target Pay Mix

Base Salary
17%
ST
Incentives
18%
LT Incentives
65%

NEO Target Pay Mix

Base Salary
28%
LT Incentives
50%
ST
Incentives
21%

ELEMENTS OF THE EXECUTIVE COMPENSATION PROGRAM
Our executive compensation program has three primary pay components: base salary; annual performance-based cash bonuses (under the Annual Incentive Plan); and long-term equity incentives (under the

Long-Term Incentive Plan). The Long-Term Incentive Plan was adopted in 2019, which implements the use of performance share awards.

Cost	Element	Key Characteristic	Why We Pay this Element	How we Determine the Amount
Fixed	Base Salary	Fixed compensation payable in cash. Reviewed annually and adjusted when appropriate.	Provide a base level of competitive cash compensation for attracting and retaining officer talent.	Experience, job scope, individual performance, and market data, including market median of our Peer Group.
Variable	Annual cash incentive award	Variable compensation payable in cash based on annual performance-related financial goals.	Motivate high performance and award results, in the near term.	Based on financial performance metrics (revenue, operating income, and earnings per diluted share) and market data, including market median of our Peer Group.
	Performance Share Award ("PSA")	PSAs vest after a three-year performance period based on meeting cumulative performance related financial objectives.	Align the interests of officers with long-term shareholder value and retain officer talent.	Target awards based on job scope and market data, including market median of our Peer Group.
			Minimize risk taking behaviors for positive long-term results.	Payouts are based on our performance on financial metrics (EBITDA and ROIC), on a cumulative basis over a three-year period.
	Restricted Stock ("RS")	RS vests on the third anniversary of the grant date.	Increase equity-ownership and focus officers on providing shareholders with appropriate returns.	Target award based on job scope and market data, including market median of our Peer Group.
Vesting terms and Stock Ownership Guidelines promote retention and a linkage to the interest of shareholders.

Base Salary
We provide base salaries to compensate our officers, including NEOs, for their primary roles and responsibilities and to provide a stable level of annual compensation. Actual NEO salary levels and adjustments thereto vary based on the NEOs role, level of responsibility, experience, individual performance, future potential and market value, and market data including market median of our Peer Group, as well as economic, market, and industry conditions. In addition, salary increases may be warranted because of a promotion or change in responsibilities.
As previously disclosed, the Compensation Committee has a goal that base salaries for officers, including NEOs, are at or near the market median for base salaries when compared to the Company's established Peer Group, while considering other factors as well.
Notwithstanding the foregoing, at the request of Mr. Downing and the other named executive officers, based on overall economic, market, and industry conditions, the Compensation Committee and Board approved reduced base salaries in 2026, choosing to further emphasize performance-based compensation. As such, base salaries for the CEO and other NEOs for 2026 are as follows:

Executive Officer	2026 Base Salary	2025 Base Salary
Steve Downing	$750,000	$850,000
Neil Boehm	$545,000	$575,000
Kevin Nash	$530,000	$555,000
Matt Chiodo	$460,000	$480,000
Scott Ryan	$420,000	$440,000
Annual Incentive Plan
The Annual Incentive Plan is a cash-based plan intended to motivate and reward officers based on Company performance metrics (revenue, operating income, and earnings per diluted shares) that we believe drive shareholder value.
The Annual Incentive Plan covers all officers, including our NEOs. At the beginning of each year, the Compensation Committee reviews and approves an annual cash bonus target for each NEO, as a percentage of base salary for the year, as set forth in further detail below. For 2025, the CEO was eligible to earn from 0% to 220% of base salary and the non-CEO NEOs were eligible to earn from 0% to 150% of their respective 2025 base salaries. The performance-related targets for revenue, operating income, and earnings per diluted share, are set by, and achievement of targets are approved by, the Compensation Committee and/or the Board.
The 2025 Annual Incentive Plan target payout opportunities and results weightings for NEO's are shown in the table below:

Executive Officer	Threshold	Target	Maximum
Steve Downing	55.0%	110%	220%
Neil Boehm	37.5%	75%	150%
Kevin Nash	37.5%	75%	150%
Matt Chiodo	37.5%	75%	150%
Scott Ryan	37.5%	75%	150%

In 2026, for the named executive officers other than Mr. Downing, the target Annual Incentive Plan opportunity was increased by the Board (upon recommendation of the Compensation Committee) from 75% to 80% of base salary to increase the opportunity for performance-based compensation in light of the decreases in 2026 base salaries, such that NEO's (other than Mr. Downing) may in 2026 earn up to 0% to 160% of their respective base salaries. We believe the threshold, target, and maximum opportunity levels are still appropriate for each of the named executive officers. The foregoing payout opportunities are multiplied by the weighting factor of a particular performance metric to determine the amounts of cash bonuses payable to officers based on actual performance compared to the threshold, target, or maximum for a performance metric. When actual performance is compared to the established threshold, target, or maximum, as applicable, for any performance metric, linear interpolation is used to determine any pro rata portion of the performance bonus. The Compensation Committee and/or the Board also have discretion to increase (or decrease) such performance-based bonuses using their judgment, which can include, but is not limited to, sustainable impact, people and growth factors when evaluating a participant's performance and/or establishing performance objectives, provided that bonuses are not in any event to exceed 250% of the applicable base salary. No such discretion was exercised in 2025.

Since its inception in 2019, the Annual Incentive Plan uses the same three key performance metrics and weighting: Revenue (weighted 33.33%); Operating Income (weighted 33.33%); and Earnings per Diluted Share (33.33%), adjusted for tariffs as appropriate, since such metrics are not only appropriate measures of performance, but also align with the Company's overall business strategy.

2025 Annual Incentive Plan Performance

In determining whether annual cash bonuses are paid under the Annual Incentive Plan, actual performance for the year is measured against specified target levels for each performance metric. Generally, the target for the three performance metrics reflects a level of performance, which at the time set would be anticipated to be challenging but achievable. The threshold level is set to be reflective of performance at which the Compensation Committee believed a portion of the award opportunity should be earned. The maximum level was set well above the target, requiring significant achievements and reflecting performance at which the Compensation Committee believed an additional 100% of the target award was warranted.
For 2025, the target performance (along with the thresholds and maximums) and actual results for the performance metrics are as follows:

2025 AIP Performance Metrics	Weight	Threshold*	Target*	Maximum*	Actual*
Revenue	33.33%	$2,169,303	$2,711,629	$3,253,955	$2,534,269
Operating Income	33.33%	$402,470	$503,088	$603,706	$473,936
Earnings per Diluted Share	33.33%	$1.46	$1.83	$2.20	$1.74
* amounts in thousands (000) except for per share amounts.
** As applicable, targets for Revenue, Operating Income, and Earnings per Diluted Share exclude $27.0 million in net tariff costs ($12.9 million of tariff Revenue and $39.9 million of tariff costs) and $11.6 million in severance related expenses and related tax effect, as agreed by the Compensation Committee when setting targets in February of 2025 due to the uncertain nature of such items. No adjustments were made to the actual results.

2025 Annual Incentive Plan Payments

Based on actual Revenue, Operating Income, and Earnings per Diluted Share results compared to the adjusted targets and performance as set forth, the payments for 2025 under the Annual Incentive Plan are shown in the table below:

Executive Officer	2025 Annual Incentive Plan Performance Bonus	2025 Discretionary Bonus
Steve Downing	$981,937	$—
Neil Boehm	$452,899	$—
Kevin Nash	$437,146	$—
Matt Chiodo	$378,072	$—
Scott Ryan	$346,566	$—

These Annual Incentive Plan results reflect management’s success in improving year‑over‑year gross margins despite the impact of tariff and counter‑tariff actions, which contributed to a 29% decline in revenues from the Company’s China business and added significant incremental complexity and costs to the business. Such improvement reflects continued execution of the previously announced gross margin recovery plan. In addition, these results reflect execution of the acquisition of VOXX, and progress made with respect to the integration of VOXX.
For 2026, the Compensation Committee again established Annual Incentive Plan performance targets for Revenue, Operating Income, and Earnings per Diluted Share similar to those in 2025, excluding severance‑related expenses (net of tax) due to the unpredictable timing and unknown amount of such expenses. For 2026, the Company maintained ±20% of target for determining threshold and maximum performance levels under the Annual Incentive Plan.
Long-Term Incentive Plan
2025. We continue to believe that our long-term performance is driven through an ownership mentality and culture that rewards officers for creating value and maximizing performance. That is a philosophy that permeates our organization as evidenced by the fact that the Company has in the past expanded its equity compensation program to include eligible hourly employees, which now means a total in excess of 5,000 employees have received stock option and/or RS awards. The Long-Term Incentive Plan provides officers, including our NEOs, with incentive awards that serve an important role by balancing other applicable short-term goals with long-term shareholder value creation, while minimizing risk-taking behaviors that could negatively affect long-term results.
The Long-Term Incentive Plan uses three-year performance periods and the selected performance objectives to determine equity incentive awards so as to balance short term goals under the Annual Incentive Plan with performance objectives associated with longer term value creation under the Long-Term Incentive Plan. The Board and/or the Compensation Committee approves the amount of the long-term incentive awards, which are based on a percentage of the officers', including NEO’s, base salary (which based salaries decreased in 2026 for NEO's as noted). Each officer's, including NEO’s, award opportunity is based on a target dollar value (determined toward the beginning of the performance period) as a percentage of base salary assigned to his or her position based on market comparisons for similar positions, using both Peer Group and general industry market data. The following target opportunities apply for the 2025-2027 performance period under the Long-Term Incentive Plan:

Executive Officer	Long-Term Incentive Plan Target Opportunity Percentage of Base Salary for 2025-2027
Steve Downing	385%
Neil Boehm	185%
Kevin Nash	185%
Matt Chiodo	165%
Scott Ryan	165%

2026. The Long-Term Incentive Plan target opportunity percentages of base salary for 2026–2028 for the named executive officers have been updated from the levels applicable to the 2025–2027 cycle. The Compensation Committee recommended, and the Board approved, these increases to the 2026 Long-Term Incentive Plan target opportunities to further align executive compensation with the interests and goals of shareholders and to increase the opportunity for performance-based compensation in light of the decreases in base salaries as noted. Despite these adjustments, all Long-Term Incentive Plan target opportunities continue to fall within the market median range for long-term incentives relative to each officer’s respective role and responsibilities. The following target payout opportunities for the 2026-2028 performance period under the Long-Term Incentive Plan are shown in the table below.

Executive Officer	Long-Term Incentive Plan Target Opportunity Percentage of Base Salary for 2026-2028
Steve Downing	465%
Neil Boehm	220%
Kevin Nash	210%
Matt Chiodo	210%
Scott Ryan	210%

For the 2026-2028 performance period, the Compensation Committee again established EBITDA and ROIC performance targets in a similar manner as prior years.
Achievement at threshold performance yields 50% of the target award and achievement of the maximum performance yields another 100% of the target award. Actual performance is compared to the established threshold, target, or maximum, as applicable, for an applicable performance objective, and linear interpolation is used to determine any pro rata portion of such award.
Seventy percent (70%) of the total value of the target long-term incentive opportunity is delivered through performance share awards ("PSAs") and the other thirty percent (30%) through restricted stock ("RS"). Both PSAs and RS are forms of performance-based incentive compensation because PSAs involve performance objectives that provide direct alignment with shareholder interests, and the value of RS fluctuates based on stock price performance.
In addition to requiring achievement of performance objectives in respect of PSAs, PSAs and RS require the executive officers to remain employed with the Company for three years from the grant date (unless the executive officer attains retirement age, departs for good reason, dies, or becomes disabled or a change in control occurs whereby an award may be paid or partially paid).

Performance Shares
The Long-Term Incentive Plan is designed to provide PSAs for officers, including our named executive officers. PSAs are tied to the achievement of two performance objectives, each weighted equally: EBITDA and ROIC. Each performance objective is based on a three-year performance period (2025-2027) with a performance range that can result in PSAs of 0% for failure to achieve threshold, 50% of target for achieving threshold, to 200% of the target opportunity for achieving maximum.
EBITDA drives the ability to commit resources to continued growth, but is also a measure of ability to provide shareholder return. It also drives profitable sales growth and helps optimize the Company's cost structure. ROIC ensures management uses the Company's capital in an effective manner that drives shareholder value. Since the value of PSAs is tied to the Company's actual performance in financial objectives, it aligns the officers' interests with those of shareholders. The target opportunities of PSAs awarded in 2025 for the NEOs are shown in the table below:

Executive Officer	Number of PSAs awarded in 2025 (Target) for 2025-2027
Steve Downing	88,023
Neil Boehm	28,613
Kevin Nash	27,618
Matt Chiodo	21,304
Scott Ryan	19,258

Restricted Stock Awards

The other 30% of the total value of the long-term incentive opportunity consists of RS awards. RS incentivizes and rewards executives for improving long-term value and serves as a retention tool. Under the Long-Term Incentive Plan, RS will generally be granted in February to officers, including our NEOs, and cliff vest on the third anniversary of the grant. The RS awarded in 2025, based on the target opportunities, for the executive officers are shown in the table below:

Executive Officer	Number of RS Awarded in 2025 for 2025-2027
Steve Downing	37,725
Neil Boehm	12,263
Kevin Nash	11,836
Matt Chiodo	9,130
Scott Ryan	8,370

2023-2025 Long-Term Incentive Plan Performance (three-year performance period ending December 31, 2025)
December 31, 2025, marked the end of the three-year performance period for PSA and RS Long-Term Plan awards made in February 2023.
Performance Share Awards
The performance metrics, targets and performance payout ranges for these awards were set and approved by the Compensation Committee and the Board in February 2023. Consistent with the Long-Term Incentive Plan, incentive could be earned by the officers based on performance associated with two equally weighted metrics, EBITDA and ROIC, in each case adjusted as recommended by the Compensation Committee, and approved by the Board, both measured cumulatively over the three-year performance period. The target levels of achievement for the EBITDA and the ROIC were established to align with financial goals set at the beginning of the three-year performance period for the years 2023 through 2025. The table below summarizes the results of the 2023-2025 performance period relative to target and the achievement level of the 2023-2025 PSAs:

Performance Metric	Weight	Threshold*	Target*	Maximum*	Actual Performance*	Performance to Target	Weighted Performance
EBITDA	50%	$1,140,000	$1,520,000	$1,900,000	$1,721,471	153.02%	76.51%
ROIC	50%	33.75%	45.00%	56.25%	51.99%	162.14%	81.07%
* amounts in thousands (000) except percentages

The PSAs awarded in February 2023, based on target opportunity, along with the actual payout of PSAs to the executive officers, for the 2023-2025 performance period are reflected in the table below and include dividend equivalents assuming reinvestment of dividends.

Executive Officer	Number of PSAs Awarded in 2023 (Target) for 2023-2025	2023-2025 PSAs Actual Payout
Steve Downing	75,018	124,311
Neil Boehm	19,302	31,993
Kevin Nash	23,038	38,181
Matt Chiodo	17,053	28,269
Scott Ryan	15,554	25,782
Restricted Stock
The RS awarded in February 2023, based on target opportunities, along with the actual payment of RS to executive officers, awarded for the 2023-2025 period, are reflected in the table below:

Executive Officer	Number of RS Awarded in 2023 (Target) for 2023-2025	2023-2025 RS Payout/Vesting
Steve Downing	32,151	32,151
Neil Boehm	8,273	8,273
Kevin Nash	9,874	9,874
Matt Chiodo	7,309	7,309
Scott Ryan	6,666	6,666
Since each executive officer awarded RS in 2023 remained employed by the Company for three years from the grant date, each RS award vested with such executive officers.
Equity awards granted to our NEOs are shown in the "Grant of Plan-Based Awards" table and in the "Summary Compensation Table" below.
Retirement and Deferred Compensation
Each of the NEOs is eligible to participate in the following retirement and deferred compensation benefit plans:
•Retirement Savings Plan
•Deferred Compensation Plan
The Gentex Corporation Retirement Savings Plan is a tax-qualified, "safe harbor" 401(k) plan for our U.S.-based employees of the Company, including NEOs. Participants may elect to contribute a portion of their earnings to the plan each year. For 2025, we matched 100% on an employee's contributions up to 5% of compensation. The matching amounts for the NEOs are listed in the "Summary Compensation Table" in the Proxy Report.
The Gentex Corporation Non-Qualified Deferred Compensation Plan (the "Deferred Compensation Plan") provides a vehicle for key employees and officers to defer compensation on a tax-favored basis. The Deferred Compensation Plan is intended to enhance retirement savings among a select group of management and highly compensated employees who contribute significantly to the success of the Company. Only select management and highly compensated employees, including NEOs, are eligible to participate, allowing them to elect, on a pre-tax basis, to defer receipt of certain compensation by making an election in accordance with the terms of the Deferred

Compensation Plan. Participants are immediately vested in their own deferrals and related earnings. The Company may, but is not required, to match participant deferrals. Participants are generally vested in any such matching contributions 50% after two years but before three years of service and 100% after three years of service. A participant's vested credit balance will generally be paid on the earliest to occur of: a separation from service; a fixed date or event; a change of control; or a plan termination. A participant can elect in advance whether to receive his or her vested credit balance in a lump sum on the relevant payment date or in installments thereafter. The Deferred Compensation Plan maintains a "rabbi trust" to assist the Company in meeting its obligations under the Deferred Compensation Plan. The assets in such trust remain subject to the creditors of the Company and are not property of any participant. The Deferred Compensation Plan is intended to comply with Section 409A of the Internal Revenue Code.
In fiscal year 2025, participants were eligible to elect to defer up to 75% of their Annual Incentive Bonus and up to 50% of their base pay, any other incentive performance bonus, quarterly profit sharing bonus or look back performance bonus into the plan on a tax-deferral basis. For 2025, the Company elected to make discretionary company credit of 10% of contributions into all participants accounts. The deferral amount and the Company matching amounts for the NEOs are listed, respectively, in the "Summary Compensation Table" and the "Non-Qualified Deferred Compensation Table" each below. For 2026, the Company has elected not to make any discretionary company credit.
HOW COMPENSATION DECISIONS ARE MADE
Role of the Compensation Committee and CEO
The Compensation Committee of the Board assists the Board in fulfilling its obligations related to the compensation of the Company's officers and, in general, with respect to equity compensation for all full-time employees. Our current Compensation Committee consists of a chair and other independent directors who are appointed annually by the Board. Under the Compensation Committee Charter, the Compensation Committee must have a minimum of three members who meet the requirements for independence as set forth by the SEC and the NASDAQ Listing Rules. Members of the Compensation Committee must also qualify as “non-employee directors” within the meaning of Exchange Act Rule 16b-3.
The Compensation Committee members during 2025 were: Richard Schaum (Chair), Garth Deur, and Brian Walker.
The Compensation Committee’s responsibilities include, but are not limited to: reviewing our officer compensation philosophy and strategy; participating in the performance evaluation process for our President and CEO; setting base salary and incentive opportunities for our President and CEO and other NEOs; establishing the overarching pay philosophy for our management team; establishing incentive compensation and performance goals and objectives for our NEO's and other officers; and determining whether performance objectives have been achieved. Executive sessions are held by the Compensation Committee without the participation of any member of management, including for recommendations and approvals. Each year, the Compensation Committee reviews the performance and total compensation package of our NEOs. The Compensation Committee reviews and establishes each NEOs total target and actual compensation for the current year, which includes base salary, annual bonus opportunities, and long-term equity incentive awards as more fully described herein. The Compensation Committee also approves any equity compensation for all employees.
Our President and CEO is responsible for making recommendations to the Compensation Committee regarding base salary and incentive opportunities for the NEOs, other than with respect to his own compensation, but does not vote with respect thereto.
Compensation decisions may be made by the Compensation Committee using its judgment, but may be recommended to the full Board for approval as well. The Compensation Committee focuses on each NEO’s performance against financial and strategic objectives and the Company's overall performance, but also takes into account sustainable impact, people, and growth factors in evaluating NEO performance and/or in establishing performance objectives.
Role of the Independent Compensation Consultant
The Compensation Committee Charter states that the Compensation Committee may retain outside compensation consultants, legal advisors, or other advisors in its discretion. The Compensation Committee has chosen to retain an independent compensation consultant, Mercer (of the Marsh & McLennan Companies), to provide it with objective and expert analyses on certain compensation matters. In engaging Mercer, the

Compensation Committee considered the relevant independence factors with respect to Mercer's services and determined that Mercer's work did not raise any conflict of interest.
All services provided by Mercer related to executive compensation were done pursuant to an engagement by, and under the direction and authority of, the Compensation Committee. The Compensation Committee from time to time requests Mercer's advice on a variety of topics including: assessment of the existing executive compensation program and strategy; market comparisons, including with the peer groups; plan design alternatives; pay trends; performance metrics; stock ownership guidelines; employment agreements; director compensation; best practices; and reporting and disclosures with respect to the same. Mercer also provided compensation related data to the Company's human resource team as an aid in recruiting, talent management and broader compensation trends in 2025. Total fees for all of the foregoing services were $67,427 in 2025.
We also used Marsh USA Inc. ("Marsh"), another of the Marsh & McLennan Companies, to provide insurance services in 2025. We paid Marsh $592,405 in 2025. The decision of the Compensation Committee to engage Mercer was made with the knowledge that Marsh was engaged to provide insurance services. The total fees paid to Mercer and Marsh for 2024 was approximately $659,832, which is approximately 0.002% of the revenues of Marsh & McLennan Companies for 2025.
COMPENSATION POLICIES & PRACTICES
Stock Ownership Guidelines
Our Stock Ownership Guidelines are intended to encourage executives to own a significant number of shares of our common stock. The Stock Ownership Guidelines are calculated based on a multiple of the NEO’s annual base salary (five times for the President and CEO and three times for the other NEOs). Further, the stock ownership guidelines also apply to non-employee directors using a multiple of their annual retainer (five times).
Such Stock Ownership Guidelines provide for the NEOs and non-employee directors to achieve the targeted equity ownership levels on a schedule within five years. In determining if our NEOs and non-employee directors have satisfied the ownership guidelines, we generally include RS and PSAs that have been granted and any shares owned outright by the NEO or non-employee directors.
Clawback Provisions
To mitigate risk of paying either annual or long-term incentives including equity incentives based on faulty financial results, we have a compliant Incentive-Based Compensation Recoupment Policy regarding adjustment of compensation in the event of a restatement of our financial results. It provides that the Compensation Committee will review all bonuses and other compensation paid or awarded to our executive officers based on the achievement of corporate performance goals during the period covered by a restatement. If the amount of such compensation paid or payable to any current or former executive officer based on the originally reported financial results differs from the amount that would have been paid or payable based on the restated financial results, the Company will seek recovery, reasonably promptly, from the executive officer of any compensation exceeding that to which he or she would have been entitled based on the restated results.
Hedging and Pledging of Stock
Under the terms of our Anti-Hedging and Anti-Pledging Policy, no officer or director is permitted to engage in securities transactions that would allow them either to insulate themselves from or profit from a decline in the Company's stock price. Similarly, no officer or director may enter into hedging transactions in the Company's stock. Such transactions include, but are not limited to, short sales as well as any hedging transactions in derivative securities (e.g. puts, calls, options, collars, etc.) or other speculative transactions relating to the Company's stock. Pledging of our stock is prohibited as well. This policy is intended to ensure our officers and directors have full risks and rewards of ownership of our stock.
Practices and Procedures Related to the Grant of Certain Equity Awards
We have long-standing practices with respect to the grant of equity-based awards. Under our established equity-based grant practices, we make annual equity-based grants to certain officers, including NEOs, in the first quarter of the calendar year at the first meeting of the Board each fiscal year, which follows the public release of fourth quarter and year-end financial results. The Board, taking into account recommendations of the Compensation Committee, approves any PSAs and RS granted to NEOs each year. The value at target in the case of PSAs or RS is the average closing price of our common stock on the NASDAQ for the twenty (20) trading days preceding the day of the grant for NEOs, officers, and non-employee directors. NEOs do not currently receive any stock option, stock appreciation rights, or option-like awards.
With respect to grants of stock options or other equity awards to others in the Company, such grants are similarly made on a predetermined schedule. That schedule is around the end of each fiscal quarter for employees whose start date aligns most closely with such quarter end. We do not take material nonpublic information into account when making such grants since the timing and terms of equity awards have been done in accordance with such a long-standing practice. Instead, the timing of grants is made in accordance with the established compensation cycle. We have not timed the disclosure of material nonpublic information for the purpose of affecting the value of any NEO, other officer, or other employee compensation. During fiscal year 2025, we did not grant any stock option, stock appreciation rights, or option-like rights to any NEO or any other employee during any period beginning four business days before and ending one business day after the filing of any Company periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of any Company Form 8-K that disclosed any material nonpublic information.
Mitigation of Potential Risk in Pay Programs
The Compensation Committee has reviewed our compensation policies and practices and determined that there are no risks arising from our compensation policies and practices for our employees that are reasonably likely to have a material adverse effect on the Company. To avoid excessive risk-taking behaviors, we have put in place several mechanisms, including, but not limited to:
•Stock Ownership Guidelines;
•Caps on annual incentive payouts;
•Financial performance-based annual incentive program;
•Long-term incentive awards (which are delivered in the form of equity) based on remaining with the Company and/or financial performance objectives;
•Mix of types of awards;
•Use of multiple performance objectives to determine annual and long-term incentive payouts;
•Incentive-Based Compensation Recoupment Policy and Anti-Hedging and Anti-Pledging Policy; and
•Policy on Insider Trading.
Impact of Accounting and Tax Treatments
Internal Revenue Code Section 162(m)
Subject to certain exceptions, Section 162(m) of the Internal Revenue Code limits our ability to deduct compensation in excess of $1 million per year paid to certain covered employees. The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements entered into prior to November 2, 2017 and which are not materially amended thereafter. We do not believe the foregoing has had a material impact on the Company's compensation-related decision making or our results of operations.
Accounting for Stock-Based Compensation
We account for stock-based payments under our equity-based plans in accordance with the requirements of FASB ASC Topic 718. Further information about this accounting treatment can be found in Notes 1 and 5 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2025.
DIRECTOR COMPENSATION
Our Compensation Committee has responsibility for periodically assessing our director compensation program and making recommendations with respect thereto to the Board.
For 2025, each director who was not an employee at the Company received, as applicable:
    Annual retainer - $90,000
    Chair of the Board retainer - $100,000
    Audit Committee Chair retainer - $12,500
    Compensation Committee Chair retainer - $10,000
    Nominating and Corporate Governance Committee Chair retainer - $10,000
    Audit Committee Member retainer (non-chair) - $7,500
    Compensation Committee Member retainer (non-chair) - $5,000
    Nominating and Corporate Governance Committee Member (non-chair) - $5,000
Executive Committee Member (non-employee) - $7,500
All of the foregoing amounts are payable quarterly. As of 2023, directors elected at each Annual Meeting receive a grant of RS equal to $130,000 divided by the average closing price per share of the Company's common stock on the twenty (20) days preceding the date of the grant rounded to the nearest whole share of such RS. Each such RS grant will vest on the first anniversary of the grant. There has been no change in the foregoing during 2025 or 2026.
CONCLUSION
We have reached the conclusion that each individual element of compensation, as well as the total compensation, delivered to our NEOs and to our directors during 2025 is reasonable, appropriate, and in the best interests of the Company and our shareholders. We believe the elements of compensation for 2026 will be the same. That determination is based on a continuation of our compensation philosophy and practices which we believe align both the short-term and long-term interests of our officers with those of our shareholders. It remains the case that each element of our compensation program is important to accomplishing the Company's goals of creating an environment so that our employees are motivated to remain with us, individually perform to the best of their abilities, and focus on our long-term success.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth the compensation earned by the principal executive officer, principal financial officer, and other executive officers for services rendered to the Company for the fiscal year ended December 31, 2025.

Summary Compensation Table for 2025
Name and Principal Position	Year	Salary ($)	Bonus ($)	(1) Stock Awards ($)	(2) Option Awards ($)	(3) Non-Equity Incentive Plan Compensation	Changes in Pension Value and Non-qualified Deferred Compensation Earnings ($)	(4) All Other Compensation ($)	Total ($)
Steve Downing, President and CEO	2025	850,000	—	3,741,489	—	981,937	—	372,544	5,945,970
	2024	850,000	—	2,931,383	—	634,211	—	364,768	4,780,362
	2023	842,693	—	4,418,429	—	1,576,495	—	273,914	7,111,531
Neil Boehm, Vice President - Engineering and CTO	2025	575,000	—	1,216,219	—	452,899	—	217,007	2,461,125
	2024	566,231	—	952,885	—	292,517	—	198,017	2,009,650
	2023	509,154	—	1,612,411	—	716,378	—	154,841	2,992,784
Kevin Nash, Vice President - Finance, CFO and Treasurer	2025	561,500	—	1,173,912	—	437,146	—	168,880	2,341,438
	2024	549,154	—	919,727	—	282,342	—	232,109	1,983,332
	2023	515,154	—	1,764,515	—	716,378	—	202,259	3,198,306
Matt Chiodo, Senior Vice President - Sales and Chief Sales Officer	2025	480,000	—	905,532	—	378,072	—	202,712	1,966,316
	2024	476,346	—	666,492	—	244,188	—	186,506	1,573,532
	2023	449,154	—	1,424,529	—	632,916	—	138,524	2,645,123
Scott Ryan, Vice President, General Counsel and Corporate Secretary	2025	444,500	—	830,070	—	346,566	—	190,569	1,811,705
	2024	436,346	—	610,918	—	223,839	—	189,273	1,460,376
	2023	413,154	—	1,299,321	—	577,275	—	116,774	2,406,524

(1)	The amounts shown in this column for 2025 include the aggregate grant date fair market value of RS granted in 2025 and the aggregate grant date fair market value of PSAs awarded for the 2025-2027 performance period at target. The value of the PSAs at grant date if maximum performance is achieved would be as follows: Mr. Downing - $5,627,662; Mr. Boehm - $1,829,344, Mr. Nash - $1,765,729; Mr. Chiodo - $1,362,050; and Mr. Ryan - $1,248,503. The amounts in this column for 2025, 2024 and 2023 for the outstanding RS award are solely the value of the aggregate grant date fair value. The values in this column are computed in accordance with FASB ASC Topic 718 (as opposed to what is included in the Company's financial statements). See the Company's Annual Report (Footnote 5) for the years ended December 31, 2025, 2024, and 2023 for the assumptions made in the valuation of the RS grants and PSA grants. The actual number of RS shares granted, and PSA shares granted is shown in the "Grants of Plan-Based Awards" table included in this Proxy Statement. Dividends for RS grants are and will be paid on the shares, if, and to the same extent, paid on the Company's common stock. Dividend equivalents are earned and accumulated over the performance period for PSAs, if, and at a similar rate and to the same extent, paid on the Company's common stock. NEOs are eligible to receive RS awards and PSA awards at the discretion of the Compensation Committee and the Board in accordance with the 2019 Omnibus Plan as discussed in the "Compensation Discussion and Analysis" section of this Proxy Statement.
(2)	There were no stock option awards to the NEOs in 2025, 2024, or 2023.
(3)	Amounts set forth relate to performance-based bonuses earned under the Annual Incentive Plan based on the achievement of performance metrics set forth therein and are discussed further in the "Compensation Discussion and Analysis" section of this Proxy Statement.
(4)	Other compensation includes the sum of RS dividends, PSA deemed dividends, matching contributions by the Company pursuant to its 401(k) Plan, matching contributions by the Company pursuant to its Deferred Compensation Plan, and the use of Company automobiles or reimbursement for the use of personal automobiles pursuant to the Company's policy for use of such vehicles, detailed in the table set forth below. Other compensation also includes membership fees at local country clubs, housing allowance in the case of Mr. Chiodo, and aggregate incremental costs associated with the personal use of Company aircraft, which is subject to income inclusion as a taxable fringe benefit.

Name	Restricted Stock Dividends ($)	Performance Share Deemed Dividends ($)	401(k) Employer Match ($)	NQDC Employer Match ($)	Personal Use of Automobiles ($)	Personal use of Aircraft ($)	Other Perquisites ($)	Total Other Compensation($)
Steve Downing	46,349	158,339	17,500	31,776	25,288	82,292	11,000	372,544
Neil Boehm	13,777	53,222	17,500	21,469	24,508	75,531	11,000	217,007
Kevin Nash	14,397	57,434	17,500	9,089	25,288	34,172	11,000	168,880
Matt Chiodo	10,713	45,142	17,500	10,868	28,592	60,205	29,692	202,712
Scott Ryan	9,795	41,271	17,500	7,878	26,588	57,694	29,843	190,569

Grant of Plan-Based Awards

The following table discloses the actual number of RS awards and PSAs granted and the grant date of those awards. It also captures potential future payouts under the Company's non-equity and equity incentive plans.

Grants of Plan-Based Awards for 2025
Name	(1) Grant Date	(2) Estimated Future Payouts Under Non-Equity Incentive Plans			(3) Estimated Future Payouts Under Equity Incentive Plan Awards			(4) All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	(5) Grant Date Fair Value of Stock and Option Awards ($)
		Thres-hold ($)	Target ($)	Maximum ($)	Thres-hold (#)	Target (#)	Maxi-mum (#)
Steve Downing	02/20/25	467,500	935,000	1,870,000	44,012	88,023	176,046	37,725	—	—	3,741,489
Neil Boehm	02/20/25	215,625	431,250	862,500	14,307	28,613	57,226	12,263	—	—	1,216,219
Kevin Nash	02/20/25	208,125	416,250	832,500	13,809	27,618	55,236	11,836	—	—	1,173,912
Matt Chiodo	02/20/25	180,000	360,000	720,000	10,652	21,304	42,608	9,130	—	—	905,532
Scott Ryan	02/20/25	165,000	330,000	660,000	9,629	19,258	38,516	8,370	—	—	830,070

(1)	The Grant Date is the date when the Compensation Committee's recommendation was approved by the entire Board.
(2)	For 2025 under the Annual Incentive Plan, the Compensation Committee established ratios of 55% of base salary for the President and CEO and 37.5% of base salary for the other NEOs upon achievement of the threshold, 110% of base salary for the President and CEO and 75% of base salary for the other NEOs upon achievement of the target, and another 110% of base salary for the President and CEO and another 75% of base salary for the other NEOs upon achievement of the maximum, representing potential payments to NEOs. At their February 2025 meetings, the Compensation Committee and the Board also established thresholds, targets, and maximums for the Revenue, Operating Income, and Earnings per Diluted Share performance metrics. As such, the columns reflect potential payments for each NEO under the Annual Incentive Plan.
(3)	These columns reflect the potential issuance of shares of common stock for each NEO under the PSA component of the Long-Term Incentive Plan for 2025. PSAs accounted for seventy percent (70%) of the Long-Term Incentive Plan awards in 2025, as discussed in the Long-Term Incentive Plan section of "Compensation Discussion and Analysis". Such PSAs cliff vest at the end of a three year period based on the Company's performance against established metrics as discussed in "Compensation Discussion and Analysis".
(4)	Included in this column are the number of shares of RS awarded under the Long-Term Incentive Plan at target (see also footnote (2) above). RS accounted for thirty percent (30%) of the Long-Term Incentive Plan awards in 2025 as discussed in the Long-Term Incentive Plan section of "Compensation Discussion and Analysis." Such RS cliff vests three (3) years from the grant date.
(5)	This column represents the fair value (at grant date) of RS awards and PSAs granted to each of the NEOs in 2025 at target. See the Company's Annual Report on Form 10-K, Note 5, for the year ended December 31, 2025 for the assumptions made in the valuation of RS awards and PSAs. See also footnote (1) the "Summary Compensation Table" for the value of PSAs at grant date if maximum performance is achieved.
Outstanding Equity Awards at Fiscal Year End

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2025, for the NEOs. It also shows RS awards and PSAs not yet vested as of December 31, 2025.

Outstanding Equity Awards at Fiscal Year-End at December 31, 2025
	Option Awards					Stock Awards
Name	(1) Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	(2) Option Exercise Price ($)	Option Expiration Date	(3) Number of Shares or Units of Stock That Have Not Vested (#)	(4) Market Value of Shares or Units of Stock That Have Not Vested ($)	(5) Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	(6) Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Steve Downing	—	—	—		25-Feb-2026	32,151	748,154	—	—
	—	—	—		25-Feb-2027	29,150	678,321	—	—
	—	—	—		16-Feb-2026	—	—	123,714	1,826,904
	—	—	—		16-Feb-2026	—	—	30,731	715,110
	—	—	—		15-Feb-2027	—	—	70,096	1,631,134
	—	—	—		20-Feb-2028	—	—	89,358	2,079,361
	—	—	—		20-Feb-2028	37,725	877,861	—	—
	101,000	—	—	22.94	15-Feb-2028	—	—	—	—
	101,000	—	—			99,026	2,304,336	313,899	6,252,509
	—	—	—		25-Feb-2026	8,273	192,513	—	—
Neil Boehm	—	—	—		25-Feb-2027	9,476	220,507	—	—
	—	—	—		16-Feb-2026	—	—	31,839	470,170
	—	—	—		16-Feb-2026	—	—	18,622	433,334
	—	—	—		15-Feb-2027	—	—	22,788	530,277
	—	—	—		20-Feb-2028	—	—	29,048	675,947
	—	—	—		20-Feb-2028	12,263	285,360	—	—
	15,000	—	—	22.94	15-Feb-2028	—	—	—	—
	15,000	—	—			30,012	698,380	102,297	2,109,728
Kevin Nash	—	—	—		25-Feb-2026	9,874	229,768	—	—
	—	—	—		25-Feb-2027	9,146	212,827	—	—
	—	—	—		16-Feb-2026	—	—	37,997	561,110
	—	—	—		16-Feb-2026	—	—	18,622	433,334
	—	—	—		15-Feb-2027	—	—	21,995	511,824
	—	—	—		20-Feb-2028	—	—	28,037	652,421
	—	—	—		20-Feb-2028	11,836	275,424	—	—
	13,500	—	—	22.94	15-Feb-2028	—	—	—	—
	13,500	—	—			30,856	718,019	106,651	2,158,689
Matt Chiodo	—	—	—		25-Feb-2026	7,309	170,080	—	—
	—	—	—		25-Feb-2027	6,628	154,234	—	—
	—	—	—		16-Feb-2026	—	—	28,133	415,439
	—	—	—		16-Feb-2026	—	—	16,454	382,885
	—	—	—		15-Feb-2027	—	—	15,939	370,901
	—	—	—		20-Feb-2028	—	—	21,628	503,284
	—	—	—		20-Feb-2028	9,130	212,455	—	—
	30,000	—	—	22.94	15-Feb-2028	—	—	—	—
	30,000	—	—			23,067	536,769	82,154	1,672,509
Scott Ryan	—	—	—		25-Feb-2026	6,666	155,118	—	—
	—	—	—		25-Feb-2027	6,075	141,365	—	—
	—	—	—		16-Feb-2026	—	—	25,659	378,905
	—	—	—		16-Feb-2026	—	—	15,008	349,236
	—	—	—		15-Feb-2027	—	—	14,610	339,975
	—	—	—		20-Feb-2028	—	—	19,826	461,351
	—	—	—		20-Feb-2028	8,370	194,770	—	—
	12,500	—	—	22.94	15-Feb-2028	—	—	—	—
	12,500	—	—			21,111	491,253	75,103	1,529,467

(1)	These options become exercisable, as long as employment with the Company continues, for 25% on each anniversary of the grant date, with an expiration date ten years from grant date.
(2)	The exercise price is the closing price of the stock on the date the Compensation Committee met to approve the option grants, or when the Compensation Committee's recommendation was approved by the entire Board. The exercise price may be paid in cash, in shares of the Company's common stock, and/or by the surrender of the exercisable options valued at the difference between the exercise price and the market value of the underlying shares.
(3)	As long as employment with the Company continues, restrictions on RS granted under the Long-Term Plan lapse upon the expiration of three, four, or five years from the date of grant (shown in the Option Expiration Date column for convenience). Dividends on RS are, and will be, paid on these shares if, and to the same extent, paid on the Company's common stock. See "Grant of Plan Based Awards Table for 2025" for additional detail on RS awarded in 2025.
(4)	The amounts in this column represent the market value as of December 31, 2025, of RS awarded under the Long-Term Plan.
(5)	PSAs granted under the Long-Term Incentive Plan in February 2023, 2024, and 2025, cliff vest after a three year performance period as long as the NEO remains employed by the Company. PSAs granted in 2023 in the retention grant vest based upon achievement of the Company's relative TSR over a four year period (2023-2026) against a predetermined peer group. Dividend equivalents on PSAs are and will be deferred on these awards over the performance period, if, and at an equivalent value as, dividends are paid on the Company's common stock. The PSAs shown in this column reflect target performance under the Long-Term Incentive Plan as discussed in the Long-Term Incentive Plan section of "Compensation Discussion and Analysis" with maximum performance, if achieved, essentially doubling the same. PSAs granted in 2023 in the retention grant shown in this column are also at target. See "Grant of Plan Based Awards" table for additional details.
(6)	For PSAs granted in 2023, 2024, and 2025, the amounts in this column reflect the market value as of December 31, 2025, of 100% (i.e., target performance) of PSAs awarded under the Long-Term Incentive Plan, with maximum performance if achieved, essentially doubling the same.

Option Exercises and Stock Vested
The following table contains information regarding the exercise of stock options and vesting of restricted stock during the fiscal year ended December 31, 2025, by the following NEOs:

Option Exercises and Stock Vested for 2025
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steve Downing	—	—	79,741	1,952,060
Neil Boehm	—	—	20,111	492,317
Kevin Nash	—	—	24,003	587,593
Matt Chiodo	—	—	17,571	430,138
Scott Ryan	—	—	15,878	388,693

Non-Qualified Deferred Compensation
The following table contains information regarding Deferred Compensation Plan contributions, earnings and withdrawals for the plan year ended December 31, 2025, by the following NEOs:

Non-Qualified Deferred Compensation
Executive Officer	Executive Contributions Y/E 2025 (1)	Company Contributions in 2025 (2)	Aggregate Earnings in 2025 (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Y/E 2025
Steve Downing	$317,764	$31,776	$290,316	$—	$3,094,870
Neil Boehm	$130,629	$21,469	$270,049	$—	$1,950,172
Kevin Nash	$91,166	$9,089	$151,667	$—	$1,100,839
Matthew Chiodo	$118,647	$10,868	$124,045	$—	$1,083,184
Scott Ryan	$79,130	$7,878	$115,849	$—	$689,690

(1)	Amounts in this column represent the deferrals of base salary earned in fiscal 2025 which are included in Summary Compensation Table under Salary, plus deferral of amounts earned in fiscal 2024 and paid in fiscal 2025 under the Annual Incentive Plan which was included in the fiscal 2024 Summary Compensation Table under Non-Equity Incentive Plan Compensation.
(2)	Amounts in this column represent the Company's contribution and are included in the "All Other Compensation" column of the Summary Compensation Table.
(3)	The amounts shown include interest earned from cash deferrals. The earnings during 2025 were not above market or preferential; therefore, these amounts were not included in the 2025 Summary Compensation Table.
For further information, see the Deferred Compensation section of "Compensation Discussion and Analysis".
The Company does not have any contracts with its NEOs linked to a change in control of the Company other than with respect to vesting certain RS, stock option awards, or PSAs.
DIRECTOR COMPENSATION
The following table discloses the cash, stock option awards, and other compensation earned, paid, or awarded to each of the Company's directors during the fiscal year 2025.

Director Compensation for 2025
Name	(1) Fees Earned or Paid in Cash ($)	(2) Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	(3) All Other Compensation ($)	Total ($)
Joseph Anderson	95,000	134,637	—	—	—	2,329	231,966
Leslie Brown	105,000	134,637	—	—	—	2,329	241,966
Garth Deur	122,500	134,637	—	—	—	2,329	259,466
Billy Pink	90,000	134,637	—	—	—	2,329	226,966
Richard Schaum	228,702	134,637	—	—	—	2,329	365,668
Kathleen Starkoff	97,500	134,637	—	—	—	2,329	234,466
Brian Walker	110,000	134,637	—	—	—	2,329	246,966
Dr. Ling Zang	95,000	134,637	—	—	—	2,329	231,966

(1)
Any director who is also an employee of the Company receives no compensation for services as a director. Directors who are not employees of the Company received a director's cash retainer in the amount of $90,000 per year ($22,500 per quarter). The Chair of the Board received an additional cash retainer of $100,000 (pro-rated based on date of appointment) and directors who chaired the Audit Committee, Compensation Committee, and the Nominating and Corporate Governance Committee each received an additional cash retainer fee in the amounts of $12,500, $10,000, and $10,000, respectively during 2025. In addition, each non-employee director who served as a member of the Audit Committee, Compensation Committee, Executive Committee, or Nominating and Corporate Governance Committee each received an additional cash retainer in the amount of $7,500, $5,000, $7,500, and $5,000, respectively in 2025.

(2)
Immediately following each Annual Meeting, non-employee directors receive a grant of RS equal to $130,000 divided by the average closing price per share of the Company's common stock on the twenty (20) trading days preceding the date of grant of such RS and such RS will vest on the first anniversary of the grant. See the Company’s Annual Report on Form 10-K (Footnote 5) for the year ended December 31, 2025 for the assumptions made in the valuation of RS awards.

(3)	All other compensation includes RS dividends. The Company also makes Company aircraft available to directors for personal use if such use does not conflict with any business purpose for the aircraft. The cost of the flight is calculated using the same method as is used for NEOs, though there was no such usage in 2025.

The following table summarizes securities issued and to be issued under the Company’s equity compensation plans as of December 31, 2025:

Executive Compensation Plan Information
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation Plans approved by Shareholders	3,365,285	29.05	9,125,070
Equity Compensation Plans not approved by Shareholders	—	—	—
Total	3,365,285	29.05	9,125,070
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Compensation Committee, which includes Messrs. Schaum (Chair), Deur, and Walker, is currently comprised solely of members of the Company’s Board who are independent under the applicable NASDAQ listing standards. The Compensation Committee is responsible for supervising the Company’s executive compensation arrangements, including the making of decisions with respect to the award of stock-based incentives.

CERTAIN TRANSACTIONS
The Audit Committee of the Company reviews and approves all related party transactions in accordance with its Charter, though there were no such transactions in need of approval in 2025. The Code of Business Conduct and Ethics requires directors, officers, and employees to report these types of matters. In addition, the Company uses questionnaires for its directors and officers annually in part to discover any unreported related party transactions. The approval of the Audit Committee is required for related party transactions.

PAY RATIO
We are required to disclose the annual total compensation for both our Chief Executive Officer and median employee and the ratio of those two amounts. In 2025, the CEO's annual total compensation was $5,945,970 as reflected in the "Summary Compensation Table." Our median employee's annual compensation for 2025 was $58,562. As a result, we estimate that the CEO's annual total compensation was approximately 102 times that of our median employee in 2025.
To identify our median paid employee, we analyzed our employee population as of December 31, 2025. We identified our median paid employee based on gross annualized earnings for 2025, which included gross wages, bonus payments, stock compensation expense, and taxable benefits. Compensation earned in currencies other than U.S. Dollars was translated into U.S. Dollars.
We determined the median paid employee's annual total compensation using the methodology for calculating total compensation for the Summary Compensation Table and compared that to the annual total compensation of our CEO, as disclosed in the Summary Compensation Table.

PAY VERSUS PERFORMANCE

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to NEOs (2)	Total Shareholder Return	Peer Group Total Shareholder Return (4)	Net Income Attributable to the Company (in thousands) (5)	Company Selected Measure Net Sales (in thousands) (5)
2025	$5,945,970	$3,212,939	$2,145,146	$1,295,311	$74.41	$170.48	$384,841	$2,534,269
2024	4,780,362	2,340,513	1,756,723	1,099,108	90.09	149.07	404,488	2,313,314
2023	7,111,530	12,940,505	2,810,684	4,035,955	100.90	101.94	428,403	2,300,845
2022	4,508,367	571,286	1,514,556	551,000	82.86	63.17	318,757	1,918,958
2021	3,661,366	3,978,785	1,421,813	1,523,590	104.14	148.83	360,797	1,731,170

(1)	Amounts represent compensation reported in the Summary Compensation Table for our CEO, Steve Downing, for the respective years shown.
(2)	Compensation Actually Paid ("CAP") amounts include total compensation per the Summary Compensation Table, adjusted as set forth in the table below, as determined in accordance with applicable SEC rules. For awards with dividend rights, these amounts are paid in Company shares once the underlying award vests and are incorporated as applicable in the table below. The dollar amounts reflected in the table above do not reflect the actual amount of compensation earned by or paid to our CEO during the applicable year. For information regarding the decisions made by our Compensation Committee and the Board in regard to the CEO's compensation for each fiscal year, please see the Compensation Discussion and Analysis section of the Proxy Statements reporting pay for the fiscal years covered in the table above.

	2025		2024		2023		2022		2021
	PEO	Average for Non-PEO NEOs	PEO	Average for Non-PEO NEOs	PEO	Average for Non-PEO NEOs	PEO	Average for Non-PEO NEOs	PEO	Average for Non-PEO NEOs
Summary Compensation Table Total Compensation ($)	5,945,970	2,145,146	4,780,362	1,756,723	7,111,530	2,810,684	4,508,367	1,514,556	3,661,366	1,421,813
Less: Stock and Option Award Values Reported in Summary Compensation Table for the Covered Year ($)	(3,741,489)	(1,031,433)	(2,931,383)	(787,506)	(4,418,429)	(1,525,194)	(2,865,225)	(696,593)	(2,132,006)	(709,037)
Plus: Fair Value for Stock and Option Awards Granted in the Covered Year ($)	3,594,610	990,972	2,422,263	650,751	7,314,339	2,058,941	2,532,729	615,757	2,128,952	708,021
Change in Fair Value of Outstanding Unvested Stock and Option Awards from Prior Years ($)	(2,186,345)	(712,202)	(2,042,966)	(558,216)	3,823,698	973,959	(2,803,562)	(665,677)	298,465	91,118
Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Covered Year ($)	(399,807)	(97,172)	112,237	37,356	(357,629)	(126,852)	(434,402)	(123,166)	22,008	11,675
Less: Fair Value of Stock and Option Awards Forfeited during the Covered Year ($)	—	—	—	—	(533,004)	(155,583)	(366,621)	(93,877)	—	—
Compensation Actually Paid ($)	3,212,939	1,295,311	2,340,513	1,099,108	12,940,505	4,035,955	571,286	551,000	3,978,785	1,523,590

(3)	Non-PEO NEOs included in the Average Calculations for each year presented are: Neil Boehm, Kevin Nash, Matt Chiodo, and Scott Ryan.
(4)	The peer group used for purposes of this disclosure is the Russell 3000 Automobiles and Parts Supersector Index, which we also utilize in the stock performance graph provided in our annual report pursuant to Item 201(e) of Regulation S-K. For purposes of disclosure in our 2023 proxy statement, we used the Dow Jones Auto Index (the "Prior Peer Group"). We believe the Russell 3000 Automobiles and Parts Supersector Index is a better comparative index than the Prior Peer Group due to the limited number of companies used in the Prior Peer Group and the Company's outsized impact on the performance of the Prior Peer Group. The 2023 retention grant was based on the TSR of the Russell 3000 Automobiles and Parts Supersector. The TSR for the Prior Peer Group for each respective year reported in the table is as follows: $117.51 as of December 31, 2020; $142.18 as of December 31, 2021; $104.59 as of December 31, 2022; $104.54 as of December 31, 2023; and $81.90 as of December 31, 2024.
(5)	Net Sales is selected as the most important performance measurement for the current year, which together with Net Income, are presented in the table.

The graphs below describe the relationship between pay and performance by comparing compensation actually paid to our CEO, as well as average compensation actually paid to our other NEOs, to our cumulative TSR, peer group TSR, net income, and net sales.

Gentex Corporation Compensation Actually Paid vs TSR
Compensation Actually Paid ($M)
$14.00
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$0.00
Value of $100 Investment from 12/31/2020
$200.00
$180.00
$160.00
$140.00
$120.00
$100.00
$80.00
$60.00
$40.00
FY 2021
FY 2022
FY 2023
FY 2024
FY 2025
PEO CAP ($M) - Steven Downing
Avg NEO CAP ($M)
GNTX TSR
RUSSELL 3000 Automobiles and Parts Supersector TSR

Gentex Corporation Compensation Actually Paid vs Company Net Income
Compensation Actually Paid ($M)
Company Net Income (in thousands)
$14.00
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$0.00
$440,000
$420,000
$400,000
$380,000
$360,000
$340,000
$320,000
$300,000
FY 2021
FY 2022
FY 2023
FY 2024
FY 2025
PEO CAP ($M) - Steven Downing
Avg NEO CAP ($M)
Company Net Income (in thousands)

Gentex Corporation Compensation Actually Paid vs Net Sales (in thousands)
Compensation Actually Paid ($M)
$14.00
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$0.00
Net Sales (in thousands)
$2,600,000
$2,400,000
$2,200,000
$2,000,000
$1,800,000
$1,600,000
FY 2021
FY 2022
FY 2023
FY 2024
FY 2025
PEO CAP ($M) - Steven Downing
Avg NEO CAP ($M)
Net Sales (in thousands)

Listed below are the financial performance measures which, in our assessment, represent the other most important financial performance measures we use to link compensation actually paid to our NEOs, for 2025, to Company performance.

Measure	Description
EBITDA	Earnings before Interest, Taxes, Depreciation, and Amortization.
ROIC	Return On Invested Capital
Operating Income	GAAP Operating Income compared to target
Earnings Per Diluted Share	GAAP Earnings Per Diluted Share compared to target

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS – PRINCIPAL ACCOUNTING FEES AND SERVICES
The Audit Committee and Board have selected, and submit to shareholders for ratification, Ernst & Young LLP to serve as the Company’s independent auditors for the fiscal year ending December 31, 2026. The following fees were billed by Ernst & Young LLP, the Company’s independent auditors, for the services provided to the Company during the fiscal years ended December 31:

	2025	2024
Audit Fees	$1,663,452	$790,929
Audit-Related	35,750	—
Tax Fees	—	—
All Other	—	—
Total	$1,699,202	$790,929
Audit fees include the annual audit of the Company’s consolidated financial statements, the audit of internal control over financial reporting, reviews of the Company's Quarterly Reports on Form 10-Q, consultations, and audit services performed in connection with the issuance of consents. Audit-Related fees include audit services performed related to IT implementations. Tax fees normally include services related to tax compliance, tax advice, and tax planning. All Other fees are related to other advisory services. All non-audit services, including those indicated above, are pre-approved by the Audit Committee pursuant to the Revised Audit Committee Procedures for Approval of Audit and Non-Audit Services by Independent Auditors, which is attached as Appendix A to this Proxy Statement. The Audit Committee considers the amount of fees for non-audit services in selecting and assessing the independence of the Company's auditors. Audit fees increased on a year-over-year basis primarily as a result of the acquisition of VOXX and integration of the same.
The Audit Committee periodically evaluates the Company's independent auditor. The quality of the staff of Ernst & Young LLP, historical and current performance, expertise in the Company's industries, reasonableness of fees, and independence are all factors that went into the Audit Committee's decision to select Ernst & Young LLP as the Company's independent auditors. The audit engagement partner for the Company rotates at least every five years and the Audit Committee is involved in the selection of a new audit engagement partner. Although ratification of the independent auditors by the Company’s shareholders is not legally required, the Audit Committee and Board believe that submission of this matter to the shareholders follows sound business practice and is in the best interest of shareholders in the current environment. If the shareholders do not approve the selection of Ernst & Young LLP, the selection of such firm as our independent auditors will be reconsidered by the Audit Committee. Accordingly, you may vote on the following resolution at the 2026 Annual Meeting of Shareholders:
RESOLVED, that Ernst & Young LLP be and hereby is ratified to serve as the independent auditors of the Company for the fiscal year ending December 31,2026.
A representative of Ernst & Young LLP is expected to be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire.
The Board unanimously recommends a vote FOR the ratification of Ernst & Young LLP to serve as the Company's independent auditors for fiscal year ending December 31, 2026.

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
As described in the detail in "Compensation Discussion and Analysis", the Company's compensation system is designed to balance short-term performance with long-term growth. Our compensation system must be competitive with compensation arrangements provided to executives at comparably sized companies with whom we compete for talent. We look to: reward performance (with an appropriate percentage of executive pay being performance based); emphasize long-term incentive compensation; drive ownership mentality; and attract, retain and reward the best talent to achieve desired results and to execute the Company's strategic plan. Shareholders are encouraged to read "Compensation Discussion and Analysis", the Company compensation tables, and the related narrative disclosures.
In accordance with certain legislation, the Company is providing shareholders with an advisory (nonbinding) vote on compensation programs for named executive officers (sometimes referred to as "say-on-pay"). Accordingly, you may vote on the following resolution at the 2026 Annual Meeting of Shareholders:
RESOLVED, that the compensation of the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including Compensation Discussion and Analysis, compensation tables, and narrative disclosure is hereby APPROVED.
This vote is non-binding. The Board and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of this advisory vote when considering future executive compensation decisions, to the extent they can determine the cause or causes of any significant negative voting results.
The Board unanimously recommends that you vote FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed pursuant to Item 402 of Resolution S-K, including Compensation Discussion and Analysis, compensation tables, and narrative disclosure.

PROPOSAL 4
APPROVAL OF THE GENTEX CORPORATION 2026 OMNIBUS INCENTIVE PLAN
Background
The Compensation Committee and Board have approved the 2026 Omnibus Plan, subject to shareholder approval. The 2026 Omnibus Plan provides for the potential awards to: i) employees; and ii) non-employee directors of the Company or its subsidiaries, which awards may be stock options [both incentive stock options ("ISOs") and non-qualified stock options ("NQSOs") (collectively, "Options")), appreciation rights ("ARs"), RS, restricted stock units ("RSUs") and PSAs, and performance units ("Performance Units") (collectively, "Performance Awards") and other awards that are stock-based, cash-based or a combination of both ("Other Awards") (collectively, "Awards"). The 2026 Omnibus Plan is intended to amend and restate in its entirety the 2019 Omnibus Plan upon shareholder approval (though as discussed in the Compensation Discussion and Analysis, grants made in the first quarter of 2026 were made under the 2019 Omnibus Plan since the 2026 Omnibus Plan has not yet been approved by Shareholders). Any existing awards previously granted under the 2019 Omnibus Plan will continue to remain outstanding in accordance with their terms and be governed thereby. If, however, the 2026 Omnibus Plan is approved by the shareholders, all future Awards thereafter will be made under the 2026 Omnibus Plan, including those made to NEO's as described in the Compensation Discussion and Analysis as set forth above and all remaining shares available for grant under the 2019 Omnibus Plan (excluding existing awards previously granted) will be cancelled. If the 2026 Omnibus Plan is not approved by our shareholders, it will not be adopted, and we will continue to operate under the 2019 Omnibus Plan until its expiration, including for officers.
Current Equity Compensation Plan Information
A summary of securities issued and to be issued under the Company’s equity compensation plans as of December 31, 2025 is found on page 44, all of which have been approved by our shareholders.
Shareholder Approval
We are asking shareholders to approve the 2026 Omnibus Plan so that we may continue to grant equity-based awards to attract, retain, and motivate our employees and non-employee directors and to further align their interests with those of our shareholders. The 2019 Omnibus Plan does not have enough shares authorized and without shareholder approval of the 2026 Omnibus Plan, we will be unable to continue granting equity-based incentive compensation, which we believe is a critical element of our compensation program and remains important in terms of aligning the interests of our employees and non-employee directors with those of our shareholders. If the 2026 Omnibus Plan is adopted by our shareholders, we will not make any new grants of awards under the 2019 Omnibus Plan. Consistent with the 2019 Omnibus Plan, the 2026 Omnibus Plan submitted for approval herein reflects current practices in equity incentive plans that we consider best practices such as:
No Evergreen Feature. The 2026 Omnibus Plan does not include an “evergreen” feature that would cause the number of authorized shares to automatically increase in future years.
Conservative Share Reuse Provision. Shares subject to an award under the 2026 Omnibus Plan will not be available for reuse if such shares are tendered in payment of a stock option or delivered or withheld to satisfy any tax withholding obligation.
Minimum Vesting Period. Awards granted must have a vesting period of at least twelve months, with the exception that up to 5% of the share reserve may have a shorter vesting period.
Repricings and Exchanges Prohibited. The 2026 Omnibus Plan prohibits the repurchase, cancellation and exchange of out-of-the-money outstanding Options or ARs for consideration.
Discount Options and ARs Prohibited. All Options and ARs must have an exercise price equal to or greater than the fair market value of our common stock on the date the Option or AR is granted.
Double Trigger Change-in-Control Provisions. The change-in-control provisions under the 2026 Omnibus Plan provide an appropriate definition of a change-in-control and for acceleration of vesting in the event of a change in control only if the 2026 Omnibus Plan does not become an obligation of the successor entity or the participant incurs a termination of service without cause or for good reason following the change in control.
No Dividends on Unearned PSAs. The 2026 Omnibus Plan prohibits the current payment of dividends or dividend equivalents on unearned PSAs subject to performance conditions.

Clawback Provisions. Awards under the 2026 Omnibus Plan are subject to the Company's Incentive-Based Compensation Recoupment Policy in compliance with SEC rules and NASDAQ listing standards, and may be subject to additional recoupment in circumstances of conduct deemed detrimental to the Company as set forth in applicable evidences of Award.
A summary of the 2026 Omnibus Plan is set forth below. This summary is qualified in its entirety by reference to the full text of the 2026 Omnibus Plan, which is attached as Appendix B. All share disclosures in the table below are as of March 1, 2026.

Metric	Amount
Shares requested under the 2026 Omnibus Plan	30,000,000
Shares of common stock outstanding	215,649,976
Shares remaining available for grant under the 2019 Omnibus Plan (1)	7,099,125
Outstanding stock options (with weighted average exercise price of $29 and weighted average remaining term of 2 years)	3,283,162
Outstanding Full Value Awards - RSUs	3,371,219
Outstanding Full Value Awards - Performance Awards at target	944,421
Total dilution (fully diluted overhang) represented by new share request	14.85
Three-year average annual burn rate	0.66%
Expected duration of shares requested (in years)	6.7
(1) Shares remaining available for grant under the 2019 Omnibus Plan as of March 1, 2026 will be canceled upon approval of the 2026 Omnibus Plan. Any Awards granted by the Company under the 2019 Omnibus Plan between March 1, 2026 and May 21, 2026 (the effective date of the 2026 Omnibus Plan) will be deducted from the shares available under the 2026 Omnibus Plan when approved.
General Plan Information. The 2026 Omnibus Plan is intended to permit the grant of Options (both ISOs, NQSOs or a combination of both), ARs, RS, RSUs, Performance Awards and Other Awards. All Awards granted under the 2026 Omnibus Plan will be governed by separate written or electronic agreements or other evidence of award between the Company and each participant. The evidence of award will specify the terms and conditions of the Award. No right or interest of a participant in any Award will be subject to any lien, obligation or liability of the participant. The laws of the State of Michigan govern the 2026 Omnibus Plan and any Awards granted thereunder.
Administration. We will bear all expenses of administering the 2026 Omnibus Plan. Our Compensation Committee will administer the 2026 Omnibus Plan and have the authority to grant Awards to participants upon such terms and conditions (not inconsistent with the provisions of the 2026 Omnibus Plan) as may be considered appropriate. The interpretation and construction by the Compensation Committee of any provision of the 2026 Omnibus Plan or of any evidence of award, and any determination by the Compensation Committee pursuant to any provision of the 2026 Omnibus Plan or of any evidence of award, are considered final and conclusive. To the extent permitted by law as well as limits under the 2026 Omnibus Plan, the Board or the Compensation Committee, as applicable, may, from time to time, delegate to one or more of its members or to one or more officers of the Company, or to one or more agents or advisors, administrative duties or powers as it may deem advisable, and the Board, the Compensation Committee or any person to whom duties or powers have been delegated, may utilize third parties to provide advice with respect to any responsibility the Board or the Compensation Committee or such person may have under the 2026 Omnibus Plan. The Board or the Compensation Committee may, to the extent permitted, authorize one or more of our executive officers, including our President and CEO, to do one or both of the following on the same basis as the Compensation Committee: (i) designate participants to be recipients of Awards; and (ii) determine the size of any such Awards. The authorized officer(s) are required to report periodically to the Compensation Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated. This authority may not be delegated with respect to Awards to any executive officer, director or owner of more than 10% of the Company’s equity securities.
Eligibility for Participation. Any of our employees, employees of our subsidiaries and non-employee members of our Board are eligible to receive an Award under the 2026 Omnibus Plan. ISOs, however, may only be granted to employees of the Company or as otherwise permitted by law. Because the 2026 Omnibus Plan provides for broad discretion in selecting participants and in making Awards, the total number of persons who will participate in the 2026 Omnibus Plan and the benefits that will be provided to the participants cannot be determined at this time. As of March 1, 2026, approximately 5,200 employees (including NEO's) and eight (8) non-employee directors were eligible to participate in the 2019 Omnibus Plan.

Shares Available for Issuance Under the 2026 Omnibus Plan. Subject to adjustment as provided in the 2026 Omnibus Plan, the number of shares of our common stock reserved for issuance under the 2026 Omnibus Plan is 30,000,000 ("Available Common Shares") plus any shares related to Awards (including Full Value Awards) under the 2026 Omnibus Plan that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares, or are settled in cash in lieu of shares, will be available again for grant under the 2026 Omnibus Plan. PSA's, RS, or any other Awards granted with a per share price of less than 100% of the Market Value per Share as determined for such Award (i.e. Full Value Awards) shall be counted against the Available Common Shares as 3.06 shares for every one share of Common Stock subject thereto. Options and AR's with a per share price of at least 100% of the Market Value per Share as determined for such Award shall be counted against the Available Common Shares as one share for every one share of Common Stock subject thereto. Notwithstanding the foregoing, (x) upon the exercise of a stock-settled stock appreciation right or net-settled option granted under the 2026 Omnibus Plan, the number of shares subject to the Award (or portion of the Award) that is then being exercised will be counted against the maximum aggregate number of shares that may be issued under the 2026 Omnibus Plan as provided above, regardless of the actual number of shares issued upon exercise and (y) any shares withheld (or, with respect to RS, returned) in satisfaction of tax withholding obligations will be counted as shares issued.
The number of shares of common stock actually issued or transferred by the Company upon the exercise of ISOs will not exceed 2,000,000. In addition, during any performance period no participant will be granted Options and ARs and other Awards with rights which are substantially similar to Options or ARs, in the aggregate, for more than 1,000,000 shares of common stock. Further, during any performance period no participant will be granted performance vesting RS or RSUs or stock-denominated Performance Shares or Other Awards with rights which are substantially similar to Performance Shares for more than 1,000,000 shares of common stock. During any performance period no participant will be granted Performance Units or cash-denominated Other Awards with rights which are substantially similar to Performance Units pursuant to which the Participant can receive, in the aggregate, more than $10,000,000. During any calendar year, no Participant who is a non-employee director shall be granted overall compensation in excess of $500,000. Any Awards granted by the Company in substitution for Awards granted by companies acquired by the Company (Substitute Awards) will not reduce the shares of common stock available for Awards under the 2026 Omnibus Plan.
Description of Awards Under the 2026 Omnibus Plan.
Stock Options. The Board or Compensation Committee may award ISOs, which are intended to comply with Section 422 of the Code, NQSOs, which are not intended to comply with Section 422 of the Code or a combination of both. An evidence of award will be given to a participant who receives a grant and will set forth: i) the number of shares granted; ii) the exercise price, which may not be less than the fair market value of the underlying shares of common stock on the date the Option is granted; iii) the method by which the exercise price is payable; iv) the conditions to become exercisable (including without limitation the attainment of performance objectives) and the period(s) for which they will remain exercisable; and v) such other terms as the Compensation Committee or an authorized officer may approve, including without limitation provisions under which some portion or all of the Options or proceeds attributable to them may be subject to recoupment in circumstances of conduct deemed detrimental to the Company.
Successive grants may be made to the same participant whether or not any previous grants remain unexercised. Options must provide for a minimum vesting period of twelve months from the date of grant, with the exception that up to 5% of the share reserve may have a shorter vesting period. Any grant may provide for the earlier exercise or other modifications in the event of specified terminations of the participant’s employment or service, a change in control, an unforeseeable emergency, the grant of a Substitute Award or other special circumstances. The exercise of an Option will result in the cancellation on a share-for-share basis of any related tandem AR authorized. No Option granted will be exercisable for more than ten years from the date it was granted. Except as provided in an evidence of award, in the event of a participant’s termination of employment or service, any Options that have not vested as of the termination date will be cancelled and immediately forfeited, without further action on the part of the Company or the Compensation Committee, and the participant will have no further rights in respect of such grant. In no event may an Option be repurchased or cancelled in exchange for cash or other consideration at a time when the exercise price exceeds the fair market value of the shares of common stock.
Appreciation Rights. The Board or the Compensation Committee may grant: i) tandem ARs with Options; or ii) freestanding ARs unrelated to Options. A tandem AR gives the participant holding an associated Option a right, exercisable by the surrender of the Option, to receive an amount determined by the Board, the Compensation Committee or an authorized officer, which is a percentage of the spread on the related Option (not exceeding 100%) at the time of exercise. Tandem ARs may be granted at any time prior to the exercise or termination of the related Option, although a tandem AR awarded in relation to an ISO must be granted concurrently with the ISO. Free-standing ARs grant the participant the right to receive an amount determined by the Board, the Compensation Committee or an authorized officer, which is a percentage of the spread (not exceeding 100%) at the time of exercise.
An evidence of award will be given to a participant who receives a grant and will set forth: i) the number of shares of common stock to which it pertains; ii) the percentage of the spread (not exceeding 100%) payable at the time of exercise and whether such amount will be paid in cash, in shares of common stock or a combination; iii) the conditions to become exercisable (including without limitation the attainment of performance objectives) and the exercise period; and iv) such other terms as the Compensation Committee or authorized officer may approve, including without limitation provisions under which some portion or all of the ARs or proceeds attributable to them may be subject to recoupment in circumstances of conduct deemed detrimental to the Company.
ARs must provide for a minimum vesting period of twelve months from the date of grant, with the exception that up to 5% of the share reserve may have a shorter vesting period. A grant may provide for an earlier exercise or other modifications in the event of specified terminations of the participant’s employment or service, a change in control, an unforeseeable emergency, the grant of a Substitute Award or other special circumstances. Except as provided in an evidence of award, in the event of a participant’s termination of employment or service, any ARs that have not vested as of the participant’s termination date will be cancelled and immediately forfeited, without further action on the part of the Company or the Compensation Committee, and the participant will have no further rights in respect of such grant.
A grant of tandem ARs will provide that such grant may be exercised only at a time when the related Option is also exercisable and at a time when the spread is positive, and by surrender of the related option for cancellation. Successive grants of tandem ARs may be made to the same participant regardless of whether any previous grants remain unexercised.
With respect to free-standing ARs only: i) each grant will specify a base price which may not be less than the market value per share on the grant date; ii) successive grants may be made regardless of whether any previous grant(s) remain unexercised; and iii) no grant may be exercised more than ten years from the grant date. In no event may an AR be repurchased or cancelled in exchange for cash or other consideration at a time when the exercise price exceeds the fair market value of the shares of common stock.
Restricted Stock. The Board, the Compensation Committee or an authorized officer may grant RS. Each grant constitutes an immediate transfer of ownership of shares of the Company common stock entitling the participant to voting, certain dividend and other ownership rights, subject to a substantial risk of forfeiture and restrictions on transfer pending lapse of the forfeiture risk.
An evidence of award will be given to a participant who receives a grant and will set forth: i) the number of shares of common stock to which it pertains; ii) any restrictions on transfer and forfeitability provisions; iii) the conditions under which restrictions on transfer and forfeitability provisions will lapse, including without limitation upon the attainment of performance objectives; and (iv) such other terms the Compensation Committee or an authorized officer may approve, including without limitation provisions under which some portion or all of the RS or proceeds attributable to it may be subject to recoupment in circumstances of conduct deemed detrimental to the Company.
RS must provide for a minimum vesting period of twelve months from the date of grant, with the exception that up to 5% of the share reserve may have a shorter vested period. A grant may provide for the earlier lapse of restrictions or other modifications in the event of terminations of employment or service, a change in control, an unforeseeable emergency, the grant of a Substitute Award or other special circumstances. Except as otherwise provided in an evidence of award, in the event of a participant’s termination of employment or service, any RS that has not yet become free of restrictions will be immediately forfeited, without further action on the part of the Company or the Compensation Committee, and the participant will have no further rights in respect of such grant. A grant may require that any or all dividends or other distributions paid during the period of such restrictions be automatically deferred and/or reinvested in additional shares of RS (which may be subject to the same restrictions as the underlying Award) or be paid in cash on a deferred or contingent basis (subject to any restrictions on performance-based Awards).
Restricted Stock Units. The Board, the Compensation Committee, or an authorized officer may grant RSUs. A grant will constitute the agreement by the Company to deliver shares of its common stock or cash to the participant in the future in consideration of the performance of services. An evidence of award will be given to a participant who receives a grant and will set forth: i) the number of shares of common stock to which it pertains; ii) the conditions for the RSUs or installments to vest (including without limitation the attainment of performance objectives); iii) form of payment and time(s) payable; and iv) such other terms as the Compensation Committee or authorized officer may approve, including without limitation provisions under which some portion or all of an RSU or proceeds attributable to it may be subject to recoupment in circumstances of conduct deemed detrimental to the Company.

During the restriction period, no participant will have the rights of a shareholder of any shares of common stock, but the Compensation Committee or an authorized officer may authorize the payment of dividend equivalents on such RSUs on either a current, deferred or contingent basis, either in cash or in additional shares of common stock (subject to any restrictions on performance-based Awards). RSUs must provide for a minimum vesting period of twelve months from the date of grant, with the exception that up to 5% of the share reserve may have a shorter vesting period. A grant of RSUs may provide for the earlier lapse of restrictions or other modifications in the event of specified terminations of the participant’s employment or service, a change in control, an unforeseeable emergency, the grant of a Substitute Award or other special circumstances. Except as otherwise provided in an evidence of award, in the event of a participant’s termination of employment or service, any RSU that has not yet become vested will be immediately forfeited without further action on the part of the Company or the Compensation Committee, and the participant will have no further rights in respect of such grant.
Performance Shares and Performance Units. The Board, the Compensation Committee, or an authorized officer may grant PSAs and Performance Units that will become payable upon achievement of specified performance objectives during performance periods. An evidence of award will be given to a participant who receives a grant and will set forth: i) the number of units or shares of common stock to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors; ii) the conditions for the Performance Awards or installments to vest; iii) form of payment; and iv) such other terms as the Compensation Committee or authorized officer may approve, including without limitation provisions under which some portion or all of the Performance Awards or proceeds attributable thereto may be subject to recoupment in circumstances of conduct deemed detrimental to the Company.
Such Performance Awards must provide for a minimum vesting period of twelve months from the date of grant, with the exception that up to 5% of the share reserve may have a shorter vesting period. A grant of Performance Awards may provide for the earlier lapse of restrictions or other modifications in the event of specified terminations of employment or service, a change in control, an unforeseeable emergency, the grant of a Substitute Award or other special circumstances. Except as provided in an evidence of award, in the event of a termination of employment or service, any Performance Award that has not yet become vested will be immediately forfeited, without further action, and the participant will have no further rights in respect of such grant. During the performance period, the participant will have none of the rights of a shareholder with respect to Performance Shares, but the Compensation Committee or authorized officer may authorize the payment of dividend equivalents on Performance Shares on either a current, deferred or contingent basis, either in cash or in additional shares of common stock (subject to any restrictions on performance-based Awards).
Other Awards. The Board, the Compensation Committee, or an authorized officer may authorize grants of other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to: i) shares of the Company common stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of common stock, purchase rights for shares of common stock, awards with value and payment contingent upon performance of the Company or any other factors designated by the Board, the Compensation Committee, or authorized officer, and awards valued by reference to the book value of shares of common stock or the value of securities of, or the performance of specified subsidiaries or affiliates or other business units of, the Company; ii) cash; or iii) any combination of the foregoing, including without limitation grants of cash or shares of common stock as a bonus or in lieu of obligations of the Company to pay cash or deliver other property under the 2026 Omnibus Plan or under other plans or compensatory arrangements, all subject to such terms determined by the Board, the Compensation Committee or authorized officer.
An evidence of award will be given to a participant who receives a grant and will set forth: i) the number of shares of common stock and/or the amount of cash to which it pertains; ii) the conditions for the Other Award or installments to vest (including without limitation the attainment of performance objectives); iii) the form of payment; and iv) such other terms as the Board, the Compensation Committee or authorized officer may approve, including without limitation provisions under which some portion or all of the Other Award or proceeds attributable thereto may be subject to recoupment in circumstances of conduct deemed detrimental to the Company. Other Awards must provide for a minimum vesting period of twelve months from the date of grant, with the exception that up to 5% of the share reserve may have a shorter vesting period. A grant of an Other Award may provide for the earlier lapse of restrictions or other modifications in the event of specified terminations of employment or service, a change in control, an unforeseeable emergency, the grant of a Substitute Award or other special circumstances. Except as provided in an evidence of award, in the event of termination of employment or service, any Other Award that has not yet become vested will be immediately forfeited, without further action on the part of the Company or the Compensation Committee, and the participant will have no further rights in respect of such grant.
Awards to Non-Employee Directors. The Board may from time to time grant Awards to non-employee directors upon the terms and conditions otherwise applicable to the grants of Awards under the 2026 Omnibus Plan. If a non-

employee director subsequently becomes an employee of the Company while remaining a member of the Board, any Award held by such individual at the time will not be affected.
Performance Measures. The Board or the Compensation Committee may grant Awards under the 2026 Omnibus Plan subject to the attainment of measurable performance objectives. Performance objectives may be described in terms of the Company-wide objectives or objectives that are related to such other performance including that related to the performance of the individual participant. Performance objectives may be made relative to the performance of other companies or an index covering multiple companies.
The Board and/or the Compensation Committee at any time may exclude the impact on performance of charges for restructuring, acquisitions, divestitures, discontinued operations, extraordinary items, and other unusual or non-recurring items and the cumulative effects of changes in tax law or accounting principles, as such are defined by generally accepted accounting principles or the SEC and as identified in the Company’s audited financial statements, notes to such financial statements or management’s discussion and analysis in the Company’s annual report or other filings with the SEC. With respect to any grant under the 2026 Omnibus Plan, if the Board and/or the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the performance objectives unsuitable, the Board and/or the Compensation Committee may in its discretion modify such performance objectives or the related minimum acceptable level or levels of achievement, in whole or in part, as the Board and/or the Compensation Committee deems appropriate and equitable.
Subject to the individual and other 2026 Omnibus Plan limits described above, the number of performance-based Awards granted to any participant in any year is determined by the Compensation Committee in its sole discretion. The Board and/or the Compensation Committee may reduce, but not increase, the value of a performance-based Award.
Adjustments. The Board shall make or provide for adjustments in the numbers of shares of common stock covered by outstanding Options, ARs, RSUs, Performance Awards and Other Awards, in the option price and base price provided in outstanding Options and ARs, and in the kind of shares covered thereby, as equitably required to prevent dilution or enlargement of the rights of participant that otherwise would result from: (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company; (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities; or (c) any other corporate transaction or event having an effect similar to any of the foregoing. In the event of any such transaction or event, the Board and/or the Compensation Committee, in its discretion, may provide in substitution for any or all outstanding Awards alternative consideration (including cash), if any, as it may determine, in good faith, to be equitable in the circumstances and may require the surrender of all Awards to be replaced. The Board or the Compensation Committee also will make or provide for adjustments in the numbers of shares as is appropriate to reflect any transaction or event described above.
Change in Control. In the event of a “Change in Control” (as defined in the 2026 Omnibus Plan), except as otherwise provided in an evidence of award or by the Compensation Committee on the grant date, to the extent outstanding Awards granted under the 2026 Omnibus Plan are not assumed, converted or replaced by the resulting entity or its direct or indirect parent, all outstanding Awards that may be exercised will become fully exercisable, all restrictions with respect to outstanding Awards will lapse and become vested and non-forfeitable, and any specified performance objectives with respect to outstanding Awards will be deemed to be satisfied at target.
Except as otherwise provided in an evidence of Award or by the Compensation Committee, to the extent outstanding Awards granted are assumed, converted or replaced by the resulting entity or its direct or indirect parent in the event of a Change in Control, any outstanding Awards that are subject to performance objectives will be converted by the resulting entity or its direct or indirect parent, based on whether target performance had been achieved as of the date of the Change in Control, and each Award of: (i) PSAs or Performance Units will continue to vest during the remaining performance period; (ii) RS will remain subject to the otherwise applicable vesting conditions during the remaining vesting period; (iii) RSUs will remain subject to the applicable vesting conditions during the restriction period; and (iv) all other Awards will remain subject to the applicable vesting conditions during the remaining vesting period, if any.
Except as otherwise provided in an evidence of award or by the Compensation Committee, to the extent outstanding Awards granted are either assumed, converted or replaced by the resulting entity or its direct or indirect parent in the event of a Change in Control, if a participant’s service is terminated without cause by the Company or the resulting entity or a participant resigns his or her employment for good reason (as those terms are defined in his or her employment agreement as applicable and otherwise in an evidence of award), in either case, all outstanding Awards held by the participant that may be exercised will become exercisable and restrictions with respect to outstanding Awards will lapse and become vested and non-forfeitable as set forth in an evidence of award.

The Board in its discretion, at or after a grant date, may: (i) provide for the cancellation of each outstanding and unexercised Option or AR with an option or base price, less than the highest price per share of common stock paid for a share of common stock in the Change in Control (or, if less, the market value per share at the time of cancellation to the extent required to avoid imposition of a tax under Section 409A of the Code) (such amount the “Transaction Consideration”) in exchange for a cash payment to be made at the same time as payment is made to holders of common stock in connection with the Change in Control in an amount equal to the amount by which the Transaction Consideration exceeds the option or base price, as applicable, multiplied by the number of shares of common stock granted under the Option or AR; and (ii) provide for the cancellation of each outstanding and unexercised Option or AR with an option or base price, as applicable, equal to or more than the Transaction Consideration without any payment to the holder of such Option or AR, as applicable.
Non-U.S. Participants. The Board or the Compensation Committee may provide for special terms for Awards to participants who are employed by the Company or its subsidiaries outside of the United States of America, as the Board or the Compensation Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Board or the Compensation Committee may approve supplements to or amendments, restatements or alternative versions of the 2026 Omnibus Plan as it may consider necessary or appropriate for such purposes. No special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of the 2026 Omnibus Plan as then in effect unless such revisions are permitted without further approval by the shareholders of the Company.
Transferability. Except as otherwise determined by the Board or the Compensation Committee, no Award or dividend equivalents paid may be transferable by a participant except by will or the laws of descent and distribution, and may be otherwise transferred in a manner that protects the interest of the Company as the Board or the Compensation Committee may determine. If approved by the Board or the Compensation Committee, each participant may, in a manner established by the Board or the Compensation Committee, designate a beneficiary to exercise the rights of the participant with respect to any Award upon the death of the participant and to receive shares of common stock or other property issued upon such exercise.
The Board, the Compensation Committee or an authorized officer may specify on the grant date that part or all of the shares of common stock that are: (i) to be issued or transferred by the Company upon the exercise of an Option or ARs, upon the termination of the restriction period applicable to RSUs or upon payment under any grant of Performance Shares or Performance Units; or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer, will be subject to further restrictions on transfer.
The Board or the Compensation Committee may determine that Awards (other than ISOs) may be transferable by a participant, without payment of consideration by the transferee, only to any one or more family members of the participant. No transfer will be effective unless reasonable prior notice is delivered to the Company and the transfer is affected in accordance with any terms and conditions that were made applicable. Any transferee will be subject to the same terms and conditions as the participant.
Federal Income Tax Consequences
The following discussion covers some of the United States federal income tax consequences with respect to Awards that may be granted under the 2026 Omnibus Plan. This summary does not describe state, local, or foreign tax consequences of an individual’s participation in the 2026 Omnibus Plan.
Options. A participant will not recognize income for federal income tax purposes when ISOs are granted or timely exercised. If the participant disposes of shares acquired by exercise of an ISO either before the expiration of two years from the date the Options are granted or within one year after the issuance of shares upon exercise of the ISO, the participant will recognize in the year of disposition: (a) ordinary income, to the extent the lesser of either (1) the fair market value of the shares on the date of Option exercise, or (2) the amount realized on disposition, exceeds the Option exercise price; and (b) capital gain, to the extent the amount realized on disposition exceeds the sum of the exercise price paid and any ordinary income recognized by the participant. If the shares are sold after expiration of these holding periods, the participant generally will recognize capital gain or loss equal to the difference between the amount realized on disposition and the Option exercise price.
Exercise of an ISO will be timely if made during its term and if the participant remains employed at all times during the period beginning on the date of grant of the ISO and ending on the date three months before the date of exercise (or one year before the date of exercise in the case of a disabled participant). Exercise of an ISO will also be timely if made by the legal representative of a participant who dies while employed or within three months after termination of employment. The tax consequences of an untimely exercise of an ISO will be determined in accordance with the rules applicable to NQSOs discussed below.

The exercise of an ISO may result in alternative minimum tax liability. The excess of the fair market value of the shares purchased on exercise of an ISO over the exercise price paid for such shares is considered alternative minimum taxable income for alternative minimum tax purposes.
With respect to NQSOs, the participant will recognize no income upon grant of the Option, and, upon exercise, will recognize ordinary income to the extent of the excess of the fair market value of the shares on the date of Option exercise over the Option exercise price. Upon a subsequent disposition of the shares received from the exercise of an NQSO, the participant generally will recognize capital gain or loss to the extent of the difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition.
Appreciation Rights. The recipient of a grant of ARs will not realize taxable income on the date of the grant. Upon the exercise of ARs, the recipient will realize ordinary income equal to the amount of cash or the fair market value of stock received.
Restricted Stock. A participant holding RS will, at the time the shares vest, realize ordinary income in an amount equal to the fair market value of the shares and any cash received at the time of vesting. Any dividends paid to the participant on the RS during the restriction period will generally be ordinary income to the participant.
Under Section 83(b) of the Code, a participant may elect (not later than 30 days after acquiring the RS) to recognize ordinary income at the time the shares are awarded in an amount equal to their fair market value at that time, notwithstanding the fact that the shares are subject to transferability restrictions and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by the participant at the time the restrictions lapse, the participant will have a tax basis in the shares equal to their fair market value on the date of their award, and the participant’s holding period for capital gains purposes will begin at that time. If, however, the shares are later forfeited, no tax deduction is allowable to the participant, and the Company will recognize ordinary income equal to the amount of its deduction when the participant made the Section 83(b) election.
Restricted Stock Units and Performance Awards. A participant holding RSUs or Performance Awards will, at the time the RSUs or Performance Awards become payable, realize ordinary income in an amount equal to the fair market value of the shares and any cash received.
Other Awards. The tax consequences of Other Awards will depend upon the terms and conditions of such Awards as determined by the Board or the Compensation Committee. A participant holding Other Awards, however, will generally realize ordinary income in an amount equal to the fair market value of the shares or cash received at the time of payment of shares or cash.
Federal Tax Consequences to the Company. In general, we will receive an income tax deduction at the same time and in the same amount as the amount which is taxable to the employee as ordinary income. Section 162(m) of the Internal Revenue Code, however, disallows a tax deduction for compensation in excess of $1 million paid in any taxable year to certain covered employees. As a result, the Company may not be able to deduct all compensation associated with Awards under the 2026 Omnibus Plan. In addition, to the extent a participant realizes capital gains, as described above, we will not be entitled to any corresponding deduction for federal income tax purposes.
Dividends and Dividend Equivalents. The Compensation Committee may provide the participant as part of an Award with dividends or dividend equivalents, payable in cash, shares of common stock, other securities, other Awards, or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Compensation Committee, provided, that no dividends or dividend equivalents shall be payable in respect of outstanding: (i) Options or ARs; or (ii) unearned Performance Awards or other unearned Awards subject to performance objectives.
Award Deferral and Compliance with Section 409A of the Code. The Compensation Committee may permit participants to elect to defer the issuance of stock or the settlement of Awards in cash (other than with respect to Options or ARs) pursuant to such rules, procedures or programs as it may establish. The Compensation Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts, provided that no dividend equivalents shall be payable in respect of outstanding Options or unearned Performance Awards or other unearned Awards subject to performance conditions. It, however, is intended that any grants made will be exempt from Section 409A of the Code or are structured in a manner that would not cause a participant to be subject to taxes and interest pursuant to Section 409A of the Code.
Effective Date. The 2026 Omnibus Plan will only be effective as of the date it is approved by the shareholders. The 2026 Omnibus Plan will terminate on the tenth anniversary of shareholder approval unless earlier terminated in accordance with its provisions. Awards outstanding as of the date of termination of the 2026 Omnibus Plan will not be affected or impaired by the termination.

Amendments and Termination. The 2026 Omnibus Plan and any Award may be amended, suspended or terminated at any time by the Board, provided no amendment is permitted without shareholder approval if shareholder approval is required in order to comply with applicable law or the rules of the NASDAQ or any other securities exchange on which our common stock is traded or quoted. Except as otherwise permitted, no termination, suspension or amendment of the 2026 Omnibus Plan or any Award will adversely affect the right of any participant with respect to any Award granted, as determined by the Board or the Compensation Committee, without a participant’s written consent.
The Company will obtain shareholder approval for: i) a reduction in the exercise price of an Award (or the cancellation and re-grant of an Award resulting in a lower exercise price) other than equitable adjustments in accordance with the 2026 Omnibus Plan; ii) any amendment to materially expand the group of individuals eligible for Awards under the 2026 Omnibus Plan; iii) an increase to the maximum number of shares of common stock available for issuance under the 2026 Omnibus Plan (other than equitable adjustments in accordance with the 2026 Omnibus Plan); or (iv) amendments that would materially increase the benefits accruing to participants.
Substitute Awards for Awards Granted by Other Entities. Substitute Awards may be granted for grants or awards held by employees of a company or entity who become the Company employees as a result of the acquisition, merger or consolidation of the employer company by or with the Company. Except as otherwise provided by applicable law and notwithstanding anything in the 2026 Omnibus Plan to the contrary, the terms, provisions and benefits of the Substitute Awards grant may vary from those set forth in or required or authorized by the 2026 Omnibus Plan to such extent as the Compensation Committee at the time of the grant may deem appropriate to conform, in whole or part, to the terms, provisions and benefits of grants or awards in substitution for which they are granted.
Additional Information Regarding New Plan Benefits. Other than as described in the "Compensation Discussion and Analysis" with respect to officers and non-employee directors, we do not have any current proposals, plans or arrangements, written or otherwise, to grant any specific Awards under the 2026 Omnibus Plan to any named executive officers, other employees or non-employee directors of the Company. Accordingly, future Awards under the 2026 Omnibus Plan to NEOs, officers, other employees and non-employee directors are not readily determinable at this time, as such awards remain in the discretion of the Board and the Compensation Committee. Reference is made to the tables captioned “Summary Compensation Table,” “Grants of Plan-Based Awards,” “Outstanding Equity Awards at Fiscal Year-End,” and “Option Exercises and Stock Vested” in this Proxy Statement for detailed information on incentive awards granted and the exercise of stock options by certain NEO's under the Prior Plans during the three most recent fiscal years.
New Plan Benefits Table. Because future Awards under the 2026 Omnibus Plan are discretionary and are not yet determinable, the following dollar value and number of shares information is not able to be presented at this time.

Name and Position	Dollar Value ($)	Number of Shares
Steve Downing, President and CEO	Not determinable	Not determinable
Neil Boehm, Vice President - Engineering and CTO	Not determinable	Not determinable
Kevin Nash, Vice President - Finance, CFO and Treasurer	Not determinable	Not determinable
Matt Chiodo, Senior Vice President - Sales and Chief Sales Officer	Not determinable	Not determinable
Scott Ryan, Vice President, General Counsel and Corporate Secretary	Not determinable	Not determinable
All current executive officers as a group	Not determinable	Not determinable
All current non-employee directors as a group	Not determinable	Not determinable
All employees (excluding executive officers) as a group	Not determinable	Not determinable
Awards of RS and PSAs to named executive officers and RS to directors in 2025 are set forth in the Compensation Discussion and Analysis.
Market Price of the Common Stock. As of March 1, 2026, the fair market value of our common stock was $23.40 per share, based on the closing price of the common stock as reported by NASDAQ.
In accordance with the foregoing, you may vote on the following resolution at the 2026 Annual Meeting of Shareholders:
RESOLVED, that the Gentex Corporation 2026 Omnibus Incentive Plan is hereby APPROVED.
The Board of Directors unanimously recommends that you vote for the approval of the Gentex Corporation 2026 Omnibus Incentive Plan.

DELINQUENT SECTION 16 REPORTS
Based upon a review of Forms 3, 4, and 5 furnished to the Company during or with respect to the preceding fiscal year and written representations from certain reporting persons, the Company is not aware of any failure by any reporting person to make timely filings of those Forms as required by Section 16(a) of the Securities Exchange Act of 1934.
SHAREHOLDER PROPOSALS
Any proposal of a shareholder intended to be presented at the 2027 Annual Meeting must be in accordance with Rule 14a-8 of the Securities Exchange Act of 1934 and be received by the Company at its headquarters, c/o Corporate Secretary’s Office, 600 North Centennial Street, Zeeland, Michigan 49464, no later than December 10, 2026, if the shareholder wishes the proposal to be included in the Company’s Proxy Statement relating to that meeting. In addition, the Company’s Bylaws contain certain notice and procedural requirements applicable to shareholder proposals, irrespective of whether the proposal is to be included in the Company’s Proxy materials. To be timely, such a shareholder's notice must be delivered, or mailed and received at, the Company's headquarters as set forth in the Company’s Bylaws. A copy of the Company’s Bylaws is filed with the SEC and can be obtained from the Public Reference Section of the Commission or the Company. To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company's nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, no later than March 22, 2027.
MISCELLANEOUS
The Company’s Annual Report to Shareholders, including financial statements, is being delivered to shareholders with this Proxy Statement and can be found online at http://ir.gentex.com.
Management is not aware of any matters to be presented for action at the Annual Meeting other than as set forth in this Proxy Statement. If other business should come before the meeting, it is the intention of the persons named as Proxy holders in the accompanying Proxy to vote the shares in accordance with their judgment. Discretionary authority to do so is included in the Proxy.
The cost of the solicitation of Proxies will be borne by the Company. In addition to the use of the mail and e-mail, Proxies may be solicited personally or by telephone or facsimile by a few regular employees of the Company without additional compensation. The Company has not retained any third party to help solicit proxies, but reserves the right to do so. In addition, the Company will reimburse brokers, nominees, custodians, and other fiduciaries for their expenses in connection with sending Proxy materials to registered and beneficial owners and obtaining their Proxies.
Shareholders are urged to promptly vote your shares either on the Internet (preferred method), via telephone, or by dating, signing, and returning the accompanying Proxy in the enclosed envelope.

BY ORDER OF THE BOARD OF DIRECTORS
Scott Ryan
Vice President, General Counsel
and Corporate Secretary

April 9, 2026

APPENDIX A

Revised Audit Committee
Procedures for Approval of Audit and Non-Audit
Services by Independent Auditors

The following procedure is adopted by the Audit Committee relating to the approval of audit and non-audit services provided by the Company’s independent auditors.

1.The Committee has reviewed and approved work to be performed by the independent auditors in the areas of tax, audit and advisory services and subcategories within each category as designated on the attached schedule.

2.Any additional audit and non-audit work performed by the independent auditors that is not included on the attached schedule must be specifically pre-approved as follows:

a.If the proposed independent auditors’ engagement is equal to or less than $50,000, the Chairman of the Audit Committee must pre-approve the work and will communicate his approval to the full Audit Committee at the next regularly scheduled meeting of the Audit Committee.

b.If the proposed independent auditors’ engagement is greater than $50,000, the full Audit Committee must pre-approve the work.

3.The independent auditors may not conduct any work that is prohibited by applicable SEC rules or regulations.

APPENDIX B

GENTEX CORPORATION

2026 OMNIBUS INCENTIVE PLAN
(AN AMENDMENT AND RESTATEMENT OF GENTEX CORPORATION 2019 OMNIBUS INCENTIVE PLAN)

1.PURPOSE. The purpose of this Gentex Corporation 2026 Omnibus Incentive Plan is to attract and retain directors, officers, and other employees Gentex Corporation and its Subsidiaries and to motivate and provide to such persons incentives and rewards for performance. The Plan is an amendment and restatement in its entirety of the Gentex Corporation 2019 Omnibus Incentive Plan. From and after the Effective Date, no new Awards will be made under the Gentex Corporation 2019 Omnibus Incentive Plan.

2.DEFINITIONS. As used in this Plan:
A.“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified (provided that an entity shall be deemed an Affiliate of the Corporation for purposes of this Plan only for such periods as the requisite ownership or control relationship is maintained).

B.“Appreciation Right” means a right granted pursuant to Section 5 of the Plan and will include both Free-Standing Appreciation Rights and Tandem Appreciation Rights.

C.“Authorized Officer” has the meaning specified in Section 12.D. of the Plan.

D.“Award” means a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Restricted Stock, Restricted Stock Units, and/or Other Awards.

E.“Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right or a Tandem Appreciation Right.

F.“Board” means the Board of Directors of the Corporation and, to the extent of any delegation by the Board to a committee (or subcommittee thereof) pursuant to Section 12 of the Plan, such committee (or subcommittee).

G.“Cause” shall have the meaning assigned such term in the employment agreement, if any, between a Participant and an Employer and, in the absence of such an agreement, the meaning specified in the applicable Evidence of Award.

H.Except as may be otherwise provided in an Evidence of Award, a “Change in Control” shall be deemed to have occurred upon the happening of any of the following events:

i.any Person is or becomes (other than in connection with a transaction described in clause (A) or (B) of Paragraph (iii) below) the beneficial owner (within the meaning of Rule 13d-3 of the Securities and Exchange Commission promulgated under the Exchange Act), directly or indirectly, of securities of the Corporation (not including in the securities beneficially owned by such Person any securities acquired directly from the Corporation or any of its Affiliates) representing more than 50% of the combined voting power of the Corporation’s then outstanding securities;

ii.individuals who on the Effective Date constitute the Board, and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including without limitation a consent solicitation, relating to the election of Directors of the Corporation) whose election by the Board or nomination for election by the Corporation’s shareholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

iii.consummation of a merger or consolidation of the Corporation or any direct or indirect parent or subsidiary of the Corporation with any other company, other than (A) a merger or consolidation which would result in (1) the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or direct or indirect parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its Affiliates, more than 50% of the combined voting power of the voting securities of the Corporation or such surviving entity or direct or indirect parent thereof outstanding immediately after such merger or consolidation, and (2) the individuals who comprise the Board immediately prior thereto constituting at least a majority of the board of directors of (I) any parent of the Corporation or the entity surviving such merger or consolidation or (II) if there is no such parent, of the Corporation or such surviving entity, or (B) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no Person acquires more than 50% of the combined voting power of the Corporation’s then outstanding securities; or

iv.the shareholders of the Corporation approve a plan of complete liquidation of the Corporation or there is consummated the sale, disposition or long-term lease by the Corporation of all or substantially all of the Corporation’s assets.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred (1) by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in one or more entities which, singly or together, immediately following such transaction or series of transactions, own all or substantially all of the assets of the Corporation as constituted immediately prior to such transaction or series of transactions, or (2) with respect to any Award subject to Section 409A of the Code, unless the applicable event also constitutes a change in the ownership or effective control of the Corporation or in the ownership of a substantial portion of the assets of the Corporation under Section 409A(a)(2)(A)(v) of the Code.

I.“Code” means the Internal Revenue Code of 1986, as amended from time to time, including any rules and regulations promulgated thereunder, along with Treasury and IRS interpretations thereof. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection

J.“Common Stock” means the common stock, par value $.06 per share, of the Corporation or any security into which such shares of Common Stock may be changed by reason of any transaction or event of the type referred to in Section 13 of the Plan.

K.“Compensation Committee” means the Compensation Committee of the Board, or any other committee of the Board or subcommittee thereof authorized to administer this Plan in accordance with Section 12 of the Plan.

L.“Corporation” means Gentex Corporation, a Michigan corporation, and its successors.

M.“Date of Grant” means the date as of which an Award is determined to be effective and designated in a resolution by the Board, the Compensation Committee, or an Authorized Officer and is granted pursuant to the Plan. The Date of Grant shall not be earlier than the date of the resolution and action therein by the Board, the Compensation Committee, or an Authorized Officer.

N.“Director” means a member of the Board.

O.“Effective Date” means May 21, 2026, provided that the Plan is approved by the shareholders of the Corporation. If shareholder approval is not obtained as of the Effective Date, the Plan shall not become effective and the 2019 Omnibus Incentive Plan shall remain in place.

P.“Employee” means any employee of the Corporation or of any Subsidiary.

Q.“Employer” means the Corporation or any successor thereto or a Subsidiary.

R.“Evidence of Award” means an agreement, certificate, resolution or other written evidence, whether or not in electronic form, that sets forth the terms and conditions of an Award. Each Evidence of Award shall be subject to this Plan and shall contain such terms and provisions, not inconsistent with this Plan, as the Compensation Committee or an Authorized Officer may approve. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Corporation and, unless determined otherwise by the Compensation Committee, need not be signed by a representative of the Corporation or a Participant.

S.“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder. Reference to any section or subsection of the Exchange Act includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

T.“Executive Officer” means an officer of the Corporation who is subject to the liability provisions of Section 16 of the Exchange Act.

U.“Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of the Plan that is not granted in tandem with an Option Right.

V.“Good Reason” shall have the meaning assigned such term in the employment agreement, if any, between a Participant and an Employer and, in the absence of such an agreement, the meaning specified in the applicable Evidence of Award.

W.“Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code.

X.“Market Value per Share” means, as of any particular date the closing sale price of the Common Stock as reported on the NASDAQ Global Select Market or, if not listed on such exchange, on any other national securities exchange on which the Common Stock is listed. If the Common Stock is not traded as of any given date, the Market Value per Share means the closing price for the Common Stock on the principal exchange on which the Common Stock is traded for the immediately preceding date on which the Common Stock was traded. If there is no regular public trading market for such Common Stock, the Market Value per Share of the Common Stock shall be the fair market value of the Common Stock as determined in good faith by the Board. The Board is authorized to adopt another fair market value pricing method, provided such method is stated in the Evidence of Award, and, to the extent an Award is subject to Section 409A of the Code, such method complies with the fair market value pricing rules set forth in Section 409A of the Code.

Y.“Non-Employee Director” means a member of the Board who is not an Employee.

Z.“Non-Qualified Options” means Option Rights that are not intended to qualify as “incentive stock options” under Section 422 of the Code.

AA.“Optionee” means the Participant named in an Evidence of Award evidencing an outstanding Option Right.

BB. “Option Price” means the purchase price payable on exercise of an Option Right.

CC. “Option Right” means the right to purchase shares of Common Stock upon exercise of a Non-Qualified Option or an Incentive Stock Option granted pursuant to Section 4 of the Plan.

DD. “Other Award” means an Award granted pursuant to Section 9 of the Plan.

EE. “Participant” means a person who is selected by the Board, the Compensation Committee or an Authorized Officer to receive benefits under this Plan and who is at the time an Employee or a Non-Employee Director.

FF. “Performance Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares or Performance Units or, when so determined by the Board, the Compensation Committee, or an Authorized Officer, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Other Awards or dividend credits pursuant to the Plan. Performance Objectives may be described in terms of Corporation-wide objectives or objectives that are related to the performance of a joint venture, Subsidiary, business unit, division, department, business segment, region or function and/or that are related to the performance of the individual Participant. The Performance Objectives may be made relative to the performance of other companies or an index covering multiple companies. The Performance Objectives applicable to any Award can be based on specified levels of or growth in any appropriately determined Performance Objective.

With respect to any grant under the Plan, if the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Corporation, or the manner in which it conducts its business, or other events or circumstances render the Performance Objectives unsuitable, the Compensation Committee may in its discretion modify such Performance Objectives or the related minimum acceptable level or levels of achievement, in whole or in part, as the Compensation Committee deems appropriate and equitable.

GG. “Performance Period” means, in respect of a Performance Share or Performance Unit, a period of time established pursuant to Section 8 of the Plan within which the Performance Objectives relating to such Performance Share or Performance Unit are to be achieved.

HH. “Performance Share” means a bookkeeping entry that records the equivalent of one share of Common Stock awarded pursuant to Section 8 of the Plan.

II. “Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of the Plan that records a unit equivalent to $1.00 or such other value as is determined by the Compensation Committee.

JJ. “Person” means shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Corporation or any director or indirect subsidiary thereof, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any direct or indirect subsidiary thereof, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation.

KK. “Plan” means this Gentex Corporation 2026 Omnibus Incentive Plan, as it may be amended from time to time.

LL. “Prior Plans” means the Gentex Corporation 2019 Omnibus Incentive Plan and all Prior Plans as defined therein.

MM. “Restricted Stock” means shares of Common Stock granted pursuant to Section 6 of the Plan.

NN. “Restricted Stock Unit” means an award granted pursuant to Section 7 of the Plan of the right to receive shares of Common Stock or cash at the end of the Restriction Period.

OO. “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of the Plan.

PP. “Spread” means the excess of the Market Value per Share on the date when an (i) Option Right is exercised over the Option Price, or (ii) Appreciation Right is exercised over the Option Price or Base Price provided for in the related Option Right or Free-Standing Appreciation Right, respectively.

QQ. “Subsidiary” means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Corporation, except that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means a “subsidiary corporation” within the meaning of Section 424(f) of the Code.

RR. “Substitute Awards” means Awards that are granted in assumption of, or in substitution or exchange for, outstanding awards previously granted by an entity acquired directly or indirectly by the Corporation or with which the Corporation directly or indirectly combines.

SS. “Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of the Plan that is granted in tandem with an Option Right.

TT. “Ten Percent Shareholder” means any Participant who owns more than 10%) of the combined voting power of all classes of stock of the Corporation, within the meaning of Section 422 of the Code.

UU. “Termination Date,” for purposes of the Plan, except as may be otherwise prescribed by the Compensation Committee or an Authorized Officer in an Evidence of Award, means with respect to any Employee, the date on which the Employee ceases to be employed by an Employer.

3.SHARES SUBJECT TO THE PLAN

A. Maximum Shares Available Under Plan.
i.Subject to adjustment as provided in Section 13 of the Plan, the maximum aggregate number of shares of Common Stock that may be issued or delivered under the Plan is 30,000,000 shares of Common Stock (“Available Common Shares”). Performance Shares, Restricted Stock, or any other Awards granted with a per share price of less than 100% of the Market Value per Share as determined for such Awards (“Full Value Awards”) shall be counted against the Available Common Shares as 3.06 shares for every one share of Common Stock subject thereto. Option Rights and Appreciation Rights granted with a per share price of at least 100% of the Market Value per Share as determined for such Award shall be counted against the Available Common Shares as one share for every one share of Common Stock subject thereto. From and after the Effective Date, no new grants shall be made under the Prior Plans, but outstanding grants made under the Prior Plans will remain subject to the terms and conditions of the Prior Plans. Any Award that by its terms can be settled only in cash shall not count against the number of shares of Common Stock available for award under the Plan.
ii.In addition to the shares of Common Stock authorized in Section 3.A.i. of the Plan, if and to the extent any (A) Option Right, Appreciation Right or other Award granted pursuant to this Plan terminates, expires or is forfeited without having been exercised or settled in full, or (B) Award granted pursuant to this Plan that may be settled in either cash or shares of Common Stock is settled in cash, then the underlying shares of Common Stock, including Full Value Awards counted as such, again shall be available for grant under this Plan and credited toward the Plan limit as set forth in Section 3.A.i. of the Plan.

iii.Shares of Common Stock that are tendered, whether by physical delivery or by attestation, to the Corporation by a Participant or withheld from the Award by the Corporation as full or partial payment of the exercise price of any Award or in payment of any applicable withholding for Federal, state, city, local or foreign taxes incurred in connection with the exercise, vesting or earning of any Award under the Plan will not become available for future grants under the Plan. With respect to an Appreciation Right, when such Appreciation Right is exercised and settled in shares of Common Stock, the shares of Common Stock subject to such Appreciation Right shall be counted against the shares of Common Stock available for issuance under the Plan as one share of Common Stock for every one share of Common Stock subject thereto, regardless of the number of shares of Common Stock used to settle the Appreciation Right upon exercise.

B.Life-of-Plan Limits. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment pursuant to Section 13 of the Plan, the aggregate number of shares of Common Stock actually issued or transferred by the Corporation upon the exercise of Incentive Stock Options shall not exceed 2,000,000.

C.Individual Participant Limits. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment pursuant to Section 13 of the Plan:

i.During any Performance Period no Participant shall be granted Option Rights or Appreciation Rights or Other Awards with rights which are substantially similar to Option Rights or Appreciation Rights, in the aggregate, for more than 1,000,000 shares of Common Stock;
ii.For grants of performance-based Awards, during any Performance Period no Participant shall be granted Restricted Stock, Restricted Stock Units or stock-denominated Performance Shares or Other Awards with rights which are substantially similar to Performance Shares, in the aggregate, for more than 1,000,000 shares of Common Stock;

iii.For grants of performance-based Awards, during any Performance Period no Participant shall be granted Performance Units or cash-denominated Other Awards with rights which are substantially similar to Performance Units pursuant to which the Participant can receive, in the aggregate, more than $10,000,000; and

iv.During any calendar year no Participant who is a Non-Employee Director shall be granted overall compensation (inclusive of cash compensation) in excess of $500,000.
D. Substitute Awards. Any Substitute Awards granted by the Corporation shall not reduce the shares of Common Stock available for Awards under the Plan.

4.OPTION RIGHTS

A.The Board, the Compensation Committee or, in accordance with Section 12.D. of the Plan, an Authorized Officer, may, from time to time and upon such terms and conditions as it or the Authorized Officer may determine, grant Option Rights to Participants. Option Rights granted under this Plan may be (i) Incentive Stock Options, (ii) Non-Qualified Options, or (iii) combinations of the foregoing. Incentive Stock Options may be granted only to Participants who at the time of grant meet the definition of “employee” under Section 3401(c) of the Code in respect of the Corporation or a Subsidiary.

B.Each Option Right will be memorialized by an Evidence of Award that shall specify:

i.the number of shares of Common Stock to which it pertains, subject to the limitations set forth in Section 3 of the Plan;

ii.the Option Price per share of Common Stock, which may not be less than the Market Value Per Share on the Date of Grant (provided, however, that in the case of the grant of an Incentive Stock Option to a Ten Percent Shareholder the Option Price shall not be less than 110 percent of the Market Value Per Share on the Date of Grant);

iii.whether the Option Price will be payable (A) in cash or by check or by wire transfer of immediately available funds, (B) by the actual or constructive transfer to the Corporation of whole shares of Common Stock owned by the Optionee (or other consideration authorized pursuant to the Plan) having a value at the time of exercise equal to the total Option Price, (C) by means of a broker-assisted cashless exercise, (D) by the withholding of shares of Common Stock from delivery with a value equal to some portion or all of the Option Price, (E) by a combination of such methods of payment, or (F) by such other methods as may be approved by the Compensation Committee;

iv.the conditions for the Option Rights or installments thereof to become exercisable (including without limitation the attainment of Performance Objectives) and the periods for which they will remain exercisable; and

v.such other terms as the Compensation Committee or Authorized Officer may approve, including without limitation provisions under which some portion or all of the Option Right or proceeds attributable thereto may be subject to recoupment in circumstances of Optionee conduct deemed detrimental to the Corporation or its Affiliates.

C.Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

D.Except as provided in Section 11, each Award of Option Rights granted under this Plan shall provide for a minimum vesting period of twelve (12) months from the Date of Grant.

E.Any grant of Option Rights may provide for the earlier exercise of such Option Rights or other modifications in the event of specified terminations of the Optionee’s employment or service, a Change in Control, an unforeseeable emergency, the grant of a Substitute Award or other special circumstances.

F.Except as provided in an Evidence of Award, in the event of a Participant's termination of employment or service, any Option Rights that have not vested as of the Participant's Termination Date will be cancelled and immediately forfeited, without further action on the part of the Corporation or the Compensation Committee, and the Participant will have no further rights in respect of such Option Rights.

G.The exercise of an Option Right will result in the cancellation on a share-for-share basis of any related Tandem Appreciation Right authorized under Section 5 of the Plan.

H.No Option Right will be exercisable more than ten (10) years from the Date of Grant (five (5) years in the case of the grant of an Incentive Stock Option to Participant who is a Ten Percent Shareholder on the Date of Grant).

I.Except as provided in an Evidence of Award, in the event of an Optionee’s termination of employment or service, any Option Rights that have not vested as of the Optionee’s Termination Date will be cancelled and immediately forfeited, without further action on the part of the Corporation or the Compensation Committee, and the Optionee will have no further rights in respect of such Option Rights.

J.In no event may any Option Right be repurchased or cancelled in exchange for cash or other consideration at a time when the Option Price exceeds the Market Value Per Share subject to such Option Right.

5.APPRECIATION RIGHTS

A.The Board, the Compensation Committee or, in accordance with Section 12.D. of the Plan, an Authorized Officer, may grant (i) to any Optionee, Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, Free-Standing Appreciation Rights.

B.A Tandem Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Corporation an amount determined by the Compensation Committee or an Authorized Officer, which will be expressed as a percentage of the Spread on the related Option Right (not exceeding 100%) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option.

C.A Free-Standing Appreciation Right will be a right of the Participant to receive from the Corporation an amount determined by the Compensation Committee or an Authorized Officer, which will be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise.

D.Each Appreciation Right will be memorialized by an Evidence of Award that shall specify:

i.the number of shares of Common Stock to which it pertains, subject to the limitations set forth in Section 3 of the Plan;

ii.the percentage of the Spread (not exceeding 100%) payable at the time of exercise and whether such amount shall be paid by the Corporation in cash, in shares of Common Stock or in any combination thereof (and whether such form may be determined in the discretion of the Compensation Committee or Authorized Officer or Participant);

iii.the conditions for the Appreciation Rights or installments thereof to become exercisable (including without limitation the attainment of Performance Objectives) and the periods for which they will remain exercisable; and

iv.such other terms as the Compensation Committee or Authorized Officer may approve, including without limitation provisions under which some portion or all of the Appreciation Right or proceeds attributable thereto may be subject to recoupment in circumstances of Participant conduct deemed detrimental to the Corporation or its Affiliates.

E.Except as provided in Section 11, each Award of Appreciation Rights granted under this Plan shall provide for a minimum vesting period of twelve (12) months from the Date of Grant.

F.Any grant of Appreciation Rights may provide for the earlier exercise of such Appreciation Rights or other modifications in the event of specified terminations of the Participant’s employment or service, a Change in Control, an unforeseeable emergency, the grant of a Substitute Award or other special circumstances.

G.Except as provided in an Evidence of Award, in the event of a Participant’s termination of employment or service, any Appreciation Rights that have not vested as of the Participant’s Termination Date will be cancelled and immediately forfeited, without further action on the part of the Corporation or the Compensation Committee, and the Participant will have no further rights in respect of such Appreciation Rights.

H.Any grant of Tandem Appreciation Rights will provide that such Tandem Appreciation Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation. Successive grants of Tandem Appreciation Rights may be made to the same Participant regardless of whether any Tandem Appreciation Rights previously granted to the Participant remain unexercised. In the case of a Tandem Appreciation Right granted in relation to an Incentive Stock Option to an employee who is a Ten Percent Shareholder on the Date of Grant, the amount payable with respect to each Tandem Appreciation Right shall be equal in value to the applicable percentage of the excess, if any, of the Market Value Per Share on the exercise date over the Base Price of the Tandem Appreciation Right, which Base Price shall not be less than 110% of the Market Value Per Share on the date the Tandem Appreciation Right is granted.

I.Regarding Free-Standing Appreciation Rights only:

i.Each grant will specify in respect of each Free-Standing Appreciation Right a Base Price, which may not be less than the Market Value Per Share on the Date of Grant;

ii.Successive grants may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised; and

iii.No Free-Standing Appreciation Right granted under this Plan may be exercised more than ten (10) years from the Date of Grant.

J.In no event may any Appreciation Right be repurchased or cancelled in exchange for cash or other consideration at a time when the Base Price exceeds the Market Value Per Share subject to such Appreciation Right.

6.RESTRICTED STOCK

A.The Board, the Compensation Committee or, in accordance with Section 12.D. of the Plan, an Authorized Officer, may grant Restricted Stock to Participants.

B.Each such grant will constitute an immediate transfer of the ownership of shares of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to in Section 22. Notwithstanding the foregoing, if permitted by the applicable Evidence of Award, the Participant may elect to defer receipt of an Award of Restricted Stock by executing a Restricted Stock Unit Deferral Agreement in the form provided by the Board or the Compensation Committee, which shall automatically convert the Restricted Stock to a corresponding number of Restricted Stock Units pursuant to Section 7 of the Plan. If so converted, the Restricted Stock Units shall remain subject to any vesting schedule applicable to the initial Award of Restricted Stock.

C.Each grant of Restricted Stock will be memorialized by an Evidence of Award that shall specify:

i.the number of shares of Common Stock to which it pertains, subject to the limitations set forth in Section 3 of the Plan;

ii.any restrictions on transfer and forfeitability provisions applicable to the Restricted Stock (which restrictions may include, without limitation, subjecting the Restricted Stock to a substantial risk of forfeiture in the hands of any transferee);

iii.the conditions under which restrictions on transfer and forfeitability provisions shall lapse, including without limitation upon the attainment of Performance Objectives; and

iv.such other terms as the Compensation Committee or Authorized Officer may approve, including without limitation provisions under which some portion or all of the Restricted Stock or proceeds attributable thereto may be subject to recoupment in circumstances of Participant conduct deemed detrimental to the Corporation or its Affiliates.

D.Except as provided in Section 11, each Award of Restricted Stock granted under this Plan shall provide for a minimum vesting period of twelve (12) months from the Date of Grant.

E.Any grant of Restricted Stock may provide for the earlier lapse of restrictions or other modifications in the event of specified terminations of the Participant’s employment or service, a

Change in Control, an unforeseeable emergency, the grant of a Substitute Award or other special circumstances.

F.Except as provided in an Evidence of Award, in the event of a Participant’s termination of employment or service, any Restricted Stock that has not yet become free of restrictions will be immediately forfeited to the Corporation, without further action on the part of the Corporation or the Compensation Committee, and the Participant will have no further rights in respect of such Restricted Stock.

G.Any grant of Restricted Stock may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in additional shares of Restricted Stock (which may be subject to the same restrictions as the underlying Award) or be paid in cash on a deferred or contingent basis, subject to Section 22.

H.Unless otherwise directed by the Compensation Committee, (i) all certificates representing shares of Restricted Stock will be held in custody by the Corporation until all restrictions thereon have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares of Common Stock, or (ii) all uncertificated shares of Restricted Stock will be held at the Corporation’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such shares of Restricted Stock.

7.RESTRICTED STOCK UNITS

A.The Board, the Compensation Committee or, in accordance with Section 12.D. of the Plan, an Authorized Officer, may grant Restricted Stock Units to Participants. Each such grant of Restricted Stock Units will constitute the agreement by the Corporation to deliver shares of Common Stock or cash to the Participant in the future in consideration of the performance of services.

B.Each grant of Restricted Stock Units will be memorialized by an Evidence of Award that shall specify:

i.the number of shares of Common Stock to which it pertains, subject to the limitations set forth in Section 3 of the Plan;

ii.the conditions for the Restricted Stock Units or installments thereof to vest (including without limitation the attainment of Performance Objectives);

iii.whether payment thereunder shall be made in Common Stock, cash or any combination thereof (and whether such form may be determined in the discretion of the Compensation Committee or Authorized Officer or Participant) and the time or times at which such amounts shall be payable; and

iv.such other terms as the Compensation Committee or Authorized Officer may approve, including without limitation provisions under which some portion or all of the Restricted Stock Units or proceeds attributable thereto may be subject to recoupment in circumstances of Participant conduct deemed detrimental to the Corporation or its Affiliates.

C.During the Restriction Period, the Participant will have none of the rights of a shareholder of any shares of Common Stock with respect to such Restricted Stock Units, but the Compensation Committee or Authorized Officer may authorize the payment of dividend equivalents on such

Restricted Stock Units on either a current, deferred or contingent basis, either in cash or in additional shares of Common Stock, subject to Section 22.

D.Except as provided in Section 11, each Award of Restricted Stock Units granted under this Plan shall provide for a minimum vesting period of twelve (12) months from the Date of Grant.

E.Any grant of Restricted Stock Units may provide for the earlier lapse of restrictions or other modifications in the event of specified terminations of the Participant’s employment or service, a Change in Control, an unforeseeable emergency, the grant of a Substitute Award or other special circumstances.

F.Except as provided in an Evidence of Award, in the event of a Participant’s termination of employment or service, any Restricted Stock Unit that has not yet become vested will be immediately forfeited to the Corporation, without further action on the part of the Corporation or the Compensation Committee, and the Participant will have no further rights in respect of such Restricted Stock Units.

G.If a Participant holds Restricted Stock Units due to the conversion of an Award of Restricted Stock pursuant to a Restricted Stock Unit Deferral Agreement, as set forth in Section 6.B., then notwithstanding Section 7.B.iii., the time or times at which payment shall be made shall be as set forth in the Restricted Stock Unit Deferral Agreement.

8.PERFORMANCE SHARES AND PERFORMANCE UNITS.
A.The Board, the Compensation Committee or, in accordance with Section 12.D. of the Plan, an Authorized Officer, may grant Performance Shares and Performance Units that will become payable to a Participant upon achievement of specified Performance Objectives during the Performance Period.

B.Each grant of Performance Shares or Performance Units will be memorialized by an Evidence of Award that shall specify:

i.the number of units or shares of Common Stock to which it pertains, subject to the limitations set forth in Section 3 of the Plan, which number may be subject to adjustment to reflect changes in compensation or other factors;

ii.the conditions for the Performance Shares or Performance Units or installments thereof to vest;

iii.whether payment under Performance Shares or Performance Units shall be made in Common Stock, cash or any combination thereof (and whether such form may be determined in the discretion of the Compensation Committee or Authorized Officer or Participant) and the time or times at which such amounts shall be payable; and

iv.such other terms as the Compensation Committee or Authorized Officer may approve, including without limitation provisions under which some portion or all of the Performance Shares or Performance Units or proceeds attributable thereto may be subject to recoupment in circumstances of Participant conduct deemed detrimental to the Corporation or its Affiliates.

C.Except as provided in Section 11, each Award of Performance Shares or Performance Units granted under this Plan shall provide for a minimum vesting period of twelve (12) months from the Date of Grant.

D.Any grant of Performance Shares or Performance Units may provide for the earlier lapse of restrictions or other modifications in the event of specified terminations of the Participant’s employment or service, a Change in Control, an unforeseeable emergency, the grant of a Substitute Award or other special circumstances.

E.Except as provided in an Evidence of Award, in the event of a Participant’s termination of employment or service, any Performance Share or Performance Unit that has not yet become vested will be immediately forfeited to the Corporation, without further action on the part of the Corporation or the Compensation Committee, and the Participant will have no further rights in respect of such Performance Shares or Performance Units.

F.During the Performance Period, the Participant will have none of the rights of a shareholder of any shares of Common Stock with respect to Performance Shares, but the Compensation Committee or Authorized Officer may authorize the payment of dividend equivalents on Performance Shares on either a current, deferred or contingent basis, either in cash or in additional shares of Common Stock, subject to Section 22.

9.OTHER AWARDS.

A.The Board, the Compensation Committee or, in accordance with Section 12.D. of the Plan, an Authorized Officer, may, subject to limitations under applicable law, rule, or regulation applicable to the Corporation, authorize grants to any Participant other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to (i) shares of Common Stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, awards with value and payment contingent upon performance of the Corporation or specified Subsidiaries, Affiliates or other business units thereof or any other factors designated by the Compensation Committee or Authorized Officer, and awards valued by reference to the book value of shares of Common Stock or the value of securities of, or the performance of specified Subsidiaries or Affiliates or other business units of, the Corporation, (ii) cash, or (iii) any combination of the foregoing, including without limitation grants of cash or shares of Common Stock as a bonus or in lieu of obligations of the Corporation or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, all subject to such terms as shall be determined by the Compensation Committee or Authorized Officer.

B.Each grant of an Other Award will be memorialized by an Evidence of Award that shall specify:

i.the number of shares of Common Stock and/or the amount of cash to which it pertains, subject to the limitations set forth in Section 3 of the Plan;

ii.the conditions for the Other Award or installments thereof to vest (including without limitation the attainment of Performance Objectives);

iii.whether payment thereunder shall be made in Common Stock, cash or any combination thereof (and whether such form may be determined in the discretion of the Compensation Committee or Authorized Officer or Participant) and the time or times at which such amounts shall be payable; and

iv.such other terms as the Compensation Committee or Authorized Officer may approve, including without limitation provisions under which some portion or all of the Other

Award or proceeds attributable thereto may be subject to recoupment in circumstances of Participant conduct deemed detrimental to the Corporation or its Affiliates.

C.Except as provided in Section 11, each Other Award granted under this Plan shall provide for a minimum vesting period of twelve (12) months from the Date of Grant.

D.Any grant of an Other Award may provide for the earlier lapse of restrictions or other modifications in the event of specified terminations of the Participant’s employment or service, a Change in Control, an unforeseeable emergency, the grant of a Substitute Award or other special circumstances.

E.Except as provided in an Evidence of Award, in the event of a Participant’s termination of employment or service, any Other Award that has not yet become vested will be immediately forfeited to the Corporation, without further action on the part of the Corporation or the Compensation Committee, and the Participant will have no further rights in respect of such Other Award.
10.AWARDS TO NON-EMPLOYEE DIRECTORS. The Board may from time to time grant Awards to Non-Employee Directors upon the terms and conditions otherwise applicable to the grants of Awards under the Plan. If a Non-Employee Director subsequently becomes an employee of the Corporation or a Subsidiary while remaining a member of the Board, any Award held under this Plan by such individual at the time of such commencement of employment will not be affected thereby.

11.MINIMUM VESTING PERIOD. Awards covering in the aggregate not more than 5% of the shares of Common Stock available for issuance under the Plan shall not necessarily be subject to the restrictions set forth Section 4.D., 5.E., 6.D., 7.D., 8.C., or 9.C.

12.ADMINISTRATION OF THE PLAN.

A.This Plan will be administered by the Compensation Committee. The Board or the Compensation Committee, as applicable, may from time to time delegate all or any part of its authority under this Plan to any other committee of the Board or subcommittee thereof consisting exclusively of not less than two or more members of the Board, each of whom shall be a “non-employee director” within the meaning of Rule 16b-3 of the Securities and Exchange Commission promulgated under the Exchange Act, and an “independent director” within the meaning of the rules of the NASDAQ, as constituted from time to time. To the extent of any such delegation, references in this Plan to the Board or the Compensation Committee, as applicable, will be deemed to be references to such committee or subcommittee. A majority of the committee (or subcommittee) will constitute a quorum, and the action of the members of the committee (or subcommittee) present at any meeting at which a quorum is present, or acts unanimously approved in writing, will be the acts of the committee (or subcommittee).

B.The interpretation and construction by the Compensation Committee of any provision of the Plan or of any agreement, notification or document evidencing the grant of an Award, and any determination by the Compensation Committee pursuant to any provision of the Plan or of any such agreement, notification or document will be final and conclusive. No member of the Board will be liable for any such action or determination made in good faith.

C.To the extent permitted by applicable law but subject to Section 12.D. of the Plan, the Board or the Compensation Committee, as applicable, may, from time to time, delegate to one or more of its members or to one or more officers of the Corporation, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Board, the Compensation Committee or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Board, the Compensation Committee or such person may have under this Plan.

D.To the extent permitted by applicable law, rule, and regulation, the Compensation Committee may, by resolution, authorize one or more Executive Officers of the Corporation (each, an “Authorized Officer”), to do one or both of the following on the same basis as the Compensation Committee: (i) designate Participants to be recipients of Awards under this Plan and (ii) determine the size of any such Awards; provided, however, that (A) the Compensation Committee shall not delegate such responsibilities to any Executive Officer for Awards granted to a Participant who is an Executive Officer, a Director, or a more than 10% beneficial owner of any class of the Corporation’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act, and (B) the resolution providing for such authorization sets forth the total number of shares of Common Stock the Authorized Officer(s) may grant. The Authorized Officer(s) shall report periodically to the Compensation Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

13.ADJUSTMENTS. The Board shall make or provide for such adjustments in the numbers of shares of Common Stock covered by outstanding Option Rights, Appreciation Rights, Restricted Stock Units, Performance Shares, Performance Units and Other Awards, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, and in the kind of shares covered thereby, as is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Corporation, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event specified in this Section 13 of the Plan, the Compensation Committee, in its discretion, may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration (including cash), if any, as it may determine, in good faith, to be equitable in the circumstances and may require in connection therewith the surrender of all Awards so replaced. The Compensation Committee also shall make or provide for such adjustments in the numbers of shares specified in Section 3 of the Plan as is appropriate to reflect any transaction or event described in this Section 13.

14.CHANGE IN CONTROL.

A.Except as otherwise provided in an Evidence of Award or by the Compensation Committee at the Date of Grant, to the extent outstanding Awards granted under this Plan are not assumed, converted or replaced by the resulting entity or its direct or indirect parent in the event of a Change in Control, all outstanding Awards that may be exercised shall become fully exercisable, all restrictions with respect to outstanding Awards shall lapse and become vested and non-forfeitable, and any specified Performance Objectives with respect to outstanding Awards shall be deemed to be satisfied at target.

B.Except as otherwise provided in an Evidence of Award or by the Compensation Committee, to the extent outstanding Awards granted under this Plan are assumed, converted or replaced by the resulting entity or its direct or indirect parent in the event of a Change in Control, any outstanding Awards that are subject to Performance Objectives shall be converted by the resulting entity or its direct or indirect parent, as if target performance had been achieved as of the date of the Change in Control, and each Award of: (i) Performance Shares or Performance Units shall continue to vest during the remaining Performance Period, (ii) Restricted Stock shall remain subject to the otherwise applicable vesting conditions during the remaining vesting period, (iii) Restricted Stock Units shall remain subject to the otherwise applicable vesting conditions during the Restriction Period, and (iv) all other Awards shall remain subject to the otherwise applicable vesting conditions during the remaining vesting period, if any.

C.Except as otherwise provided in an Evidence of Award or by the Compensation Committee, to the extent outstanding Awards granted under this Plan are either assumed, converted or replaced by the resulting entity or its direct or indirect parent in the event of a Change in Control, if a Participant’s service is terminated without Cause by the Corporation, any of its Subsidiaries or the resulting entity or a Participant resigns his or her employment with an Employer for Good Reason, in either case, all outstanding Awards held by the Participant that may be exercised shall become fully exercisable and all restrictions with respect to outstanding Awards shall lapse and become vested and non-forfeitable.

D.Notwithstanding any other provision of the Plan, in the event of a Change in Control, the Board in its discretion, at or after the Date of Grant, may (i) provide for the cancellation of each outstanding and unexercised Option Right or Appreciation Right with an Option Price or Base Price, as applicable, less than the highest price per share of Common Stock paid for a share of Common Stock in the Change in Control (or, if less, the Market Value Per Share at the time of cancellation to the extent required to avoid imposition of a tax under Section 409A of the Code) (such amount the “Transaction Consideration”) in exchange for a cash payment to be made at the same time as payment is made to holders of Common Stock in connection with the Change in Control in an amount equal to the amount by which the Transaction Consideration exceeds the Option Price or Base Price, as applicable, multiplied by the number of shares of Common Stock granted under the Option Right or Appreciation Right, and (ii) provide for the cancellation of each outstanding and unexercised Option Right or Appreciation Right with an Option Price or Base Price, as applicable, equal to or more than the Transaction Consideration without any payment to the holder of such Option Right or Appreciation Right, as applicable.

E.Notwithstanding any provision of the Plan to the contrary, to the extent an Award constitutes a “deferral of compensation” for purposes of Section 409A of the Code, and such Award shall be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of a Change in Control and such Change in Control does not constitute a “change in the ownership or effective control” or a “change in the ownership or a substantial portion of the assets” of the Corporation within the meaning of Section 409A(a)(2)(A)(v) of the Code, then even though such Award may be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of the Change in Control or any other provision of the Plan, payment will be made, to the extent necessary to comply with the provisions of Section 409A of the Code, to the Participant on the earliest of: (i) the Participant’s “separation from service” with the Corporation (determined in accordance with Section 409A of the Code); provided, however, that if the Participant is a “specified employee” (within the meaning of Section 409A of the Code), the payment date shall be the date that is six (6) months after the date of the Participant’s separation from service with the Employer, (ii) the date payment otherwise would have been made in the absence of any provisions in this Plan to the contrary (provided such date is permissible under Section 409A of the Code), or (iii) the Participant’s death.

15.NON-U.S. PARTICIPANTS. In order to facilitate the making of any grant or combination of grants under this Plan, the Board or the Compensation Committee may provide for such special terms for awards to participants who are foreign nationals or who are employed by the Corporation or any Subsidiary outside of the United States of America or who provide services to the Corporation or any Subsidiary under an agreement with a foreign nation or agency, as the Board or the Compensation Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Compensation Committee may approve such supplements to or amendments, restatements or alternative versions of the Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Corporation may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of the Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Corporation.

16.TRANSFERABILITY.

A.Except as otherwise determined by the Board or the Compensation Committee pursuant to the provisions of Section 16.C. of the Plan, no Award or dividend equivalents paid with respect to Awards made under this Plan shall be transferable by the Participant except by will or the laws of descent and distribution, and may be otherwise transferred in a manner that protects the interest of the Corporation as the Board or the Compensation Committee may determine; provided, however, that if so determined by the Compensation Committee, each Participant may, in a manner established by the Board or the Compensation Committee, designate a beneficiary to exercise the rights of the Participant with respect to any Award upon the death of the Participant and to receive shares of Common Stock or other property issued upon such exercise.

B.The Compensation Committee or an Authorized Officer may specify at the Date of Grant that part or all of the shares of Common Stock that are (i) to be issued or transferred by the Corporation upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of the Plan, will be subject to further restrictions on transfer.

C.Notwithstanding Section 16.A. of the Plan, the Board or the Compensation Committee may determine that Awards (other than Incentive Stock Options) may be transferable by a Participant, without payment of consideration therefor by the transferee, only to any one or more family members (as defined in the General Instructions to Form S-8 under the Securities Act of 1933) of the Participant; provided, however, that (i) no such transfer shall be effective unless reasonable prior notice thereof is delivered to the Corporation and such transfer is thereafter effected in accordance with any terms and conditions that shall have been made applicable thereto by the Board or the Compensation Committee, and (ii) any such transferee shall be subject to the same terms and conditions hereunder as the Participant.

17. WITHHOLDING TAXES. To the extent that an Employer is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Employer for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Corporation for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Compensation Committee) may include relinquishment of a portion of such benefit or the delivery to the Corporation of other shares of Common Stock held by such Participant. If a Participant’s benefit is to be received in the form of shares of Common Stock, and such Participant fails to arrange for the payment of tax, the Corporation may withhold such shares of Common Stock having a value equal to the amount required to be withheld. In no event shall the Market Value Per Share of the shares of Common Stock to be withheld pursuant to this section to satisfy applicable withholding taxes in connection with the benefit exceed the maximum statutory withholding amount permitted that will not result in a negative accounting impact.

18.COMPLIANCE WITH SECTION 409A OF THE CODE. To the extent applicable, it is intended that this Plan and any grants made hereunder are exempt from Section 409A of the Code or are structured in a manner that would not cause a Participant to be subject to taxes and interest pursuant to Section 409A of the Code. This Plan and any grants made hereunder shall be administered in a manner consistent with this intent. It is intended that this amendment and restatement shall not result in a material modification of any Award for purposes of Section 409A of the Code or any regulation promulgated thereunder and this Plan shall be interpreted consistent with such intent.

19.EFFECTIVE DATE AND TERM OF THE PLAN. This Plan as amended and restated will only be effective as of the Effective Date, once the shareholders of the Corporation approve the Plan. No grant will be made under this Plan more than ten (10) years after the Effective Date. If shareholder approval for this Plan is not obtained, then this Plan shall not be effective and the Gentex Corporation 2019 Omnibus Incentive Plan shall continue in accordance with its terms. If approved by the shareholders of the Corporation, as of the Effective Date this Plan supersedes in its entirety the Gentex Corporation 2019 Omnibus Incentive Plan, except with respect to outstanding awards made under any Prior Plans, which will continue to be subject to such Prior Plans.

20.AMENDMENTS AND TERMINATION.

A.The Plan and any Award may be amended, suspended or terminated at any time by the Board, provided that no amendment shall be made without shareholder approval if such shareholder approval is required in order to comply with applicable law, rule, or regulation, including the rules of the NASDAQ or any other securities exchange on which Common Stock is traded or quoted. Except as otherwise provided in Section 14 of the Plan, no termination, suspension or amendment of the Plan or any Award shall adversely affect the right of any Participant with respect to any Award theretofore granted, as determined by the Compensation Committee, without such Participant’s written consent.

B.Notwithstanding Section 20.A of the Plan, the Corporation shall obtain shareholder approval for: (i) subject to Section 13 of the Plan, a reduction in the exercise price of an Award (or the cancellation and re-grant of an Award resulting in a lower exercise price); (ii) any amendment to materially expand the group of individuals eligible for Awards under the Plan; (iii) an increase to the maximum number of shares of Common Stock available for issuance under the Plan (other than adjustments in accordance with Section 13 of the Plan); or (iv) amendments that would materially increase the benefits accruing to Participants under this Plan.

21.SUBSTITUTE AWARDS FOR AWARDS GRANTED BY OTHER ENTITIES. Substitute awards may be granted under this Plan for grants or awards held by employees of a company or entity who become employees of the Corporation or a Subsidiary as a result of the acquisition, merger or consolidation of the employer company by or with the Corporation or a Subsidiary. Except as otherwise provided by applicable law and notwithstanding anything in the Plan to the contrary, the terms, provisions and benefits of the Substitute Awards so granted may vary from those set forth in or required or authorized by this Plan to such extent as the Compensation Committee at the time of the grant may deem appropriate to conform, in whole or part, to the terms, provisions and benefits of grants or awards in substitution for which they are granted.

22.DIVIDENDS AND DIVIDEND EQUIVALENTS. The Compensation Committee may provide the Participant as part of an Award with dividends or dividend equivalents, payable in cash, shares of Common Stock, other securities, other Awards, or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee, including, without limitation, payment directly to the Participant, withholding of such amounts by the Corporation subject to vesting of the Award, or reinvestment in additional shares of Common Stock or other Awards, provided, that no dividends or dividend equivalents shall be payable in respect of outstanding (i) Option Rights or Appreciation Rights or (ii) unearned Performance Shares or Performance Units or other unearned Awards subject to performance conditions (other than or in addition to the passage of time); provided, further, that dividend equivalents may be accumulated in respect of unearned Awards and paid as soon as administratively practicable, but no more than sixty (60) days, after such Awards are earned and become payable or distributable (and the right to any such accumulated dividends or dividend equivalents shall be forfeited upon the forfeiture of the Award to which such dividends or dividend equivalents relate).

23.GOVERNING LAW. This Plan and all grants and awards and actions taken thereunder shall be governed by and construed in accordance with the internal substantive laws of the State of Michigan, without regard to its conflicts of laws principles.

24.MISCELLANEOUS PROVISIONS.

A.The Corporation will not be required to issue any fractional shares of Common Stock pursuant to this Plan. The Board or the Compensation Committee may provide for the elimination of fractional shares or for the settlement of fractional shares in cash.

B.This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Corporation or any Subsidiary, nor will it interfere in any way with any right the Corporation or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

C.No Award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Compensation Committee, contrary to any law, rule or regulation of any duly constituted authority having jurisdiction over this Plan.

D.No Participant shall have any rights as a shareholder with respect to any shares of Common Stock subject to Awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares upon the stock records of the Corporation.

E.The Compensation Committee may condition the grant of any Award or combination of Awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Corporation or a Subsidiary to the Participant.

F.Except with respect to Option Rights and Appreciation Rights, the Compensation Committee may permit Participants to elect to defer the issuance of shares of Common Stock or the settlement of Awards in cash under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of the Plan. The Compensation Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts, subject to Section 22.

G.Any Award granted under the terms of the Plan may specify in the Evidence of Award that the Participant is subject to restrictive covenants including, but not limited to, covenants not to compete and covenants not to solicit, unless otherwise determined by the Compensation Committee.

H.Participants shall provide the Corporation with a completed, written election form setting forth the name and contact information of the person who will have beneficial ownership rights of Awards made to the Participant under this Plan upon the death of the Participant.

I.If any provision of the Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any Award under any law deemed applicable by the Board or the

Compensation Committee, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Board or the Compensation Committee, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

J.All Awards made pursuant to the Plan are subject to the Corporation’s Incentive-Based Compensation Recoupment Policy, as amended, and any successors thereto as may be in effect from time to time, as well as any forfeiture requirements under applicable laws, listing standards, or regulations.